UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

P.F. CHANG’S CHINA BISTRO, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share

(2)

Aggregate number of securities to which transaction applies:

22,065,640 (includes 737,592 shares issuable upon exercise of options with an exercise price of less than $51.50 and 44,500 restricted stock units)

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 21,283,548 shares of common stock multiplied by $51.50, plus (B) 737,592 options to acquire common stock with an exercise price below $51.50 multiplied by $51.50 minus the weighted average exercise price for such options of $38.95 per share, plus (C) 44,500 restricted stock units multiplied by $51.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction by 0.0001146.

(4) Proposed maximum aggregate value of the transaction: $1,107,651,252

(5) Total fee paid: $126,937

☐	Fee paid previously with preliminary materials:

☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid: $126,937

(2) Form, Schedule or Registration Statement No.: Schedule TO

(3) Filing Party: Wok Acquisition Corp., Wok Parent LLC, Wok Holdings Inc., Centerbridge Capital Partners II, L.P.

(4) Date Filed: May 15, 2012

EXPLANATORY NOTE REGARDING THE REASON FOR THE FILING OF THIS PRELIMINARY PROXY STATEMENT

P.F. Chang’s China Bistro, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Wok Parent LLC (“Parent”) and Wok Acquisition Corp. (“Purchaser”) on May 1, 2012 (the “merger agreement”). Pursuant to the merger agreement, on May 15, 2012, Purchaser commenced a cash tender offer (the “offer”) to purchase all of the issued and outstanding shares of common stock of the Company, par value $0.001 per share (the “Shares” or “shares of Company common stock”), at a price of $51.50 per Share, net to the holder in cash, without interest and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase, dated May 15, 2012. This preliminary proxy statement is being filed pursuant to Section 5.3(a) of the merger agreement.

As of the date of this preliminary proxy statement, the offer is still pending and is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on June 12, 2012, unless the offer is extended in accordance with the terms of the merger agreement or as otherwise required by applicable law. If, in accordance with the terms and subject to the conditions of the offer, Purchaser accepts for payment and pays for all Shares validly tendered and not withdrawn pursuant to the offer (and the offer is thereby consummated), Parent and Purchaser would own a majority of the Company’s outstanding Shares.

This preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed if the adoption of the merger by the Company’s stockholders is required by applicable law to consummate the merger, and promptly after the Company receives clearance from the SEC to do so. In such event, the Company will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of the holders of Shares to vote upon the merger and other transactions.

Depending on the outcome of the offer, certain information which appears in this preliminary proxy statement may no longer be relevant or material to the holders of Shares when considering whether and how to vote with respect to the proposal to adopt the merger agreement or the decision whether to exercise the right to demand appraisal of Shares held by them in accordance with Section 262 of the Delaware General Corporation Law. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the merger agreement, it becomes necessary to mail a proxy statement in definitive form to holders of Shares, we will update the disclosures in this preliminary proxy statement (as it may hereafter be amended from time to time) to reflect the outcome of the offer and as otherwise may be necessary.

The offer is being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase, dated May 15, 2012, and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Tender Offer Statement on Schedule TO initially filed with the U.S. Securities and Exchange Commission by Purchaser, Parent, Wok Holdings Inc. and Centerbridge Capital Partners II, L.P. on May 15, 2012 (the “Schedule TO”). This preliminary proxy statement has no effect on the offer, and you should refer to the Schedule TO for further information regarding the offer.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

P.F. CHANG’S CHINA BISTRO, INC.

7676 EAST PINNACLE PEAK ROAD

SCOTTSDALE, ARIZONA 85255

[—], 2012

Dear Stockholder:

On behalf of the board of directors of P.F. Chang’s China Bistro, Inc. (the “Company”), I cordially invite you to attend a special meeting of stockholders of the Company, to be held on [—], 2012 at [—] a.m. Arizona Time, at [—].

On May 1, 2012, the Company entered into a definitive merger agreement to be acquired by an affiliate of Centerbridge Capital Partners II, L.P., a private equity fund principally engaged in the business of making investments in securities. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $51.50 in cash, without interest, less any required withholding taxes, for each share of Company common stock owned by you (unless you have properly exercised your appraisal rights with respect to such shares).

After careful consideration, the Company’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

On behalf of the board of directors and management of the Company, we thank you for your support.

Best regards,

Richard L. Federico Chairman of the Board of Directors and Chief Executive Officer

The proxy statement is dated [—], 2012, and is first being mailed to our stockholders on or about [—], 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

P.F. CHANG’S CHINA BISTRO, INC.

7676 EAST PINNACLE PEAK ROAD

SCOTTSDALE, ARIZONA 85255

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held —, 2012

A special meeting of stockholders of P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”), will be held on [—], 2012 at [—] a.m. Arizona Time, at [—].

The meeting will be held for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 1, 2012, as it may be amended from time to time, by and among the Company, Wok Parent LLC, a Delaware limited liability company (“Parent”), and Wok Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Parent (the “merger agreement”). A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors.

The board of directors has fixed the close of business on [—], 2012 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you do not attend and vote your shares at the special meeting and you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After careful consideration, the Company’s board of directors has determined that the merger is advisable, fair to and in the best interests of the stockholders of the Company, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Company’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Richard L. Federico
Chairman of the Board of Directors and
Chief Executive Officer

Scottsdale, Arizona

[—], 2012

i

ii

This proxy statement and a proxy card are first being mailed on or about [—], 2012 to stockholders who owned shares of Company common stock as of the close of business on [—], 2012.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

•	Parties to the Merger (Page [—])

P.F. Chang’s China Bistro, Inc., or the Company, we, our, or us, is a Delaware corporation formed on January 31, 1996, and is headquartered in Scottsdale, Arizona. The Company owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended its brands to international markets, airport locations, and retail products all of which are operated under licensing agreements. The Company has also announced an agreement to acquire a majority equity ownership position in True Food Kitchen, a Fox Restaurant Concept specializing in healthy, locally sourced and globally inspired meals.

The Company’s principal executive offices are located at 7676 East Pinnacle Peak Road, Scottsdale, Arizona 85255, and its telephone number is (480) 888-3000.

Wok Acquisition Corp., or Purchaser, is a Delaware corporation and an indirect wholly-owned subsidiary of Parent that was formed by Parent solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Upon completion of the merger, Purchaser will cease to exist.

The business address for Purchaser is: c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, New York 10152, and its telephone number is (212) 672-5000.

Wok Parent LLC, or Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Parent is controlled by Centerbridge Capital Partners II, L.P., a Delaware limited partnership, which we sometimes refer to as Centerbridge. Centerbridge is a private equity fund principally engaged in the business of making investments in securities. Upon completion of the merger, the Company will be an indirect wholly-owned subsidiary of Parent.

The business address for Parent is: c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, New York 10152, and its telephone number is (212) 672-5000.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated May 1, 2012, as it may be amended from time to time, among the Company, Parent and Purchaser, as the merger agreement, and the merger of Purchaser with and into the Company, as the merger.

•	Tender Offer

On May 15, 2012, Purchaser commenced a tender offer, which we refer to as the offer, for all of the outstanding shares of Company common stock at a price of $51.50 per share, net to the seller in cash without interest and less any required withholding taxes. The offer contemplates that, after completion of the offer and the satisfaction or waiver of all conditions, we will merge with Purchaser and all outstanding shares of Company common stock, other than shares held by Parent, Purchaser or the Company or shares held by the Company’s stockholders who have and validly exercised appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $51.50 offer price per share, less any required withholding taxes (referred to herein as the “offer price”). The offer was commenced pursuant to the merger agreement.

Under the terms of the merger agreement, the parties agreed to complete the merger subject to certain conditions set forth in the merger agreement whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of stockholder approval of the adoption of the merger agreement that will be considered at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement in order to be able to consummate the merger regardless of the outcome of the offer. If the offer and the short form merger are completed, we will not need to solicit proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement in order to be able to consummate the merger.

We refer in this proxy statement to the offer and to terms of the merger agreement applicable to the offer, however, the offer is being made separately to the holders of shares of Company common stock and is not applicable to the special meeting.

•	The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], 2012 at [—] a.m. MST, at [—].

At the special meeting, holders of common stock of the Company, par value $0.001 per share, which we refer to as Company common stock, will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2012, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [—])

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon (the “Required Company Stockholder Vote”).

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding (1) shares issuable upon the exercise of options to purchase Company common stock, which we refer to as stock options, (2) shares issuable upon vesting of Company restricted stock units, which we refer to as restricted stock units, and (3) shares issuable upon vesting of Company performance-based restricted stock units, which we refer to as performance-based restricted stock units (collectively representing [—]% of the outstanding shares of Company common stock on the record date)). The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock (other than shares of Company common stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

•	The Merger (Page [—])

The merger agreement provides that Purchaser will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

•	Merger Consideration (Page [—])

In the merger, each outstanding share of Company common stock (except for certain shares owned by the Company, Parent or Purchaser, or any subsidiary of any of the Company or Parent, including Purchaser, and shares held by stockholders who have perfected their statutory dissenters rights of appraisal under Delaware law, which we refer to collectively as the excluded shares) will be converted into the right to receive $51.50 in cash, without interest, which amount we refer to as the per share merger consideration, less any required withholding taxes.

•	Recommendation of the Board of Directors; Reasons for the Merger (Page [—])

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, (i) approved the execution, delivery and performance of the offer, the merger, the merger agreement and the transactions contemplated by the merger agreement, (ii) determined that the terms of the offer, the merger, the merger agreement and the other transactions contemplated by the merger agreement were substantively and procedurally fair to and in the best interests of the Company and its stockholders, (iii) declared the offer, the merger and the merger agreement and the transactions contemplated by the merger agreement were advisable, (iv) recommended that the holders of Company common stock accept the offer, tender their shares of Company common stock to Purchaser pursuant to the offer and, to the extent applicable, adopt the merger agreement and approve the merger, (v) authorized and approved the top-up option (including the consideration to be paid upon exercise thereof) and the issuance of the top-up option shares thereunder, and (vi) authorized and approved the execution, delivery and effectiveness of the Merger Agreement and the other transactions contemplated thereby for purposes of Section 203 of the Delaware General Corporation Law, as amended, which we refer to as the DGCL.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate.

•	Goldman Financial Analyses and Opinion (Page [—])

Goldman, Sachs & Co. (“Goldman”) delivered its opinion to the committee that, as of May 1, 2012 and based upon and subject to the factors and assumptions set forth therein, the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman, dated May 1, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. Goldman provided its opinion for the information and assistance of the committee and the board of directors of the Company in connection with their respective consideration of the transactions contemplated by the merger agreement. The Goldman opinion is not a recommendation as to whether or not any holder of shares of Company common stock should tender such shares of Company common stock in connection with the offer or how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

•	Financing of the Merger (Page [—])

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and the related expenses, which, based upon the shares (and our other equity-based interests) outstanding as of May 4, 2012, would be approximately $1.1 billion; and

•	to the extent necessary, repay or refinance certain indebtedness of the Company at the closing of the merger;

will be funded through a combination of:

•	equity financing of up to a maximum of $580 million to be provided by Centerbridge;

•	a $350 million senior secured credit facility, comprised of a $280 million term loan facility and a $70 million revolving credit facility;

•

the issuance of senior unsecured notes yielding at least $300 million in gross cash proceeds (from (i) the issuance of senior notes or (ii) to the extent that some or all of such notes are not issued at or prior to the closing of the merger, a senior unsecured bridge loan facility); and

•	in certain circumstances as described in the merger agreement, unrestricted cash and cash equivalents or other sources of immediately available funds, in each case, of the Company.

Parent has obtained the equity commitment letter and the debt commitment letter described below, which we refer to collectively as the commitment letters. The funding under those commitment letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement or the transactions contemplated thereby. We believe the amounts committed under the commitment letters and the proceeds from the senior notes will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. If the merger agreement is terminated in the circumstances in which Purchaser does not receive the proceeds of the debt commitment letter, Parent may be obligated to pay the Company a fee of approximately $67.4 million, or the Parent Termination Fee, as described under “The Merger Agreement—Termination—Termination Fees and Expenses” beginning on page [—]. The obligation of Parent to pay the Parent Termination Fee is guaranteed by Centerbridge Capital Partners II, L.P. as discussed below.

Equity Financing (Page [—])

Parent has entered into a letter agreement, which we refer to as the equity commitment letter, with Centerbridge and Centerbridge Capital Partners SBS II, L.P., which we refer to as the Sponsors, dated May 1, 2012, pursuant to which the Sponsors have, subject to certain conditions, committed to purchase, or cause the purchase of, equity interests in or the contribution of equity to, Parent simultaneously with the earlier of the effective time of the merger or the closing of the offer, up to a maximum of $580 million in the aggregate, to fund the merger consideration or the aggregate offer price, as applicable, and repay certain indebtedness of the Company, if necessary.

The Sponsors’ obligations to fund the financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Parent’s and Purchaser’s obligations to consummate the transactions contemplated by the merger agreement, the funding of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Purchaser are required or permitted to accept from alternative sources pursuant to the merger agreement and the substantially contemporaneous closing of the merger.

Debt Financing (Page [—])

On May 15, 2012, Purchaser received an amended and restated debt commitment letter which we refer to as the debt commitment letter, from Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Barclays Bank PLC, which we refer to as the lenders. Pursuant to the debt commitment letter, the lenders have committed to provide an aggregate of $650 million in debt financing to Purchaser, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $280 million, (ii) a senior secured revolving credit facility with a maximum availability of $70 million and (iii) $300 million of senior unsecured bridge loans to the extent that some or all of the senior unsecured notes referred to in the next sentence are unable to be issued at or prior to the closing of the merger or such offering does not yield at least $300 million in gross cash proceeds. It is expected that at the closing of the merger, $300 million principal amount of senior unsecured notes will be issued pursuant to Rule 144A of the Securities Act of 1933, as amended, or the Securities Act, or another private placement exemption in lieu of the senior unsecured bridge loans.

The debt commitment letter is not subject to due diligence or a “market out” condition, which would allow lenders not to fund their commitments if the financial markets are materially adversely affected, but such financing may not be considered assured. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

•	Limited Guarantee (Page [—])

Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by Centerbridge in favor of the Company, dated May 1, 2012, Centerbridge has agreed to guarantee the obligation of Parent and Purchaser under the merger agreement to pay the Parent Termination Fee of approximately $67.4 million to the Company, and any collection costs associated therewith, if payable, in each case, if, as and when due, provided, however, in no case shall the liability of Centerbridge pursuant to the limited guarantee exceed $67.4 million plus the amount of such collection costs. See “The Merger Agreement—Termination—Termination Fees and Expenses” beginning on page [—].

•	Interests of Certain Persons in the Merger (Page [—])

Our directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include the acceleration and “cash-out” of certain equity and equity-based awards, certain severance benefits that may be payable upon termination following a change in control, the right to continued indemnification and insurance coverage by the surviving corporation after the merger.

•	Certain Material United States Federal Income Tax Consequences of the Merger (Page [—])

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax. You should read “The Merger—Certain Material United States Federal Income Tax Consequences of the Merger” beginning on page [—] for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

•	Regulatory Approvals and Notices (Page [—])

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until the Company files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, and the applicable waiting period has expired or been terminated. Parent filed such a notification and report form on May 8, 2012 and requested early termination of the waiting period. The Company filed such a notification and report form on May 8, 2012. The applicable waiting period will expire at 11:59 pm on May 23, 2012, unless extended or terminated early.

•	Litigation Relating to the Merger (Page [—])

On May 2, 2012, a putative shareholder class action complaint captioned Israni v. P.F. Chang’s China Bistro, Inc., et al. Case No. CV2012-007538 was filed in the Superior Court of the State of Arizona, County of Maricopa, seeking to enjoin the proposed acquisition of the Company by affiliates of Centerbridge Partners, L.P. The complaint names the Company, the board of directors and Centerbridge Partners, L.P. as defendants. The complaint alleges that the members of the board of directors breached their fiduciary duties to the Company’s stockholders by, among other things, agreeing to sell the Company to Centerbridge Partners, L.P. for an inadequate price and pursuant to an unfair process, and that the board of directors entered into the transaction to benefit themselves at the expense of the Company’s stockholders. The complaint also alleges that the Company and Centerbridge Partners, L.P. aided and abetted the alleged breaches of fiduciary duties by the board of directors. The complaint seeks injunctive relief, an award of attorneys’ and other fees and costs, in addition to other relief.

On May 11, 2012, two separate putative shareholder class action complaints were filed in the Superior Court of the State of Arizona, County of Maricopa, captioned Jeanty v. Kerrii B. Anderson, et al. Case No. CV2012-007825 and Macomb County Employees’ Retirement System v. P.F. Chang’s China Bistro, Inc., et al. Case No. CV2012-053012, seeking to enjoin the proposed acquisition of the Company by affiliates of Centerbridge Partners, L.P. The complaints name the Company, the board of directors, Centerbridge Partners, L.P., Parent and Purchaser as defendants. The complaints allege that the members of the board of directors breached their fiduciary duties to the Company’s stockholders by, among other things, agreeing to sell the Company to Centerbridge Partners, L.P. for an inadequate price and pursuant to an unfair process, and that the board of directors acted to put their personal interests ahead of the interests the Company’s stockholders. The complaints also allege that the Company, Centerbridge Partners, L.P., Parent and Purchaser aided and abetted the alleged breaches of fiduciary duties by the board of directors. The complaints seek injunctive relief, an award of attorneys’ and other fees and costs, in addition to other relief.

The Company believes the allegations in the complaints lack merit, and intends to vigorously defend the actions.

•	The Merger Agreement (Page [—])

Treatment of Company Common Stock, Stock Options, Stock Appreciation Rights, Restricted Stock Units and Restricted Cash Units (Page [—])

Common Stock. Pursuant to the merger agreement, at the effective time of the merger, or the effective time, each share of Company common stock issued and outstanding (other than shares owned by Parent or Purchaser, and shares of Company common stock held by stockholders who are entitled to and have properly demanded appraisal rights under Section 262 of the DGCL) will convert into the right to receive the per share merger consideration of $51.50 in cash, without interest, less any required withholding taxes. The treatment of Company common stock is further described under “The Merger Agreement—The Merger—Effect on Capital Stock” beginning on page [—].

Company Stock Options. Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, all unvested and outstanding stock options granted prior to calendar year 2012 (the “Pre-2012 Options”) will fully vest and become exercisable. To the extent not exercised prior to the effective time, then upon the effective time each Pre-2012 Option will be deemed to be exercised, canceled and converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the excess, if any, of the per share merger consideration over the exercise price per share of Company common stock previously subject to the Pre-2012 Option and the total number of shares deemed to be issued upon the deemed exercise of such Pre-2012 Option; provided, however, that if the exercise price per share of any such Pre-2012 Option is equal to or greater than the per share merger consideration, such Pre-2012 Option shall be canceled and terminated without any cash payment being made in respect thereof.

Pursuant to the merger agreement, on May 14, 2012, the Compensation and Executive Development Committee of the board of directors (the “Compensation Committee”) adopted resolutions providing that at the effective time, all stock options granted in calendar year 2012 (the “2012 Options”) outstanding and unexercised immediately prior to the effective time will, in accordance with and pursuant to the terms of the Company stock plans under which they were granted, be replaced with a cash incentive program, which cash incentive program will be assumed by Purchaser and Parent at and as of the effective time, as set forth in the merger agreement. Each 2012 Option shall be replaced with a right to receive an amount of cash, without interest thereon and less any required withholding taxes, equal to the product of the excess, if any, of the per share merger consideration over the exercise price per share previously subject to the 2012 Option and the total number of shares underlying such 2012 Option (determined in accordance with the terms of such 2012 Option).

The treatment of stock options is further described under “The Merger Agreement—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement—The Merger—Executive Compensation” beginning on page [—] and “The Merger Agreement—The Merger—Director Compensation” beginning on page [—].

Stock Appreciation Rights. Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, all unvested and outstanding stock appreciation rights that were granted under any Company stock plan (“SARs”) will fully vest and become exercisable. To the extent not exercised prior to the effective time, then upon the effective time each SAR will be deemed to be exercised, canceled and converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the excess, if any, of the per share merger consideration over the exercise price per share previously represented by the SAR and the total number of shares of Company common stock previously represented by such SAR; provided, however, that if the exercise price per share previously represented by any such SAR is equal to or greater than the per share merger consideration, such SAR shall be canceled and terminated without any cash payment being made in respect thereof. The treatment of SARs is further described under “The Merger Agreement—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement—The Merger—Executive Compensation” beginning on page [—] and “The Merger Agreement—The Merger—Director Compensation” beginning on page [—].

Restricted Stock Units. Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, each restricted stock unit granted prior to calendar year 2012 (the “Pre-2012 RSUs”) that is outstanding immediately prior to the effective time will fully vest immediately prior to, and then will be canceled at, the effective time in exchange for the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of shares of Company common stock subject to such canceled Pre-2012 RSU.

Pursuant to the merger agreement, on May 14, 2012, the Compensation Committee adopted resolutions providing that at the effective time, all restricted stock units granted in calendar year 2012 (the “2012 RSUs”) outstanding and unexercised immediately prior to the effective time will, in accordance with and pursuant to the terms of the Company stock plans under which they were granted, be replaced with a cash incentive program, which cash incentive program will be assumed by Purchaser and Parent at and as of the effective time, as set forth in the merger agreement. Each 2012 RSU shall be replaced with a right to receive an amount of cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of shares of Company common stock subject to such 2012 RSU (determined in accordance with the terms of such 2012 RSU).

The treatment of restricted stock units is further described under “The Merger Agreement—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement—The Merger—Executive Compensation” beginning on page [—] and “The Merger Agreement—The Merger—Director Compensation” beginning on page [—].

Performance-Based Restricted Stock Units. Pursuant to the merger agreement, on May 14, 2012, the Compensation Committee adopted resolutions providing that at the effective time, all performance-based restricted stock units that were granted under any Company stock plan outstanding and unexercised immediately prior to the effective time will, in accordance with and pursuant to the terms of the Company stock plans under which they were granted, be replaced with a cash incentive program, which cash incentive program will be assumed by Purchaser and Parent at and as of the effective time, as set forth in the merger agreement. Each performance-based restricted stock unit shall be replaced with a right to receive an amount of cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of shares of Company common stock subject to such performance-based restricted stock unit (determined in accordance with the terms of such performance-based restricted stock unit with the performance period ending as of the earlier of the offer closing and the closing of the merger. The treatment of performance-based restricted stock units is further described under “The Merger Agreement—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement—The Merger—Executive Compensation” beginning on page [—] and “The Merger Agreement—The Merger—Director Compensation” beginning on page [—].

Restricted Cash Units. Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, each restricted cash unit (“RCU”) granted under any Company stock plan prior to calendar year 2012 (the “Pre-2012 RCUs”) that is outstanding immediately prior to the effective time will fully vest immediately prior to, and then will be canceled at, the effective time in exchange for the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of cash units subject to such canceled Pre-2012 RCU.

Pursuant to the merger agreement, on May 14, 2012, the Compensation Committee adopted resolutions providing that at the effective time, all RCUs granted in calendar year 2012 (the “2012 RCUs”) outstanding and unexercised immediately prior to the effective time will, in accordance with and pursuant to the terms of the Company stock plans under which they were granted, be replaced with a cash incentive program, which cash incentive program will be assumed by Purchaser and Parent at and as of the effective time, as set forth in the merger agreement. Each 2012 RCU shall be replaced with a right to receive an amount of cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of cash units subject to such 2012 RCU (determined in accordance with the terms of such 2012 RCU).

The treatment of RCUs is further described under “The Merger Agreement—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement—The Merger—Executive Compensation” beginning on page [—] and “The Merger Agreement—The Merger—Director Compensation” beginning on page [—].

Go-Shop; Solicitation of Alternative Proposals (Page [—])

The terms of the merger agreement provide for a 30-day post-signing “go-shop” period during which Company may solicit alternative acquisition proposals and provide information, and, after such 30-day period, continue discussions and negotiations with certain persons, under certain circumstances, for an additional 15-day period. The terms of the merger agreement also contain customary no solicitation provisions that become effective after the expiration of the go-shop period, as well as termination provisions, which, in the view of the Committee, should not preclude third parties who do not participate during the “go-shop period” from making unsolicited “superior proposals” or preclude the Committee or the board of directors from changing its recommendation in connection with certain “intervening events”. If the Company terminates the merger agreement in order to accept a superior proposal, the Company is required to pay a termination fee of $36,528,000, except if the merger agreement is terminated by the Company prior to the expiration of the 30-day go-shop period in order to accept a superior proposal, then the termination fee will be $21,073,900.

See “Recommendation of the Board of Directors; Reasons for the Merger–Committee—Merger Agreement Terms (Solicitation of Alternative Proposals; Change of Recommendation)” and “The Merger Agreement—No Solicitation by the Company; Other Offers” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of each party to the merger agreement to effect the merger is subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the effective time of certain customary conditions, including the adoption of the merger agreement by our stockholders, expiration or termination of the waiting period under the HSR Act, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement, and the absence of legal or governmental restraints prohibiting the consummation of the merger. The obligation of Parent and Purchaser to consummate the merger is also subject to the absence of any material adverse effect with respect to the Company. See “The Merger Agreement—The Merger—Conditions to the Merger” beginning on page [—].

Termination (Page [—])

The merger agreement may be terminated at any time prior to the effective time, whether before or after the adoption of the merger agreement by our stockholders:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company if:

(i)

the merger is not consummated on or prior to October 31, 2012 (the “Outside Date”) (unless the Acceptance Time (as defined under “The Merger Agreement—The Offer”) occurred prior to the Outside Date), unless the failure of the Acceptance Time to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under the merger agreement;

(ii)

any final, non-appealable restraint is in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the shares of Company common stock pursuant to the offer or consummation of the merger;

(iii)

a Company stockholders meeting is duly convened and the Required Company Stockholder Vote (if required by applicable law) is not obtained at such stockholders meeting or at any adjournment or postponement thereof;

(c)	by Parent, upon written notice to the Company, if:

(i)	a Triggering Event (as defined under “The Merger Agreement—Termination”) occurred, except if (x) the Acceptance Time occurred or (y) the Required Company Stockholder Vote was obtained;

(ii)

there has been a breach of any covenant or inaccuracy of a representation or warranty by the Company that would if the offer has not been terminated result in certain offer conditions not being satisfied or if the offer has been terminated in accordance with the merger agreement, result in the failure of certain closing of the merger conditions, subject to certain cure rights by the Company, except that Parent does not have the right to terminate the merger agreement pursuant to this paragraph if (x) Purchaser or Parent is then in willful and material breach of certain covenants, agreements or representations and warranties, (y) the Acceptance Time occurred or (z) the Required Company Stockholder Vote was obtained;

(d)	by the Company, upon written notice to Parent, if:

(i)

(A) Purchaser failed to commence the offer in accordance with the merger agreement, (B) Purchaser terminates or makes any material change to the offer in violation of the terms of the merger agreement, or (C) (x) all the offer conditions (other than the financing proceeds condition) have been satisfied or waived as of the expiration of the offer, (y) the marketing period has ended and (z) Parent has failed to consummate the offer promptly thereafter and in any event within three (3) business days of the later of clause (x) and (y) above; provided, however, that the Company may not terminate the merger agreement pursuant to this paragraph if the Company is then in willful and material breach of any of its covenants or agreements under the merger agreement, the Acceptance Time has occurred or the Required Company Stockholder Vote was obtained;

(ii)

there has been breach of or any covenant or inaccuracy of a representation or warranty of Parent or Purchaser that would, if the offer has not been terminated in accordance with the merger agreement, have a material adverse effect on Purchaser or Parent or on the ability of Purchaser or Parent to consummate the offer or if the offer has been terminated in accordance with the merger agreement, result in the failure of certain of the closing of the merger conditions, subject to certain cure rights of Parent and Purchaser; provided, however, that the Company may not terminate the merger agreement pursuant to this paragraph if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement or (y) the Acceptance Time has occurred;

(iii)

at any time prior to the Acceptance Time, the board of directors authorizes the entry into a definitive acquisition agreement providing for (and in order to accept) a superior proposal and to, concurrently with such termination, enter into such acquisition agreement; provided, that as a condition to such termination, the Company is required to have paid the Company Termination Fee (as defined below) and entered into such acquisition agreement; or

(iv)

(a) all the conditions to the merger have been satisfied (other than the condition requiring Purchaser (or Parent on Purchaser’s behalf) to have accepted for payment and paid for all of the shares of Company common stock validly tendered and not withdrawn pursuant to the offer if the offer was terminated in accordance with the merger agreement), (b) Parent failed to consummate the merger by the time set forth in the merger agreement, (c) the Company has irrevocably confirmed to Parent in writing after the end of the marketing period that all mutual conditions to the merger and conditions to the Company’s obligation to close have been satisfied or that it is willing to waive any unsatisfied conditions and that it stands and will stand ready, willing and able to consummate the merger at such time, and (d) the Company gives Parent at least three business day notice prior to such termination.

See “The Merger Agreement—Termination” beginning on page [—].

Effect of Termination (Page [—])

If the merger agreement is terminated, the merger agreement will be of no force or effect with no liability to any person on the part of any party to the merger agreement (or any of its representatives or affiliates), subject to certain exceptions specified in the merger agreement, including, without limitation, the applicable remedies described in “The Merger Agreement—Termination—Termination Fees and Expenses” below and the Confidentiality Agreement and the Limited Guarantee, which will survive the termination of the merger agreement in accordance with their terms.

Termination Fees and Expenses (Page [—])

The merger agreement contemplates that certain termination fees and reimbursement of expenses will be made to Parent by the Company or by the Company to Parent under certain circumstances, as follows:

•

In the event that the merger agreement is terminated by Parent as described in paragraph (c)(i) under “Termination” above or by the Company as described in paragraph (d)(iii) under “Termination” above, the Company is required to pay to Parent the $36,528,000 (the “Company Termination Fee”), except that if the merger agreement is terminated as described in either such paragraph prior to May 31, 2012 (the “Go-Shop Period End Date”), the Company Termination Fee will be $21,073,900.

•

If (i) after May 1, 2012 but prior to the termination of the merger agreement in accordance with its terms, an Acquisition Proposal (as defined under “The Merger Agreement—No Solicitation by the Company; Other Offers”) has become publicly known and not withdrawn, (ii) thereafter the merger agreement is terminated (A) by Parent or the Company as described in paragraph (b)(i) under “Termination” above, (B) by Parent or the Company as described in paragraph (b)(iii) under “Termination” above or (C) by Parent as described in paragraph (c)(ii) under “Termination” above due to (x) a willful breach by the Company of any of its representations and warranties set forth in the merger agreement or (y) a breach by the Company of any of its covenants or agreements set forth in the merger agreement (unless the Company Termination Fee has already been paid as described in the terms thereof), and (iii) the Company enters into a definitive agreement with respect to or consummates an Acquisition Transaction within 12 months after such termination, then concurrently with consummating such transaction the Company is required to pay to Parent the Company Termination Fee (less the amount of expenses, if any, previously paid by the Company to Parent as described in the fourth bullet point in this paragraph) by wire transfer of same day funds on the date such transaction is consummated, except that all references to 20% in the definition of “Acquisition Transaction” will be deemed to be references to 50%.

•

In the event that the merger agreement is terminated by the Company as described in paragraphs (d)(i), (d)(ii) and (d)(iv) under “Termination” above, Parent is required to pay to the Company $67,436,400 (the “Parent Termination Fee”) (it being understood that (x) the Parent Termination Fee cannot be paid on more than one occasion and (y) that the Parent Termination Fee is required to be paid only if the merger agreement is terminated as described in clauses (d)(i), (d)(ii) and (d)(iv) under “Termination” above even if the financing proceeds condition has not been satisfied).

•

In the event that the merger agreement has been terminated by either Parent or the Company as described in paragraph (b)(iii) under “Termination” above, the Company is required to pay, following receipt of an invoice detailing Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Purchaser and their affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement as shown on invoices therefor, such fees and expenses shown on such invoices, except that in no event will the Company or any subsidiary of the Company have any obligation to pay more than $6,000,000 in the aggregate of such fees and expenses.

See “The Merger Agreement—Termination” beginning on page [—].

•	Market Price of Company Common Stock (Page [—])

The per share merger consideration of $51.50 per share of Company common stock:

•	represented a premium of 26.3% based on the April 27, 2012 closing price of $40.79 per share of Company common stock;

•

represented premia of 29.9%, 34.1%, 46.5% and 49.8%, respectively, based on the volume weighted average prices of the shares of Company common stock for the one-, three-, six- and twelve-month periods ended on April 27, 2012;

•	represented a premium of 22.7% based on the 52-week high closing market price of $41.96 per share of Company common stock; and

•	represented a premium of 93.6% based on the 52-week low closing market price of $26.60 per share of Company common stock.

•	Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

•	Delisting and Deregistration of Company Common Stock (Page [—])

If the merger is completed, the Company’s common stock will be delisted from the Nasdaq Global Select Market, or Nasdaq, and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents incorporated by reference or referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on the Company?

A.

The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Purchaser will merge with and into the Company. Upon completion of the merger, Purchaser will cease to exist and the Company will continue as the surviving corporation. As a result of the merger, the Company will become an indirect wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

Q:	Did Purchaser commence a tender offer for shares of Company common stock?

A:

Yes. On May 15, 2012, Purchaser commenced the offer for all of the outstanding shares of Company common stock at a price of $51.50 per share, net to the seller in cash without interest and less any required withholding taxes. The offer was commenced pursuant to the merger agreement.

Subject to the terms of the merger agreement, the parties agreed to complete the merger whether or not the offer is completed. If the offer is not completed, the parties agreed that the merger could only be completed after the receipt of stockholder approval of the adoption of the merger agreement that will be considered at the special meeting.

We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the merger agreement to be able to consummate the merger regardless of the outcome of the offer. Regardless of whether you tendered your shares of Company common stock in the offer, you may vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q.	What will I receive if the merger is completed?

A.

Upon completion of the merger, you will be entitled to receive the per share merger consideration of $51.50 in cash, without interest, less any required withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company common stock, you will receive $5,150 in cash in exchange for your shares of Company common stock, less any required withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	When do you expect the merger to be completed?

A.

We are working towards completing the merger as soon as possible. If the merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter.

Q.	When will I receive the cash payment for my shares of Company common stock?

A.

Assuming that you do not elect to exercise your appraisal rights, shortly after the effective time of the merger, Computershare Trust Company, N.A. will send to you a letter of transmittal with instructions regarding the surrender of your shares in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with any other required documentation to Computershare Trust Company, N.A., it will promptly pay the merger consideration owing to you, less any required withholding taxes.

Q.	What happens if the merger is not completed?

A.

If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Company common stock. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination—Termination Fees and Expenses” beginning on page [—].

Q.	Is the merger expected to be taxable to me?

A.

Yes. The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any required withholding taxes) and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the merger unless the United States Holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules.

Payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the merger, unless the holder certifies that it is not a United States person or otherwise establishes a valid exemption from backup withholding tax.

You should read “The Merger—Certain Material United States Federal Income Tax Consequences of the Merger” beginning on page [—] for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:

Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of Company common stock as of [—], 2012, or the record date. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to such matters.

Q.	When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held on [—], 2012 at [—] a.m. Arizona Time, at [—]. This proxy statement for the special meeting will be mailed to stockholders on or about [—], 2012.

Q.	Who may attend the special meeting?

A.

All stockholders of record at the close of business on [—], 2012, or the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company common stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the stockholders’ list be available for examination?

A.

A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [—], 2012 at the Company’s headquarters and will continue to be available through and during the meeting at [—].

Q.	Who may vote?

A.

You may vote if you owned Company common stock as of the close of business on the record date. Each share of Company common stock is entitled to one vote. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	The adoption of the merger agreement, which provides for the acquisition of the Company by Parent; and

•

The approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What are the voting recommendations of the Board of Directors?

A.

The board of directors recommends that you vote your shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How do I vote?

A.

If you are a stockholder of record (that is, if your shares of Company common stock are registered in your name with Computershare Trust Company, N.A., our transfer agent), there are four ways to vote:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement. If you vote by returning your proxy card by mail, your proxy card must be received by us before 11:59 p.m. Eastern Standard Time on [—], 2012.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Standard Time on [—], 2012. Telephone and Internet voting is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause votes to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to vote your shares of Company common stock by proxy. You may still vote your shares of Company common stock in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your previous vote by proxy will not be counted.

Q.	What if I hold my shares of Company common stock in “street name”?

A.

You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company common stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company common stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of MacKenzie Partners Inc. will count the votes and will serve as the independent inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.

It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company common stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at (303) 262-0678 or at the following address:

Computershare Trust Company, N.A.

P.O. Box 43070

Providence, RI 02940-3070

Q.	Will my shares of Company common stock be voted if I do not provide my proxy?

A.	If you are the stockholder of record and you do not vote or provide a proxy, your shares of Company common stock will not be voted.

If your shares of Company common stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under Nasdaq rules to vote shares of Company common stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes.

Q.	May stockholders ask questions at the special meeting?

A.	Yes. Our representatives will answer stockholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

Q.	How many votes must be present to hold the meeting?

A.

A majority of the outstanding shares of Company common stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares of Company common stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate. If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	How are votes counted?

A.

For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the proposal, but broker non-votes will not have an effect on the proposal.

Q.	Who will pay for this proxy solicitation?

A.

We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company common stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is the Company’s website address?

A.

Our corporate website address is www.pfcb.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investors-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department via telephone at (480) 888-3000, via email at investorrelations@pfcb.com or by sending a written request to P.F. Chang’s China Bistro, Inc., Investor Relations, 7676 East Pinnacle Peak Road, Scottsdale, Arizona, 85255.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.

The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company is paying the cost of soliciting these proxies. Upon request, we will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding these proxy materials to the beneficial owners of Company common shares. Our directors, officers and employees may solicit proxies in person or by telephone, mail, facsimile, email or otherwise, but they will not receive additional compensation for their services. We agreed to pay MacKenzie Partners Inc. a fee of approximately $10,000 for its services and to reimburse reasonable out of pocket expenses.

Q.	What do I need to do now?

A.

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. You will be sent a letter of transmittal promptly after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	I already sent my stock certificates to Computershare Trust Company, N.A. in connection with the offer. What do I need to do to get my merger consideration?

A.

If the offer has terminated, your stock certificates will be returned to you. If you tendered your shares by book-entry transfer into Computershare Trust Company, N.A.’s account at The Depository Trust Company (“DTC”) those shares will be credited to an account maintained at the DTC, promptly following the expiration or termination of the offer. If the merger agreement is adopted and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a new letter of transmittal with instructions informing you how to send in your stock certificates to Computershare Trust Company, N.A., the paying agent appointed by Parent. YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD. If the offer is consummated prior to the special meeting, you will receive payment in accordance with the documents you received in connection with the offer.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.

Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [—].

Q.	Who can help answer my other questions?

A.

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call [—] toll-free at [—].

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent annual and quarterly reports on Forms 10-K and 10-Q, respectively, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	uncertainties as to the timing of the closing of the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our annual report on Form 10-K for the fiscal year ended January 1, 2012, quarterly reports on Form 10-Q and current reports on Form 8-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

The Company

P.F. Chang’s China Bistro, Inc.

7676 East Pinnacle Peak Road

Scottsdale, Arizona 85255

(480) 888-3000

The Company is a Delaware corporation formed on January 31, 1996, and is headquartered in Scottsdale, Arizona. The Company owns and operates two restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, Chinese-inspired cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared pan-Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. In addition, the Company has extended its brands to international markets, airport locations, and retail products all of which are operated under licensing agreements. The Company has also announced an agreement to acquire a majority equity ownership position in True Food Kitchen, a Fox Restaurant Concept specializing in healthy, locally sourced and globally inspired meals. For more information about the Company, please visit our website at http://www.pfcb.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Company common stock is publicly traded on the Nasdaq Global Select Market under the symbol “PFCB”.

Purchaser

Wok Acquisition Corp.

c/o Centerbridge Capital Partners II, L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

(212) 672-5000

Wok Acquisition Corp., or Purchaser, is a Delaware corporation and an indirect wholly-owned subsidiary of Parent that was formed by Parent solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Upon completion of the merger, Purchaser will cease to exist.

Parent

Wok Parent LLC

c/o Centerbridge Capital Partners II, L.P.

375 Park Avenue, 12th Floor

New York, New York 10152

(212) 672-5000

Wok Parent LLC, or Parent, is a Delaware limited liability company that was formed solely for the purpose of acquiring the Company and has not engaged in any business except for activities related to its formation, completing the transactions contemplated by the merger agreement and arranging the related financing. Parent is controlled by Centerbridge. Centerbridge is a private equity fund principally engaged in the business of making investments in securities. Upon completion of the merger, the Company will be an indirect wholly-owned subsidiary of Parent.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2012, starting at [—] a.m., Arizona Time, at [—], or at any postponement or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2012 as the record date for the special meeting, and only holders of record of Company common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and a valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of Company common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under Nasdaq rules, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote FOR, AGAINST or ABSTAIN. For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

Telephone Voting: You may vote by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting: You may vote by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to vote your shares of Company common stock and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail: You may vote by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company common stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company common stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our General Counsel and Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call [—] toll-free at [—].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [—], 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. If the merger is approved at the stockholders meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter.

Rights of Stockholders Who Seek Appraisal

Stockholders that do not vote for the adoption of the merger agreement are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the right to receive $51.50 per share of Company common stock in cash, without interest and less any required withholding taxes. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call [—] toll-free at [—].

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Purchaser will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $51.50 in cash, less any required withholding taxes.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among the board of directors, a committee of the board of directors consisting of four outside directors (the “Committee”) or the representatives of the Company and other parties.

As part of its ongoing evaluation of the Company’s business, the board of directors, together with senior management, continually reviews and assesses opportunities to increase stockholder value to improve the Company’s operations and financial results and to achieve the Company’s long-term business plan. Periodically, prior to July 2011, the Company’s management team had informal conversations with representatives from various private equity firms, including Centerbridge Partners L.P. (“Centerbridge”), regarding the Company. None of these conversations proceeded beyond the informal stage. The Company’s management team and the board of directors also periodically met with representatives of investment banking firms to discuss their views on: (i) the restaurant industry; (ii) current market conditions; (iii) the Company’s market valuation relative to its key competitors; and (iv) utilizing the Company’s capital structure to increase stockholder value. At these meetings the representatives of the investment banks typically discussed current stockholder activism levels and the Company’s susceptibility to hostile offers.

In early July 2011, a representative from a private equity firm, referred to herein as Party A, left a voicemail message for Richard L. Federico, the Company’s Chief Executive Officer and Chairman of the board, requesting that Mr. Federico return his call at his convenience.

On July 18 and 19, 2011, the board of directors held a regularly scheduled board meeting, with representatives from the Company’s corporate counsel DLA Piper LLP (US) (“DLA”) in attendance. DLA was generally invited to attend all board of directors and board committee meetings. In addition to addressing routine matters, the board of directors focused on the Company’s operations and financial results through the second quarter of fiscal 2011. Similar to its competitors, the Company had experienced a downturn in its operations and financial results due to the adverse economic conditions in the United States during fiscal 2009 and 2010. Beginning in 2011, a number of the Company’s competitors started to recognize improved operations and financial results. Unlike these competitors, the Company’s operations and financial results through the second quarter of fiscal 2011 remained below its expectations and consensus analyst estimates. The Company’s management team and board of directors focused on potential operating changes and the implementation of new initiatives to improve the Company’s operations and financial results.

At this meeting, the board of directors invited representatives from Investment Bank A to make a presentation to board of directors. The representatives from Investment Bank A overviewed: (i) the restaurant industry; (ii) the Company’s market valuation relative to its key competitors; (iii) current market conditions; (iv) current stockholder activism levels; and (v) the Company’s susceptibility to stockholder activism and hostile attempts. Investment Bank A also discussed various actions the board of directors could consider to increase stockholder value by utilizing the Company’s capital structure. After the presentation, the representatives from Investment Bank A left the meeting. Mr. Federico then informed the board of directors regarding the message received from Party A. The board of directors then considered and authorized a number of actions intended to increase stockholder value, including: (i) approving a fixed quarterly dividend at $0.25 per share; (ii) authorizing management to explore options to increase the size of the Company’s credit facility; and (iii) authorizing management to continue to implement the Company’s publically announced stock repurchase program. At the conclusion of the meeting, the board of directors determined that it was not an appropriate time to consider a sale of the Company, and that it was in the best interests of the Company’s stockholders for the Company to focus on improving operations and implementing the Company’s long-term business plan.

Following the board meeting, Mr. Federico returned the call left by the representative of Party A, and informed Party A that the Company was not for sale at that time. The Company did not have any further communications with Party A until January 2012.

From time to time, representatives from Goldman periodically contacted the Company’s management in an attempt to arrange an opportunity to discuss Goldman’s advisory services and capabilities. In mid-2011, a representative of Goldman contacted Mr. Federico and eventually scheduled a meeting for the Goldman representative to visit the Company’s offices on August 23, 2011 to discuss, among other topics, the overall restaurant environment, the Company’s recent performance and the potential for stockholder activism in the sector. On July 27, 2011, the representative from Goldman sent Mr. Federico an email introducing him to Jason Mozingo, a representative of Centerbridge. This introduction was not as a result of any retention of Goldman by Centerbridge. Mr. Federico responded to the email that he would be willing to meet with Mr. Mozingo the next time he happened to be in Phoenix, Arizona.

On July 27, 2011, the Company issued a press release and held a conference call regarding its financial results through the second quarter of fiscal 2011. The reported financial results were below the Company’s expectations and consensus analyst estimates.

On August 9, 2011, DLA provided the board of directors with materials regarding: (i) the board of directors’ fiduciary duties; (ii) preparing for unsolicited offers; and (iii) the Company’s existing protections from stockholder activism and hostile attempts. The board of directors had requested DLA to provide these materials to the board of directors at its board meeting on July 18 and 19, 2011.

On August 15, 2011, Mr. Mozingo informed Mr. Federico that he would be in Arizona on August 24, 2011, and would like to meet with Mr. Federico. Mr. Federico responded that he would be willing to meet with Mr. Mozingo on that date.

On August 23, 2011, Mr. Federico and Mr. Mark Mumford, the Company’s Chief Financial Officer, had a meeting with representatives from Goldman at the Company’s offices in Scottsdale, Arizona. The representatives from Goldman provided background on Goldman’s capabilities and credentials in stockholder activism advisory services, particularly in the restaurant industry sector. The representatives from Goldman also discussed current market conditions and Goldman’s analysis of the Company’s position in the marketplace. Messrs. Federico and Mumford provided the representatives from Goldman with a general overview of the Company.

On August 24, 2011, Mr. Mozingo met with Messrs. Federico and Mumford at the Company’s offices. Mr. Mozingo provided an overview of Centerbridge, and discussed Centerbridge’s investments in the restaurant industry sector. Messrs. Federico and Mumford provided Mr. Mozingo with a general overview of the Company.

A few weeks later, Mr. Mozingo called Mr. Federico and informed him that after their meeting on August 24, 2011, Centerbridge had produced a report on the Company’s business. He then asked if he could share the report with Messrs. Federico and Mumford at no cost or obligation to the Company. Mr. Federico agreed.

On September 15, 2011, at the request of Investment Bank B, the Company had a meeting with representatives from Investment Bank B at the Company’s offices. The representatives from Investment Bank B provided background on the bank’s capabilities and market position. The representatives from Investment Bank B also discussed current market conditions and its analysis of the Company’s position in the marketplace. Messrs. Federico and Mumford provided the representatives from Investment Bank B with a general overview of the Company.

In early October 2011, the owner of a private restaurant company, referred to herein as Strategic A, contacted Mr. Mumford and invited Messrs. Federico and Mumford to a dinner meeting on October 5, 2011. At this dinner meeting, the owner of Strategic A indicated that Strategic A had recently acquired a significant stock position in the Company. He also indicated that Strategic A would be interested in exploring a potential business combination transaction with the Company. Following this dinner meeting, Mr. Federico sent a communication to the members of the board of directors regarding his meeting with Strategic A.

On October 17 and 18, 2011, the board of directors held a regularly scheduled meeting, with representatives of DLA in attendance. Similar to the board meeting held in July 2011, the board of directors focused on the Company’s operations and financial results, which continued to be below the Company’s expectations and consensus analyst estimates. At this board meeting, Mr. Federico discussed the meeting Mr. Mumford and he had with Strategic A. Representatives from DLA provided the board of directors with a presentation which included a discussion of (i) the board of directors’ fiduciary duties, (ii) preparing for unsolicited offers, and (iii) the Company’s existing protections from stockholder activism and hostile attempts. The board of directors then considered and authorized a number of actions intended to increase stockholder value, including: (i) approving the Company’s amended and restated credit facility, which increased the Company’s credit limit from $100 to $150 million, and (ii) authorizing a new $100 million stock repurchase program. The board of directors also discussed with the Company’s management the opportunity to exercise the conversion of the Company’s outstanding loans to True Food Kitchen (“True Food”) into a majority equity ownership interest in True Food. At the conclusion of the meeting, the board of directors determined that it was in the best interests of the Company’s stockholders for the Company to focus on improving operations and implementing the long-term business plan, rather than to actively explore a sale of the Company.

Following the board meeting, Mr. Federico sent an email to Strategic A to inform Strategic A that the Company was not for sale, and that the board of directors had determined that it was in the best interests of the Company’s stockholders for the Company to remain as a stand-alone entity, focus on improving its operations and pursue its long-term business plan. The Company did not have any further communication with Strategic A until March 2012.

On October 19, 2011, Messrs. Federico and Mumford met with Mr. Mozingo to discuss the results of the analysis Centerbridge presented to them. Mr. Federico also shared the results of the analysis Centerbridge presented to him and Mr. Mumford with the board of directors.

Mr. Mozingo and Mr. Federico were, from time to time, in communication with each other from the October 19, 2011 meeting through February 2012. Mr. Mozingo initiated these communications. During the communications, Mr. Mozingo would indicate that Centerbridge remained interested in the Company. Mr. Federico confirmed each time that the board of directors had determined that it was in the best interests of the Company’s stockholders for the Company to focus on improving operations and implementing the long-term business plan, rather than to pursue a sales transaction.

On October 27, 2011, the Company issued a press release and held a conference call announcing its financial performance through the third quarter of fiscal 2011. The Company’s financial results were below its expectations and below consensus analyst estimates.

The board of directors held a regularly scheduled board meeting on December 13, 2011. During this meeting, the Company’s management team updated the board of directors on the Company’s projected financial results for fiscal 2011. The board of directors discussed the initiatives the Company had recently implemented or planned to implement during fiscal 2012. The board of directors also discussed the True Food loan conversion possibility. At the conclusion of this meeting, the board of directors determined that while the Company had continued to miss its expectations and consensus analyst estimates, it was in the best interests of the Company’s stockholders for the Company to focus on improving operations and implementing the long-term business plan. The board of directors also determined that the Company’s management team should proceed with implementing the Company’s publicly announced stock repurchase program.

On January 12, 2012, the Company received an unsolicited joint indication of interest from Party A and another leading private equity firm, referred to herein as Party B. Party A/Party B expressed their interest in completing a transaction with the Company at a “substantial premium” to the Company’s then current trading price. Party A/Party B did not provide a specific stock value or otherwise indicate what they believed to be a substantial premium.

On January 17, 2012, Mr. Mumford received a telephone call from a representative of a registered investment advisor, referred to herein as Party C. The representative from Party C informed Mr. Mumford that his firm had submitted a notice of intent to nominate six directors for election at the Company’s annual meeting of stockholders scheduled for April 18, 2012 (the “Notice Letter”). The Company received the Notice Letter from Party C on January 18, 2012.

Following this call from Party C, Mr. Federico sent an email to the board of directors and scheduled a board meeting for the following day, January 18, 2012.

On January 18, 2012, the board of directors held a meeting to discuss the unsolicited joint indication of interest the Company had received from Party A/Party B, including their assertion that they could offer a substantial premium to the Company’s stockholders. The board of directors also discussed a potential proxy contest as a result of the Notice Letter submitted by Party C. Following this discussion, the board of directors determined that it was not an appropriate time to consider a sale of the Company, and that it was in the best interests of the Company’s stockholders for the Company to focus on improving operations and implementing the long-term business plan. Despite the board of directors’ conclusion, the board of directors believed it was prudent to establish a Committee consisting of four independent directors. The Committee was formed solely for the purpose of convenience, rather than due to any existing or potential conflict. The board of directors charged the Committee to (i) review and evaluate the terms and conditions of, and recommend to the board of directors the advisability of, any potential acquisition proposals the Company may receive and (ii) review, evaluate, prepare for and recommend the response to any challenge by any party or parties to the Company’s long-term business plan or capitalization, any attempts to change the composition of all or a portion of the board of directors by proxy solicitation or otherwise and any other attempts to acquire or influence control of the Company or the board of directors. To assist the Committee in fulfilling its responsibilities, the board of directors authorized the Committee to retain financial, legal and other advisors.

Immediately following the board meeting on January 18, 2012, the Committee held an organizational meeting with representatives from DLA in attendance. The Committee appointed Kerrii B. Anderson as Chair of the Committee. The Committee then discussed the retention of: (i) a financial advisor; (ii) a proxy solicitation firm; and (iii) a stockholder communications firm to assist the Committee in fulfilling its fiduciary duties. The Committee discussed which investment banking firms the members of the Committee had prior experience with at other companies on which they served as officers or directors. They discussed the importance of selecting an investment banking firm that could defend and guide the Company through a potential proxy contest. As the management and members of the board of directors had met with different investment banks over the last six months, they were able to view the credentials of different banks, specifically in the restaurant industry sector or had worked with these investment banks as officers and directors of other companies. The Committee also discussed DLA’s representation of the Committee. The Committee determined that since no conflict existed with respect to the Company, and DLA was familiar with the Company, it could appropriately rely on DLA and that retaining separate counsel was unnecessary. Following a discussion, the Committee instructed DLA to contact: (i) Goldman to see if Goldman would act as the Committee’s financial advisor; (ii) Mackenzie Partners, Inc. (“Mackenzie”) to see if Mackenzie would act as the Company’s proxy solicitation firm; and (iii) Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) to see if Joele Frank would act as the Company’s stockholder communications firm. The Committee also requested that DLA discuss with the Company’s management team the appropriate role of management in the process it was about to undertake, since any acquisition proposal will likely involve issues around the retention of management and that any proxy fight would likely involve an effort to change management. Based on that discussion, the Committee determined that the Company’s management team should not have any discussions (including discussions regarding future employment opportunities) with potential acquirers unless authorized by the Committee.

On January 20, 2012, the Committee held a telephonic meeting, with Messrs. Federico and Mumford and representatives from Goldman, DLA, Mackenzie and Joele Frank in attendance. The Committee then discussed the Notice Letter from Party C and the unsolicited joint indication of interest from Party A/Party B, including the proposed processes and timelines for responding to each of these matters. DLA reported on its discussion with the Company’s management team regarding the appropriate role of management. The Committee, the management team, and the advisors then discussed the Company’s long-term business plan. A discussion ensued regarding the assumptions contained in the long-term business plan. The Committee requested Messrs. Federico and Mumford provide the long-term business plan to the Committee and Goldman. Messrs. Federico and Mumford were then excused from the meeting and the Committee then met in executive session with its advisors regarding the long-term business plan. The Committee generally included Messrs. Federico and Mumford at the beginning of each Committee meeting as these individuals had the best information regarding the Company’s operations and financial results and the Company’s long-term business plan, including the assumptions therein. The Committee typically held an executive session during each of its meetings in which Messrs. Federico and Mumford did not participate and were asked to leave the meeting.

On January 23, 2012, the Company’s management team provided the long-term business plan to the Committee and Goldman.

On January 23, 2012, at the request of the Committee, DLA provided a written update to the full board of directors regarding the Committee’s activities since the January 18, 2012 board meeting.

On January 23, 2012, at the request of and under the direction of the Committee, Mr. Federico sent an email to Party A/Party B confirming the board of directors’ receipt of the joint indication of interest, and the board of directors’ intent to discuss the letter at its next regularly scheduled meeting in February.

On January 26, 2012, Party A/Party B acknowledged their receipt of Mr. Federico’s email from January 23, 2012. Party A/Party B requested that the board of directors consider the challenges facing the Company in attempting to improve its operations and financial results.

On January 26, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives from Goldman, DLA, Mackenzie and Joele Frank in attendance. The Committee and its advisors then discussed the potential proxy contest with Party C and the unsolicited joint indication of interest from Party A/Party B. Goldman then reviewed materials it had provided to the Committee prior to the meeting regarding its preliminary financial analysis of the Company and the Company’s preparedness for stockholder activism. The Committee then discussed the long-term business plan, including the assumptions made in the long-term business plan.

On January 27, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives of DLA in attendance. Messrs. Federico and Mumford discussed the long-term business plan and, in particular, the assumptions underlying the long-term business plan. Representatives of DLA reviewed the terms of the proposed Goldman engagement letter which was approved by the Committee, pending changes to the engagement letter discussed at the meeting. Specifically, Goldman was engaged as a financial advisor to assist the Committee in (i) preparing for potential acquisition proposals the Company may receive, any other attempts to acquire all or a portion of the stock or assets of the Company; (ii) any challenge by any party or parties to the Company’s business plan or capitalization; (iii) any attempts to change the composition of all or a portion of the board of directors by proxy or consent solicitation or otherwise; and (iv) preparing for any other attempts to acquire or influence control of the Company or the board of directors. The engagement letter also provided that in the event that the Company determines to undertake or pursue a sale of the Company, the Company would offer Goldman the right to act as exclusive financial advisor, provided that the Company and Goldman would be required to enter into an appropriate form of agreement containing customary terms and conditions, including customary fee provisions. The engagement letter also provided if the Company (in its sole discretion) determined that the fees requested by Goldman were not competitive, the Company had no obligation to retain Goldman.

In early February 2012, Mr. Mozingo corresponded with Mr. Federico to express Centerbridge’s continued interest in the Company’s initiatives. Messrs. Mozingo and Federico had a general discussion regarding the Company’s business and performance, but did not discuss any process for moving forward with a potential transaction.

On February 6, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives of DLA in attendance. Messrs. Federico and Mumford again discussed the long-term business plan, the Company’s performance against the plan and potential impediments to achieving the goals set forth in the plan. Representatives of DLA then reviewed the final terms of the proposed Goldman engagement letter, which was approved by the Committee.

On February 7, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives of Goldman and DLA in attendance. Goldman reviewed the materials it provided to the Committee prior to the meeting, including a situational overview and a preliminary financial analysis of the Company. The Committee and representatives of Goldman then engaged in a discussion regarding the Company’s long-term business plan, including the Committee’s views of the assumptions underlying the plan and the risks inherent in the Company’s ability to achieve the plan. Following this discussion, representatives of Goldman discussed potential strategic alternatives available to the Company to increase stockholder value. The representatives from Goldman then reviewed certain issues related to a sale of the Company. Following Goldman’s presentation, DLA reviewed the materials it provided to the Committee prior to the meeting.

After these presentations, the Committee met in an executive session with its advisors and without Messrs. Federico and Mumford. The Committee and its advisors discussed the communications from Party A/Party B and Party C, and the range of responses the Committee could recommend to the board of directors. The Committee also determined to recommend to the board of directors that the Company should continue to focus on preparing for its upcoming earnings release and conference call related to fiscal 2011 scheduled for February 16, 2012, and that a decision on how to respond to both the joint indication of interest from Party A/Party B and the Notice Letter from Party C should be made following the earnings release and conference call.

Before the start of the regularly scheduled board meeting on February 7, 2012, the board of directors held a meeting, and then met in executive session with only the outside directors, Messrs. Federico and Mumford and representatives from Goldman and DLA in attendance. The board of directors determined that only the outside directors should participate in this meeting because the board of directors had requested the Company’s management (including the employee directors) to focus on improving the Company’s operations and implementing the long-term business plan. Goldman and DLA reviewed the same materials they had previously provided to the Committee as outlined above. A discussion ensued regarding the Company’s long-term business plan. Following this discussion, the Chair of the Committee discussed the recommendations of the Committee as outlined above. The outside members of the board of directors adopted the Committee’s recommendations, including that the Company should continue to focus on preparing for its upcoming earnings release and conference call related to fiscal 2011 scheduled for February 16, 2012, and that a decision on how to respond to both the joint indication of interest from Party A/Party B and the Notice Letter from Party C should be made following the earnings release and conference call. The outside members of the board of directors also discussed and ratified the Goldman engagement letter. The engagement letter was signed on February 7, 2012.

The board of directors held its regularly scheduled board meeting on February 7 and 8, 2012, with representatives from DLA in attendance. The Company’s management discussed the Company’s financial results for fiscal 2011 and the Company’s 2012 operating plan. During this meeting, the board of directors discussed the benefits to stockholders of increasing the Company’s fixed quarterly dividend to $0.275 per share and increasing the Company’s stock repurchase program from $100 to $150 million in fiscal 2012. Following discussion, the board of directors approved both actions. The board of directors also considered and approved the Company’s conversion of its outstanding loans to True Food to a majority equity ownership position. The Company’s outside directors then met in executive session with Mr. Federico and representatives from DLA. A discussion ensued regarding the Company’s planned earnings release and conference call on February 16, 2012, the potential proxy contest with Party C and the joint expression of interest received by the Company from Party A/Party B.

On February 16, 2012, the Company reported its fourth quarter and full-year 2011 financial results, which were below its expectations and consensus analyst estimates. The Company also announced the board of directors’ approval of an increase to the fixed quarterly dividend to $0.275 per share, an increase in the Company’s stock repurchase program from $100 to $150 million in fiscal 2012, and the exercise of the True Food conversion. On the conference call, the Company’s management team discussed the initiatives the Company had implemented and planned to implement in fiscal 2012 to improve the Company’s operations and financial results. The market reacted positively to the Company’s earnings release and conference call.

On February 17, 2012, Party C left a message for Mr. Mumford requesting a conference call with the Company’s management to discuss its Notice Letter.

On February 20, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives of Goldman, DLA, Mackenzie and Joele Frank in attendance. The Committee discussed the market reaction to the Company’s earnings release and conference call, and the potential impact the positive market reaction would have on the potential proxy contest with Party C and the joint indication of interest from Party A/Party B. The Committee also discussed the potential for Party A/Party B to continue to offer a substantial premium to the Company’s stockholders given the positive movement in the Company’s stock price since the Company’s last communication with Party A/Party B.

Immediately following the Committee meeting, the board of directors held a meeting on February 20, 2012, with Mr. Mumford and representatives from Goldman, DLA, Mackenzie and Joele Frank in attendance. The Committee reported on its discussions regarding the potential impact the positive market reaction to the Company’s earnings release and conference call would have on the potential proxy contest with Party C and the joint indication of interest from Party A/Party B. The Committee also reported that it was unclear whether Party A/Party B could continue to offer a substantial premium to the Company’s stockholders given the positive movement in the Company’s stock price since the Company’s last communication with Party A/Party B. The Committee discussed the Company’s long-term business plan, and the assumptions underlying the long-term business plan, the Company’s performance, and ability to perform, against the plan. Following this discussion, the board of directors requested the Company’s management team to prepare a sensitivities analysis to the long-term business plan reflecting the board of directors’ decision to increase the quarterly dividend and to increase the size of the Company’s stock repurchase program in 2012. The board of directors also requested that the Company’s management team prepare a sensitivities analysis reflecting both upside and downside scenarios to the long-term business plan.

Later that day, Messrs. Federico and Mumford had a call with Party C. On this call Party C indicated that it owned between 1 and 2% of the Company’s outstanding stock. Party C then agreed to withdraw its Notice Letter if the Company would conduct a “Dutch Auction” to repurchase a significant number of shares and would consider adding one additional outside director with significant restaurant sector experience to its board of directors. Party C also requested an opportunity to interview the additional board of directors candidate prior to his or her election to the board of directors. Following the call, Mr. Federico sent a summary of the call to the Committee.

On February 22, 2012, at the direction of the Committee, Mr. Mumford called Party C to request a firm response regarding Party C’s current stock ownership.

On February 24, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives from Goldman and DLA in attendance. The Committee discussed the latest communications from Party C, including its request for the Company to complete a significant stock repurchase through a “Dutch Auction” process and to add an additional outside director acceptable to Party C. The Committee then discussed Party C’s potential stock ownership, and the ownership levels that would be considered influential by the Company’s institutional investors. The representatives from Goldman then discussed materials prepared by Goldman and provided to the Committee prior to the meeting, including potential responses the Company could take to Party C’s proposals and the sensitivities analyses prepared by management. The Committee then discussed the Company’s upside and downside potential reflected in the sensitivities analysis. The Committee then met in executive session with its advisors and without Messrs. Federico and Mumford to discuss the potential response to the joint indication of interest from Party A/Party B. The Committee discussed the potential issues associated with a public sale process, including management distraction, potential process delays and the valuation impact of a potential failed sale process. The Committee discussed with the advisors whether the board of directors could maintain that the Company was not for sale, but on an exploratory basis only ask Party A/Party B to quantify what it viewed as a “substantial premium,” especially considering the positive movement in the Company’s stock price since these parties first approached the Company in January 2012.

The Committee then discussed the appropriate process to ensure maximum stockholder value if Party A/Party B indicated that they still believed they could provide a substantial premium to the Company’s stockholders. The Committee discussed the interest in the Company previously expressed during fiscal 2011 by Centerbridge, including Centerbridge’s familiarity with the Company’s business and future upside potential as a result of the analysis Centerbridge had performed during fiscal 2011. The Committee discussed a process to obtain indications of interest from both Party A/Party B and Centerbridge, including concerns regarding confidentiality as the board of directors considered various alternatives for improving or maximizing long-term stockholder value since the board of directors maintained that the Company was not for sale at that time. Because the board of directors and management were continuing to operate under the long term business plan and no decision to sell the Company had been made, the Committee determined that any exploratory process needed to be confidential to avoid management and employee distraction and to protect relationships with the Company’s partners and vendors. The Committee discussed with its advisors a potential process, in which the interested parties would provide an indication of interest to the board of directors after receiving a copy of the Company’s long-term business plan and having an opportunity for a two hour due diligence call with management. The advisors discussed the measures that could be taken to ensure confidentiality, including the requirement for each of these groups to sign a Nondisclosure and Standstill Agreement.

The Committee then discussed with its advisors the process and timing for requesting indications of interest from other potentially interested parties. Members of the Committee discussed that Mr. Federico had previously mentioned another private equity firm during the board meeting of February 7, 2012, referred to herein as Party D, and the Committee requested that the advisors follow-up with Mr. Federico regarding the Company’s prior communications with Party D to determine whether Party D had expressed an interest in completing a transaction with the Company. The representatives from Goldman reported that in Goldman’s view only a limited number of strategic buyers likely would have both the financial ability and the strategic interest in potentially acquiring the

Company, given the Company’s size and business sector. A discussion ensued regarding Strategic A, and the prior discussions the owners of Strategic A had with management in October 2011 and Strategic A’s ownership interests in the Company. A discussion then ensued to determine whether the process could be structured to include additional parties at a later time. The representatives from Goldman then reported that Strategic A had not previously completed a transaction similar in size to a potential acquisition of the Company. The Committee discussed the competitive risks and potential confidentiality concerns with inviting indications of interest from potential strategic buyers, causing significant management distraction.

The Committee made the following determinations: (i) it was in the best interests of the Company’s stockholders for the Company to continue focusing on improving operations and implementing the long-term business plan, rather than put the Company up for sale; (ii) a public sale process would present significant risks to the long-term value of the Company, especially causing significant management distraction during this period when management was implementing a number of new initiatives in an effort to turn-around the Company’s performance; (iii) like any business plan, there are risks and uncertainties in the Company’s long-term business plan; (iv) Party A/Party B are two of the leading investors in the restaurant industry and based on their past experience and knowledge of the Company are in a unique position to understand and evaluate the potential upsides of the Company’s long-term business plan; (v) Centerbridge is also one of the leading investors in the restaurant industry, and is also in a unique position to understand and evaluate the potential upsides of the Company’s long-term business plan; and (vi) there are a number of significant competitive and confidentiality concerns involved in discussing the Company’s long-term business plan with potential strategic buyers, including Strategic A.

Based on these determinations, the Committee decided to recommend to the board of directors the following: (i) a member of the Committee should contact Party A/Party B to determine if these parties still believed they could provide a substantial premium to the Company’s stockholders and whether they would be interested in quantifying their valuation after receiving the Company’s long-term business plan and being allowed to conduct limited due diligence; (ii) if Party A/Party B indicated an interest in participating in this exploratory discussion, Goldman should contact Centerbridge to determine its interest in providing an indication of interest following its analysis of the long-term business plan; (iii) the advisors should discuss Party D’s prior interactions with the Company in order to assist the Committee in determining whether it should be invited into the same exploratory discussion; and (iv) no strategic buyers, including Strategic A, should be contacted at this time given competitive and confidentiality concerns.

Immediately following the meeting of the Committee, the board of directors held a meeting on February 24, 2012, and then reconvened in executive session with only the outside directors, Messrs. Federico and Mumford and representatives of Goldman and DLA in attendance. The Committee reported on recent communications from Party C, and its proposed response strategy. The representatives from Goldman then discussed the sensitivities analyses prepared by management. Following this presentation, the Committee presented its determinations and recommendations to the board of directors, as outlined above, which were approved by the outside members of the board of directors.

On February 27, 2012, as authorized by the board of directors, a Committee member informed Party A that the Company was not for sale and that board of directors continued to believe that it was in the best interests of the Company’s stockholders for the Company to focus on improving operations and implementing the long-term business plan. A member of the Committee also informed Party A that the board of directors believed the positive movement in the Company’s stock price since the Company’s earnings release and conference call on February 16, 2012 evidenced that the Company’s stockholders continued to support management and the Company’s long-term business plan. The Committee member then asked whether Party A believed that Party A/Party B could still offer a “substantial premium” based on the Company’s current stock price. If so, the Committee member informed Party A that the board of directors would be willing to provide Party A/Party B with an opportunity to review management’s long-term business plan and have a two hour telephone call with management to ask questions; provided that Party A/Party B first signed a Nondisclosure and Standstill

Agreement with the Company. Party A asked the Committee member if it could discuss this opportunity with Party B. Following the call, the Committee member provided an update to the Committee regarding his conversation with Party A.

On February 28, 2012, a representative from Party A sent an email message to the Committee stating that Party A/Party B believed that they still had the ability to offer a substantial premium to the Company’s stockholders and expressing an interest in receiving the long-term business plan for analysis.

On February 28, 2012, Messrs. Federico and Mumford had a conference call with representatives from Party C. On the call, Messrs. Federico and Mumford informed Party C that the board of directors continued to support the Company’s previously announced stock repurchase program, and did not believe that conducting a “Dutch Auction” would be in the best interests of the Company’s stockholders. Messrs. Federico and Mumford also informed Party C that the board of directors would consider adding another outside director to the board of directors, but any new candidate would be selected in accordance with the Company’s Corporate Governance Principles and Practices and Bylaws. They also informed Party C that the board of directors would not complete the process to identify a new outside director candidate prior to the annual meeting of stockholders scheduled for April 18, 2012. Following this call, on February 29, 2012, Party C informed Messrs. Federico and Mumford that Party C was formally withdrawing its Notice Letter nominating six directors.

On February 29, 2012, at the request of the Committee, Party A confirmed that Party A/Party B believed they still had the ability to offer a substantial premium to the Company’s stockholders. After this call, the Committee directed Goldman to send Party A/Party B the Company’s Nondisclosure and Standstill Agreement.

On February 29, 2012, at the request of the Committee Goldman also contacted Centerbridge and invited Centerbridge to participate in the exploratory discussions. Goldman explained to Centerbridge that the Company was not for sale, but the board of directors would allow Centerbridge to analyze the Company’s long-term business plan and hold a call with the Company’s management team to determine if Centerbridge could offer the Company’s stockholders a substantial premium. Goldman also explained the confidential nature of the exploratory discussions. Centerbridge expressed its interest in participating in the exploratory discussions on the terms outlined by the Committee. Following this call, Goldman sent Centerbridge the Company’s Nondisclosure and Standstill Agreement.

On March 2, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives from Goldman and DLA in attendance. Messrs. Federico and Mumford reviewed their discussions with Party C since the last meeting of the Committee, including Party C’s subsequent decision to withdraw its Notice Letter. The Committee then reported that Party A/Party B indicated that they could still offer a substantial premium to the Company’s stockholders. The representatives from Goldman then reported on their discussions with Centerbridge, including Centerbridge’s belief that they could offer a substantial premium to the Company’s stockholders. The representatives from Goldman indicated that both Centerbridge and Party A/Party B had been provided with the Company’s Nondisclosure and Standstill Agreement. Mr. Federico then reported that Party D had not previously indicated an interest in completing a transaction with the Company. As a result, the Committee determined that Party D should not be contacted at this time. The representatives from Goldman then reviewed their preliminary financial analyses of the Company that Goldman had prepared and provided to the Committee prior to the meeting. The representatives from Goldman also outlined the next steps in providing information to Party A/Party B and Centerbridge regarding the Company’s long-term business plan, and preparing for their calls with management. The Committee discussed the need to maintain strict confidentiality during the exploratory discussions. The Committee also discussed the potential disruptions and issues of conducting a broad sales process at this time including the distraction to the management team when it was attempting to turn-around the Company’s performance.

Following the Committee meeting, on March 2, 2012, a written update was provided to the board of directors regarding the status of the exploratory discussions and the Committee’s meeting and decisions.

On March 2, 2012, Centerbridge executed the Company’s Nondisclosure and Standstill Agreement. Thereafter, Goldman provided Centerbridge with a preliminary information package regarding the Company, which included the Company’s long-term business plan.

On March 5, 2012, Party A/Party B executed the Company’s Nondisclosure and Standstill Agreement. Thereafter, Goldman provided Party A/Party B with a preliminary information package regarding the Company, which included the Company’s long-term business plan.

On March 12, 2012, Centerbridge and Party A/Party B held separate due diligence calls with Messrs. Federico and Mumford. Representatives from Goldman and DLA attended the calls. Following these due diligence calls, at the request of the board of directors, Goldman requested that these groups provide the board of directors with an indication of interest reflecting their valuation of the Company, as well as any conditions or special terms they would require, in writing, by the close of business on March 16, 2012.

On March 16, 2012, both Centerbridge and Party A/Party B submitted non-binding indications of interest to acquire the Company. Centerbridge indicated a range of $51 to $53 per share. Party A/Party B indicated a range in the “mid-$40s” per share. In a subsequent call with Goldman, Party A/Party B stated that the board of directors should consider their indication of interest in the range of $44 to $46 per share.

On March 18, 2012, Goldman provided the Committee with a copy of the indications of interest received from Centerbridge and from Party A/Party B. Goldman also provided the Committee with a copy of the presentation materials Goldman planned to discuss at the Committee meeting scheduled for March 19, 2012.

On March 19, 2012, the Committee held a meeting, with Mr. Federico and representatives from Goldman and DLA in attendance. The representatives from Goldman began the meeting by summarizing the status of the exploratory discussions, including a summary of the indications of interest submitted by Centerbridge and by Party A/Party B. The representatives from Goldman then discussed their preliminary financial analysis of the Company, including financial analyses based on the sensitivities analysis prepared by management at the request of the board of directors. The Committee discussed the indications of interest compared to the Company’s long-term business plan, considering the sensitivities analysis.

The Committee then met in executive session with its advisors. The Committee then discussed potential next steps in the exploratory discussions, including different process structures that could be used to maximize stockholder value if the board of directors determined to move forward with the exploratory discussions to a potential sale of the Company. The Committee and its advisors discussed the potential trade offs regarding maintaining a confidential process versus a public auction process, including the distraction of management and the negative valuation impact of a failed process. The Committee then discussed the quality of the private equity firms providing the indications of interest, and how well these particular firms understood the Company’s business and potential upside. Based on the financial analysis, the Committee and its advisors discussed the indications of interest and how they related to where other private equity groups would likely value the Company. The Committee also considered the trade-offs of inviting other private equity groups to join the process, and whether any strategic buyers should be invited to join the process. The representatives from Goldman then discussed the limited number of potential strategic buyers that likely would have both the financial ability and strategic interest to complete a transaction with the Company. The Committee also discussed whether Strategic A should be invited to join the process given its stock ownership and the interest the owners of Strategic A had previously expressed in combining the two companies. The Committee determined to further reflect upon the discussion at the meeting and reconvene on March 22, 2012 to determine next steps.

On March 22, 2012, the Committee held a meeting, with representatives from Goldman and DLA in attendance. The representatives from Goldman discussed its preliminary financial analyses of the Company provided to the Committee prior to the meeting, information regarding potential strategic and private equity buyers, including their likely respective interests in and abilities to consummate a transaction with the Company, and possible transaction structures and related timelines. The Committee discussed the recent initiatives launched by the Company as part of its turn-around plan, and discussed the potential risks and benefits associated with these initiatives. After a discussion, the Committee expressed its confidence in management’s long-term business plan, and reaffirmed that it was not committed to selling the Company, but felt compelled to pursue the indications of interest because of potential premiums and the financial strength and reputations of the firms who submitted the indications of interest.

The Committee again discussed the need to maintain strict confidentiality, the time it would take to accomplish a transaction process, timing of the Company’s planned earnings release for first quarter of 2012 and the likely financial results for such period as estimated by management. The Committee then discussed whether the Company should consider actively soliciting bids from a larger group of strategic and private equity buyers, or, given concerns about timing, confidentiality and distraction to management, whether it would be more beneficial for the Company to consider bids from a smaller cross-section of strategic and private equity buyers and, in the event a decision to sell the Company was made, negotiate a “go-shop” provision in a merger agreement that would allow the Company to seek other bids during some period following execution of a merger agreement.

The Committee decided not to reach a final decision on whether it believed the Company should move the exploratory discussions forward. The Committee did determine that based on its assessment of the relevant facts and the advice of its advisors the following process characteristics would be in the best interests of the Company’s stockholders: (i) a confidential process would be better than a public auction process; (ii) a faster process would be better than a lengthy, drawn-out process; (iii) the process must be competitive and structured to obtain the best price for the Company’s stockholders; and, (iv) any agreement with a potential buyer should contain a “go-shop” provision and reasonable termination fees.

After this discussion, the representatives from Goldman discussed the potential next steps if the Committee and the board of directors determined to move the process forward, including the messages Goldman could deliver to each of the existing bidder groups. The Committee then discussed potentially inviting two additional strategic buyers into the process, including Strategic A and a large national, multi-chain brand in the Company’s market space, referred to herein as Strategic B, which the Committee considered the most likely interested strategic buyer. The Committee discussed the ability to maintain a confidential and timely process if strategic buyers were invited into the process, and the trade-offs of inviting the strategic buyers to join later in any process started by the Committee and the board of directors. Finally, the Committee considered the appropriate role of the Company’s management team in the process, and determined that it would continue to recommend that the Committee lead the process with any potential bidders, and that management would not be allowed to discuss any future roles with the potential bidders if and until after the board of directors had approved and the Company had signed a merger agreement with such party. After discussion, the Committee decided to reconvene on March 23, 2012, prior to the scheduled board meeting to determine next steps in the process for recommendation to the board of directors.

On March 23, 2012, the Committee held a meeting, with representatives from Goldman and DLA in attendance. The Committee and its advisors reviewed the information the Committee had considered at its prior meetings held on March 19 and 22, 2012, including the assumptions included in the company’s long-term business plan, the likely results of the Company’s first quarter as estimated by management, and the timing for the Company’s announcement of these results. After a discussion, the Committee reaffirmed its determination that the following process characteristics would be in the best interests of the Company’s stockholders: (i) a confidential process would be better than a public auction process; (ii) a faster process would be better than a lengthy, drawn-out process; (iii) the process must be competitive and structured to obtain the best price for the Company’s stockholders; and (iv) any agreement with a potential buyer should contain a “go-shop” provision and reasonable termination fees. The Committee then determined to recommend to the board of directors the following: (i) the board of directors should move the process forward with Centerbridge, (ii) the board of directors should indicate to Party A/Party B that they needed to increase their joint indication of interest to move forward in the process, and (iii) the board of directors should expand the process to include the most likely interested strategic buyers: Strategic A and Strategic B. In addition, the Committee reaffirmed its determination that the Company’s management should not play an active participatory role in the process, and should not discuss any future arrangements with a potential buyer unless and until the board of directors approved and the Company executed a merger agreement with a potential buyer.

On March 23, 2012, the board of directors held a meeting, with representatives from Goldman and DLA in attendance. The Chair of the Committee provided a report of the meetings held by the Committee, including a summary of the Committee’s determinations and recommendations to the board of directors. The representatives from Goldman then reviewed the preliminary financial analyses regarding the Company that Goldman had provided to the board of directors prior to the meeting. A discussion then ensued with the board of directors regarding the potential next steps in the process. The Committee discussed with the board of directors the need to maintain strict confidentiality, the time it would take to present a potentially acceptable deal to the board of directors, the Company’s likely first quarter results and the timing of the planned earnings release for first quarter of 2012. The Committee then reported on whether the Company should consider actively soliciting bids from a larger group of strategic and private equity buyers, or whether it would be more beneficial for the Company to consider bids from a smaller cross-section of strategic and private equity buyers and, in the event a decision to sell the Company was made, demand a “go-shop” provision in a merger agreement that would allow the Company to seek other bids during some period of time following execution of a merger agreement.

The board of directors discussed the indications of interest and the recommended process and related timing. The board of directors made clear that while it would continue the exploratory process as outlined by the Committee, the board of directors remained committed to management’s long-term business plan as the best means for achieving long-term stockholder value. After further discussion, the board of directors unanimously determined to accept the determinations and recommendations of the Committee as outlined above.

On March 26, 2012, the Committee began discussing the terms of engaging Goldman as the Company’s exclusive financial advisor in connection with a potential transaction involving the sale of the Company. The Committee viewed Goldman as the best investment bank to serve in this role as Goldman had performed at a high level under the terms of the February 7th engagement letter and as a result of that engagement had gained expertise on the Company’s operations, financial performance and long-term business plan. In addition, in accordance with the terms of the February 7th engagement letter, the Company was required to offer Goldman the opportunity to serve as the Company’s exclusive financial advisor, assuming the Company and Goldman could agree on the terms of Goldman’s engagement, including the fees requested by Goldman.

On March 27, 2012, as authorized by the board of directors, Goldman contacted Strategic A and Strategic B and invited them into the process. Goldman discussed the process with both parties, including the timeline required to get through the process. Both Strategic A and Strategic B expressed interest in participating in the exploratory discussions, and were provided with the Company’s Nondisclosure and Standstill Agreement. At the direction of the board of directors, Goldman also invited Centerbridge into the second stage of the process, and detailed the steps and timeline to submit a final bid for consideration by the board of directors. At the direction of the board of directors, Goldman also called Party A/Party B, and informed them that their bid was insufficient and that their bid would need to be “into the $50s” in order to be competitive. Party A/Party B asked for additional time to determine whether they would be willing to increase their indication of interest.

On March 28, 2012, Party A/Party B declined to participate further in the exploratory discussions, expressing their interest in the Company but concluding that they would not be able to extend their bid into the $50 plus range per share.

On March 29, 2012, Strategic B signed the Nondisclosure and Standstill Agreement.

On March 29, 2012, Goldman held a meeting with the Chief Financial Officer of Strategic A to discuss the process and timeline. During the meeting, Strategic A requested that Goldman ask the Company whether Strategic A could include a private equity firm, referred to herein as Party E, in preparing a joint indication of interest.

On March 29, 2012, the Company issued a press release announcing its intention to file its earnings release for the first quarter of fiscal 2012 and to host the related conference call on May 1, 2012.

On March 30, 2012, Goldman informed Strategic A that the Committee had authorized Strategic A to prepare a joint indication of interest with Party E, provided Party E executed a Nondisclosure and Standstill Agreement.

On March 30, 2012, at the direction of the Committee, Goldman provided Strategic B with a preliminary information package regarding the Company, which included the Company’s long-term business plan. Goldman also invited Strategic B to participate in a due diligence call with management to discuss the long-term business plan.

On April 3, 2012 Centerbridge visited the Company’s offices for a due diligence session with the Company’s management team. Representatives from Goldman attended the meeting.

On April 4, 2012, a written update was provided to the Committee on the status of the process, including a status update on each of the parties participating in the process.

On April 4, 2012, Centerbridge and its representatives were granted access to the Company’s data room.

On April 5, 2012, Strategic A/Party E each executed Nondisclosure and Standstill Agreements, and were provided the preliminary information package regarding the Company, including the Company’s long-term business plan. Strategic A/Party E also scheduled a meeting for April 13, 2012 with the Company’s management to discuss the long-term business plan.

On April 5, 2012, Strategic B notified Goldman that it was declining to further participate in the exploratory discussions, indicating that it could not get to a purchase price for the Company that would be attractive.

On April 9, 2012, the Committee received a written update regarding the status of the process, including the status of each of the parties participating in the process.

On April 10, 2012, Strategic A had a due diligence call with the Company’s management regarding the Company’s long-term business plan. Representatives from Goldman participated in the call.

On April 11 and 12, 2012, as authorized by the Committee, the Company held due diligence meetings with representatives of Centerbridge and Centerbridge’s financing sources and outside audit firm. Representatives from Goldman attended these meetings.

On April 16, 2012, Strategic A/Party E submitted a non-binding indication of interest to acquire the Company at $50 per share.

On April 17, 2012, the Committee held a meeting, with Mr. Federico and representatives from Goldman and DLA attending. The Committee met in executive session with Mr. Federico and the representatives from DLA. The representatives from DLA reviewed the terms of Goldman’s proposed engagement letter. The Committee discussed the steps that had been undertaken with Goldman at the request of the Committee to confirm that Goldman did not have a conflict of interest in light of its other business activities or other material interest that would impair its ability to advise the Committee or the board of directors. Following a discussion, the representatives of Goldman joined the meeting, the representatives from Goldman then informed the Committee that Goldman had reviewed the proposed engagement through a centralized process to determine, among other things, whether the proposed engagement presented a conflict of interest in light of Goldman’s other business activities. Representatives of Goldman then informed the Committee that, based on that review, Goldman had concluded that it had no conflict of interest that would prevent Goldman from representing the Committee or the board of directors with respect to the next phase of the exploratory process and a potential transaction resulting therefrom. Goldman also reported the following as of the time of its report:

•

Goldman’s internal records reflect that no specified member of the Goldman deal team assigned to the Company’s engagement owns any direct interest in the Company or specified third parties who participated in the exploratory process (collectively, the “Relevant Parties”). In addition, neither personnel in Goldman’s Investment Banking Division nor funds managed by its Merchant Banking Division (which divisions operate on the private side of Goldman’s ethical wall, as further described below) manages any direct interest in the specified Relevant Parties.

•

Goldman, like other full service banks and brokerage firms, has a Securities Division that operates on the public side of Goldman’s ethical wall, makes markets by acting either as an agent for buyers and sellers by executing their orders in the market or as a principal supplying liquidity directly to market participants. All market makers engage in risk management activities, such as hedging and managing inventory, in both cash and derivative instruments. As a result of these activities, Goldman, like other brokerage firms, may have positions in the equity, debt, loans, or derivatives of the Relevant Parties and these positions may change over time. In addition, Goldman, like many full service banks and brokerage firms, has an Investment Management Division that manages mutual funds, hedge funds, private equity funds and similar accounts. The Investment Management Division is managed as a separate business unit from the rest of Goldman with its own operating, control, compliance and risk management infrastructure. Stringent regulatory, informational, and operational barriers separate the Investment Management Division from the Investment Banking and Securities Divisions. Goldman’s portfolio managers generally have discretion over client assets, and owe fiduciary duties to their clients. Because of its asset management activities, Goldman, like other asset managers, may have or acquire and vote positions, investments or co-investments in the equity, debt, loans, or derivatives of the Relevant Parties and these positions may change over time. As is consistent with the practices of other full service banks and brokerage firms, asset managers’ accounts are, as a general matter, required to fulfill a fiduciary responsibility to their investors in making decisions to purchase, sell, hold or vote any instrument or take any other action, which in each case may relate to the Company’s potential transaction, and consequently, as a matter of law and firm policy, the Investment Banking Division does not influence or interfere with those decisions.

•

Goldman’s internal records regarding its investment banking relationship with the Relevant Parties reflect that in the past two years, the only publicly announced transactions in which Goldman’s Investment Banking Division has been involved on behalf of the Relevant Parties (including on behalf of any of their respective affiliates or portfolio companies) are as follows:

•	Centerbridge Partners: 3 transactions

•	Strategic A: No transactions

•	Party E: No transactions

•	Strategic B: 2 transactions

•	Party B: 56 transactions

•	Party A: 2 transactions

•

Goldman may be or may have been involved in other transactions on behalf of, or involving, the Relevant Parties or any of their respective affiliates or portfolio companies that have not been publicly disclosed and that Goldman is accordingly not permitted to disclose without consent from its client.

Notwithstanding the foregoing, such unannounced transactions do not change the foregoing conclusion that, in Goldman’s opinion, Goldman has no conflict of interest that prevents Goldman from representing the Committee or the board of directors with respect to the next phase of the exploratory process and a potential transaction resulting therefrom.

•	In the normal course of business, members of the Goldman team meet with a range of entities that operate in or invest in the restaurant sector.

•	Prior to the cessation of Goldman’s engagement by the Committee, Goldman will update its conflicts disclosure upon request of the Committee.

After a discussion, the Committee approved Goldman’s engagement letter. The representatives from Goldman then provided an update on the exploratory discussions, including a discussion of the indication of interest received from Strategic A/Party E. Following this update, the Committee discussed the timing of the Company’s planned announcement of its first quarter 2012 financial results. The Committee then discussed Strategic A’s/Party E’s ability to timely complete its due diligence and to submit a fully-financed offer. Following this discussion, the Committee determined to invite Strategic A/Party E to continue participating in the exploratory discussions. The representatives from DLA then discussed a proposed dual track deal structure for the merger agreement, in which the potential acquirer would file a tender offer for all of the Company’s shares and the Company would simultaneously file a proxy statement and prepare to hold a stockholder meeting to approve a merger in the event the tender offer was not successful. The representatives from DLA indicated that the dual-track acquisition structure could allow any potential merger to close sooner than a more typical “one-step” merger transaction, while also providing a higher degree of closing certainty than a typical “two-step” tender offer structure. The representatives from DLA then discussed the potential grant of a “top-up” option to the potential acquirer which would allow the potential acquirer to acquire shares from the Company in order to complete the tender offer. The Committee discussed the importance of structuring any potential transaction to provide deal closing certainty. The Committee executed the Goldman engagement letter after the Committee meeting.

On April 17 and 18, 2012, the board of directors held a regularly scheduled meeting, with representatives from DLA in attendance. At this meeting, Mr. Federico reported on the Company’s first quarter results and the reasons why the Company’s financial results were below the Company’s expectations and consensus analyst estimates. Mr. Federico then updated the board of directors on the initial results from the Company’s recent initiatives. He also discussed the Company’s long-term business plan, as well as the Company’s strategic plans to improve its operations and financial results. The Committee also updated the board of directors on events related to the exploratory discussions since the last board meeting. The Committee then discussed the Committee’s approval of Goldman’s engagement letter including the terms of the engagement letter. The Committee described the process that had been undertaken with Goldman to confirm that Goldman did not have a conflict or other material interest that would impair its ability to advise the Committee or the board of directors. The Committee reported that the representatives from Goldman confirmed that Goldman did not have a conflict or material interest in any potential transaction that would impair Goldman’s ability to advise the Committee or the board of directors. After this discussion and the board of directors having been satisfied that Goldman had no conflicts and was competent to serve as a financial advisor to the board of directors and the Committee, representatives of Goldman were invited into the meeting. The outside directors then met in executive session with representatives from Goldman and DLA in attendance. The Committee reported to the other outside directors the indication of interest received from Strategic A/Party E. The outside directors then discussed the timing of the Company’s planned announcement of its first quarter 2012 financial results and Strategic A’s/Party E’s ability to timely complete their due diligence and to submit a final bid package. The outside directors then confirmed the Committee’s decision to invite Strategic A/Party E to continue participating in the process.

Following the board meeting on April 17 and 18, 2012, at the direction of the board of directors, Goldman called Centerbridge to confirm the timeline and process for Centerbridge to submit its final bid package. At the direction of the board of directors, Goldman also contacted Strategic A, and invited Strategic A/Party E to participate in the next stage of the process. Goldman outlined the process and timeline for Strategic A/Party E to submit a final bid package, which timeline was identical to the timeline discussed with Centerbridge. Strategic A expressed an interest in continuing to participate in the process and working to submit a final bid on the timeline outlined by Goldman. Following the call, Strategic A/Party E were provided access to the Company’s data room, and scheduled a due diligence meeting with the Company’s management team for April 20, 2012.

On April 18, 2012, the Company held its scheduled 2012 Annual Meeting of Stockholders.

On April 18, 2012, Goldman delivered a draft of a merger agreement prepared by the Company to Centerbridge and Strategic A. The draft merger agreement included the dual-track acquisition structure, “go-shop”, termination fee and other provisions previously considered by the Committee.

On April 19, 2012, Strategic A notified Goldman that it did not intend to proceed with the process because Party E had turned its attention to another deal and told Strategic A that it could not pursue both opportunities at the same time. Strategic A further informed Goldman that the Company was simply too large for them to undertake without a major financial partner. Strategic A also said that they would like to have the potential opportunity to be considered in a “go-shop” period, if the Company elected to move forward with another bid.

On April 19, 2012, Goldman received an unsolicited call from a representative of a private equity firm, referred to herein as Party F, indicating that Party F had heard that Goldman had been retained by the Company to conduct a sale process. Because the Committee and the board of directors determined that the process must be strictly confidential, Goldman neither confirmed nor denied any such engagement.

On April 19, 2012, Centerbridge’s legal counsel, Weil, Gotshal & Manges LLP (“Weil”), returned a marked version of the merger agreement to DLA. DLA and Weil discussed a number of questions regarding the merger agreement on April 20, 2012, including the “go-shop” and other deal protection provisions in the merger agreement. That evening, DLA delivered a draft of the Company’s disclosure schedule to Weil.

On April 24, 2012, Weil, on behalf of Centerbridge, provided written comments to the merger agreement.

On April 24 and 25, 2012, Weil and DLA discussed open issues on the terms of the merger agreement.

On April 26, 2012, the Committee held a meeting, with Messrs. Federico and Mumford and representatives from Goldman and DLA in attendance. The representatives from Goldman provided the Committee with an update on the process, including: (i) noting that Centerbridge remained on track to provide its final bid package to the Company by Friday, April 27, 2012; (ii) Strategic A’s/Party E’s decision to opt out of the process; and, (iii) the unsolicited call from Party F. The representatives from DLA then reviewed their assessment of the merger agreement comments received from Centerbridge. The representatives from Goldman then summarized the unsolicited proposal the Company recently received from Party G to acquire Pei Wei Asian Diner, Inc (“Pei Wei”). They informed the Committee that Party G is a special purpose acquisition corporation that recently raised $75 million in a public offering and that Party C is Party G’s sponsor firm. The representatives from Goldman then discussed the preliminary financial analyses Goldman prepared and provided to the Committee prior to the meeting analyzing Party G’s unsolicited proposal. Following a discussion, the Committee determined that Party G’s proposal was not acceptable, and that the Company should not respond to Party G’s proposal until after the exploratory discussions had concluded with Centerbridge.

On April 27, 2012, Centerbridge submitted its final bid package to the board of directors with a bid price of $51.00 per share to be paid in cash.

On April 28, 2012, the Committee held a meeting, with representatives from Goldman and DLA in attendance. The representatives from Goldman reviewed Centerbridge’s final bid package, including a discussion of the bid price, the financial and equity commitments, and the terms of the merger agreement. The representatives from Goldman reported that they believed there were a limited number of outstanding issues on the financial and equity commitments. A representative from Goldman then discussed his conversation with Centerbridge regarding the bid package, including the factors Centerbridge had learned during the due diligence process that caused it to present a bid at the low end of the range of Centerbridge’s original indication of interest. Following a discussion, the representatives from Goldman discussed the financial analyses Goldman had prepared and provided to the Committee prior to the meeting.

The representatives of DLA then reviewed DLA’s assessment of the legal terms of the merger agreement, the financial and equity commitments and the other related transaction agreements. The representatives from DLA then discussed in detail two outstanding legal issues, which included the “go-shop” provision and the termination fees in the merger agreement. Following a discussion, the representatives of DLA discussed other outstanding legal issues that the Company planned to discuss with Centerbridge if the Committee authorized the Company to move forward with negotiations.

The Committee and its advisors discussed that the board of directors had in the past expressed confidence in management’s long-term business plan, and had not determined to sell the Company. The Committee then discussed that the board of directors had commenced exploratory discussions to determine whether engaging with the third parties who had expressed interest in the Company would lead to an offer that would maximize stockholder value, especially when considering the risks and uncertainties involved with the Company’s long-term business plan. Following this discussion, the Committee requested Messrs. Federico and Mumford provide an update on the Company’s performance in fiscal 2012 and the Company’s ability to achieve its long-term business plan. Mr. Mumford reviewed the results of the first quarter, and the projections for the second quarter and the balance of fiscal 2012. Mr. Federico then discussed the long-term business plan, including the assumptions made in the plan.

The Committee then met in executive session with its advisors from Goldman and DLA. The Committee discussed Centerbridge’s bid package, including the factors Centerbridge communicated as grounds for its bid price, and the outstanding deal terms offered by Centerbridge. The Committee also discussed the Company’s long-term business plan, the Company’s financial performance during fiscal 2012, and the assumptions in the long-term business plan. The Committee then asked Goldman for input on whether Centerbridge had any room to increase the bid price. Following a discussion, the Committee members unanimously expressed their view that Centerbridge’s bid price represented a substantial premium to the Company’s stockholders and should be pursued, when considering the Company’s performance in fiscal 2012 and the risks associated with the Company achieving its long-term plan. The Committee then directed Goldman to take the following actions with Centerbridge: (i) encourage Centerbridge to increase their bid and (ii) communicate to Centerbridge that its “go-shop”, including the length of and the termination fees associated with the “go-shop” provisions, were not acceptable, and that the Committee would not recommend that the board of directors move forward with the transaction unless the “go-shop” provisions were revised. The representatives from Goldman then discussed with the Committee the next steps in the process and the potential process timeline.

Following this meeting, Goldman contacted Centerbridge as requested by the Committee. On April 29, 2012, Centerbridge notified Goldman that it would increase the bid price to $51.50 per share to be paid in cash, and work in good faith to resolve the outstanding issues related to the “go-shop” provisions but that Centerbridge would not agree to the original “go-shop” provisions proposed by the Company. Goldman informed the Committee of Centerbridge’s communication, and the Committee directed the Company and its advisors to continue to work with Centerbridge and its advisors to present a deal for consideration by the board of directors on April 30, 2012.

From April 29 to April 30, 2012, the Company and Centerbridge negotiated the final terms of the merger agreement, the financial and equity commitments, and the related transaction documents.

On April 30, 2012, the Committee held a meeting, with each of the remaining members of the board of directors, Mr. Mumford and representatives from Goldman and DLA in attendance. The representatives from

DLA then reviewed the fiduciary duties of the board of directors and the Committee. The representatives from Goldman discussed with the Committee and the other board of directors members its financial analyses of the price per share offered by Centerbridge in the proposed transaction, that Goldman had prepared and provided to the board of directors and the Committee prior to the meeting. During the presentation, the following topics were discussed among the Committee, the other board of directors members and representatives of Goldman: (i) the final bid package, including a discussion of the bid price, the financing and equity commitments, and the terms of the merger agreement, (ii) the Company’s future prospects and financial performance and condition based on the Company’s long term business plan prepared by the management of the Company, (iii) alternative means of creating stockholder value and pursuing the Company’s strategic goals (including pursuing the Company’s long-term business plan as an independent public company) and the risks and uncertainties of these alternatives to achieve strategic goals, and (iv) financial analysis of the Company and the proposed transaction. Finally, a representative from Goldman discussed his conversation with Centerbridge regarding the bid package, including the factors Centerbridge had learned during the due diligence process that caused it to present an offer at the low end of the range of Centerbridge’s original indication of interest.

The representatives of Goldman then rendered to the Committee its oral opinion, subsequently confirmed in writing, that based upon and subject to the factors and assumptions set forth therein, the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders as discussed under “—Goldman Financial Analyses and Opinion”. Such opinion is attached hereto as Annex B.

The representatives of DLA then discussed the materials DLA had prepared and provided to the board of directors and the Committee prior to the meeting regarding the terms of the merger agreement, the financial and equity commitments, and the related transaction documents. The representatives from DLA discussed the “go-shop” provisions and the termination fees in the merger agreement. Following a discussion, the Committee discussed the opportunity and the process for interested parties to submit a superior proposal during the “go-shop” period. The representatives from Goldman discussed the process and timeline during the “go-shop” period for contacting potential interested parties. The Committee also discussed the strength of the financing and equity commitments.

The Committee then considered the positive and negative factors and risks in connection with the proposed transaction, as discussed in the section entitled “—Reasons for Recommendation” below. The Committee then adjourned the meeting to be reconvened for only members of the Committee and its advisors.

The Committee reconvened the meeting and, following a discussion, recommended that the board of directors: (i) approve the execution, delivery and performance of the merger agreement and the related transactions; (ii) determine that the terms of the offer, the merger and the related transactions are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders; (iii) declare the offer, the merger, the merger agreement and the related transactions are advisable; (iv) recommend that the Company’s stockholders accept the offer and tender their shares of common stock pursuant to the terms of the offer and, to the extent applicable, adopt the merger agreement and approve the merger; and (v) authorize and approve the top-up option (including the consideration to be paid upon exercise thereof) and the issuance of the shares of the Company’s common stock as part of the top-up option. The Committee meeting was then adjourned.

Following the Committee meeting on April 30, 2012, the board of directors held a meeting, with Mr. Mumford and representatives from Goldman and DLA in attendance. The representatives from DLA then reviewed the fiduciary duties of the board of directors. The board of directors and its advisors then discussed the presentations made by the representatives of Goldman and DLA at the prior Committee meeting, and asked for any remaining questions regarding the presentations. Following a discussion, the board of directors then asked if any of the board of directors members had any further questions for Messrs. Federico or Mumford regarding the Company’s projected financial results for the balance of fiscal 2012 or the Company’s long-term business plan.

The representatives of Goldman then reviewed Goldman’s earlier discussion with the Committee of Goldman’s financial analyses of the Company and of the purchase price per share offered by Centerbridge. The representatives of Goldman also reviewed for the board of directors Goldman’s oral opinion rendered earlier to the Committee, subsequently confirmed in writing, that based upon and subject to the factors and assumptions set forth therein, the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders as discussed in “—Goldman Financial Analyses and Opinion.” Such opinion is attached hereto as Annex B.

Following a discussion, the outside members of the board of directors met in executive session with the representatives from Goldman and DLA and without the presence of management. The board of directors had determined that only the outside directors would vote on any proposed transaction involving the sale of the Company because (i) the board of directors had requested the Company’s management (including the employee directors) to focus on improving the Company’s operations and implementing the long-term business plan, rather than the decision making process regarding a potential transaction and (ii) members of the Company’s management (including the employee directors) may be offered positions with the Company if the Company is successfully acquired by Centerbridge. The outside directors of the board of directors then considered the positive and negative factors and risks in connection with the proposed transaction, as discussed in the section entitled “ Recommendation of Our Board of Directors; Reasons for the Merger” below.

The board of directors then received the recommendations from the Committee. Following a discussion, the board of directors: (i) approved the execution, delivery and performance of the merger agreement and the related transactions; (ii) determined that the terms of the offer, the merger and the related transactions are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders; (iii) declared the offer, the merger, the merger agreement and the related transactions are advisable; (iv) recommended that the Company’s stockholders accept the offer and tender their shares of common stock pursuant to the terms of the offer and, to the extent applicable, adopt the merger agreement and approve the merger; and (v) authorized and approve the top-up option (including the consideration to be paid upon exercise thereof) and the issuance of the shares of the Company’s common stock as part of the top-up option.

On May 1, 2012, the parties executed the merger agreement and the appropriate parties executed and delivered documents relating to the financing arrangements contemplated by the merger agreement. On May 1, 2012 before the opening of trading on the NASDAQ Stock Market, the Company issued a press release announcing the execution of the merger agreement. The Company also issued its earnings release announcing its financial results for the first quarter of fiscal 2012.

Following the execution of, and in accordance with the terms of, the merger agreement, at the direction of the board of directors and under the supervision of the Committee, representatives of Goldman began the process of contacting parties to determine whether they might be interested in pursuing a transaction that would be superior to the proposed transaction with Centerbridge. As of May 14, 2012, representatives of Goldman contacted 29 parties, consisting of 21 private equity firms and 8 potential strategic buyers regarding their interest in making a superior proposal.

As of May 14, 2012, none of the parties contacted during the “go-shop” process, on behalf of the Company and at the direction of the board of directors, had submitted an acquisition proposal for the Company. The process for the solicitation of other third party interest is ongoing, although there can be no assurance that such efforts will result in an alternative transaction being proposed or in a definitive agreement for such transaction being entered into. The Company does not intend to announce further developments with respect to the solicitation process until the board of directors has made a decision regarding an alternative proposal, if any.

Recommendation of Our Board of Directors; Reasons for the Merger

Committee.

In evaluating the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, the Committee consulted with the Company’s senior management, DLA, its outside legal counsel, and Goldman, its independent financial advisor. In declaring the merger and the other transactions contemplated thereby fair and advisable to the Company and its stockholders and recommending that the board of directors approve the merger agreement, the Committee considered a number of factors, including the following:

Financial Terms; Certainty of Value

•	Historical market prices, volatility and trading information with respect to Company common stock, including that the per share merger consideration:

•	Represented a premium of 26.3% over the closing price of the shares of Company common stock on April 27, 2012.

•

Represented premiums of 29.9%, 34.1%, 46.5% and 49.8%, respectively, based on the volume weighted average prices of the shares of Company common stock for the one-, three-, six- and twelve-month periods ended on April 27, 2012.

•

The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to the Company’s stockholders while avoiding potential long-term business risk.

Financial Condition; Prospects of the Company

•

The Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects, as well as the Company’s long-term business plan and prospects if it were to remain an independent public company, and the potential impact of those factors on the trading price of Company common stock.

•

The prospective risks to the Company as a stand-alone public entity, including the risks and uncertainties with respect to (i) achieving the Company’s long-term business plan in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. economy generally, (ii) general stock market conditions and volatility, including the performance of broad-based stock market indices and exchanges, (iii) future commodity prices, (iv) governmental regulations affecting the restaurant industry, including regulations of labor and employment as well as the sale of food and alcohol, and (v) the “risk factors” set forth in our Form 10-K for the fiscal year ended January 1, 2012.

•

The Committee’s knowledge of the Company’s recent share price performance and the belief held by the members of the Committee that the per share merger consideration would provide the Company’s stockholders better value than the per share price of Company common stock was likely to be after taking into account by the Company’s recent operational performance.

Strategic Alternatives

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The Committee also considered the possibility of continuing as a standalone company, divesting the Pei Wei brand or pursuing further stock repurchases and the perceived risks of these alternatives, the range of potential benefits to the Company’s stockholders of these alternatives and the timing and execution risk of accomplishing the goals of such alternatives, as well as the Committee’s assessment that no alternatives were reasonably likely to create greater value for the Company’s stockholders than the merger, taking into account risks of execution as well as business, competitive, industry and market risk.

Goldman Opinion

•

Goldman presented certain financial analyses and delivered its opinion, addressed to the Committee, dated as of May 1, 2012, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. See “—Goldman Financial Analyses and Opinion” below.

Merger Agreement Terms (Solicitation of Alternative Proposals; Change of Recommendation)

•

The terms of the merger agreement provide for a 30-day post-signing “go-shop” period during which Company may solicit additional interest in transactions and provide information, and, after such 30-day period, continue discussions and negotiations with certain persons, under certain circumstances, for an additional 15-day period.

•

The terms of the merger agreement contain customary no solicitation provisions that become effective after the expiration of the “go-shop” period, as well as termination provisions, which, in the view of the Committee, should not preclude third parties who do not participate during the “go-shop” period from making unsolicited “superior proposals” or preclude the Committee or the board of directors from changing its recommendation in connection with certain “intervening events”:

•

Prior to the earlier of the acceptance time of the offer or obtaining the approval of the Company’s stockholders of the merger, the Company, in response to an unsolicited bona fide written acquisition proposal with a person with whom the Company did not have discussions or negotiations during the “go-shop” period, may furnish information with respect to the Company to such person and participate in discussions or negotiations with such person regarding such acquisition proposal, if (i) the board of directors determines in good faith, after consultation with its financial advisor constitutes or would reasonably be expected to result in a superior proposal, and (ii) the board of directors determines in good faith, after receiving the advice of its outside legal counsel, that failure to take such action would be a violation of the board of directors’ fiduciary duties under applicable law.

•

The board of directors may, at any time prior to the earlier of the acceptance time of the offer or obtaining the approval of the Company’s stockholders of the merger (i) if there is an “intervening event,” effect a change in recommendation if the board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable law; (ii) effect a change in recommendation in response to a bona fide written acquisition proposal if the board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable law and the board of directors concludes in good faith, after consultation with the Company’s financial advisor, that the acquisition proposal constitutes a superior proposal; and (iii) terminate the merger agreement (and, if applicable, enter into a written definitive agreement with respect to a bona fide written acquisition proposal), if the Company receives a bona fide written acquisition proposal that the board of directors concludes in good faith, after consultation with the Company’s financial advisor, constitutes a superior proposal and the board of directors concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be a violation of its fiduciary duties under applicable law. However, the Company shall not be entitled to: (a) make a change in recommendation; or (ii) terminate the merger agreement (and, if applicable, enter into a written definitive agreement with respect to a bona fide written acquisition proposal), unless the Company shall have first provided prior written notice to Parent that it is prepared to make a change in recommendation, or terminate the merger agreement in response to a superior proposal, and Parent does not make, within three business days after the receipt of such notice, a binding proposal that would, in the good-faith judgment of the board of directors (after consultation with outside counsel and, in the case of a superior proposal, and the Company’s financial advisor), cause the “intervening event” to no longer form the basis for the board of directors to effect a change in recommendation or cause the offer previously constituting a superior proposal to no longer constitute a superior proposal.

•

If the Company terminates the merger agreement in order to accept a superior proposal, the Company is required to pay a termination fee of $36,528,000, except if the merger agreement is terminated by the Company prior to the expiration of the 30-day “go-shop” period in order to accept a superior proposal, then the termination fee shall be $21,073,900. The Committee believes that such termination fees should not deter any interested third party from making, or inhibit the board of directors from approving, a superior proposal if such were available or preclude the Committee or the board of directors from changing its recommendation in connection with “intervening events.”

•	The merger agreement was the product of extensive arms-length negotiations.

•	The availability of statutory appraisal rights under Delaware law in connection with the merger.

Speed and Likelihood of Consummation

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The structure of the transaction as a dual-track, two-step transaction potentially enables the stockholders to receive the offer price pursuant to the offer in a relatively short time frame (and potentially reduces the uncertainty during the pendency of the transaction), followed by the merger in which stockholders that do not tender in the offer will receive the same cash price as is paid in the offer. In addition, the structure of the transaction permits the use of a one-step transaction, under certain circumstances, in the event the two-step transaction is unable to be effected.

•

If a certain number of shares of Company common stock are tendered, Purchaser will be deemed to have exercised the top-up to purchase up to an additional number of shares of Company common stock sufficient to cause Purchaser to own 90% of the shares of Company common stock outstanding after the offer, which would permit Purchaser to close the merger (as a short-form merger under Delaware law) more quickly than alternative structures.

•	The likelihood that the offer and the merger would be consummated, including:

•	Purchaser is required, subject to certain exceptions, to extend the offer in certain circumstances.

•

The consummation of the offer is conditioned on, among other things, meeting the minimum tender condition (as described in more detail below), with a back-up one-step merger (that only requires the approval of the holders of a majority of the outstanding shares of Company common stock) in certain circumstances, including in the event the minimum tender condition in the offer is not satisfied.

•	The conditions to the offer and the merger are specific and limited, and are not within the control or discretion of Purchaser, Parent or Centerbridge.

•	The transaction is likely to be completed if a sufficient number of shares are tendered in the offer.

•	There are no significant antitrust or other regulatory impediments.

•

Purchaser has obtained the debt and equity financing commitments to fund the transaction and the Company is entitled to cause the equity portion of the financing to be funded simultaneously with the receipt of the debt financing, subject to certain conditions, as described below.

•	The business reputation and capabilities of Centerbridge and its management and the substantial financial resources of Centerbridge and, by extension, Parent and Purchaser.

Financing-Related Terms

•	Debt/equity commitment letters:

•

Purchaser received the executed debt commitment letter (which was amended and restated on May 15, 2012) from major commercial banks with significant experience in similar lending transactions and a strong reputation for honoring the terms of the commitment letter, which, in the reasonable judgment of the Committee, increases the likelihood of such financing being completed.

•

Each of Parent and Purchaser is required to use reasonable best efforts to cause the lenders who are party to the debt commitment letter and any other person providing financing to fund the financing at the offer closing, upon the satisfaction of the conditions to the financing and Purchaser’s obligation to consummate the offer or the merger, as applicable.

•

Affiliates of Centerbridge have provided the equity commitment letter to fund up to a maximum amount of $580 million for the equity portion of the financing (which represents approximately 52% of the total financing required for the transaction) and has provided assurances of the sources of its funds.

•

The limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the expectation that such conditions will be timely met and the financing will be provided in a timely manner, and the obligation of Parent and Purchaser to use reasonable best efforts to obtain the debt financing.

•	If Parent and Purchaser fail to effect the closing under certain circumstances, Parent is obligated to pay the Company the Parent Termination Fee.

•	An affiliate of Centerbridge has provided the Limited Guarantee in favor of the Company that guarantees the payment of the Parent Termination Fee.

•	The level of effort Purchaser and Parent must use under the merger agreement to obtain the proceeds of the financing.

•	Specific performance:

•

The Company is entitled to cause the equity commitment to be funded simultaneously with the receipt of the debt financing if (i) all of the conditions to Parent and Purchaser’s obligations to the offer closing and/or the merger closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the merger closing, each of which will be capable of being satisfied at the merger closing), (ii) the debt financing would be funded at the offer closing or the merger closing, as applicable, if the equity is funded at the offer closing or the merger closing, as applicable, and (iii) the marketing period with respect to the debt financing has ended and the Company has irrevocably confirmed to Parent in writing that (a) all of the conditions to the Company’s obligations to effect the merger closing have been satisfied or it is willing to waive any open conditions, (b) if specific performance is granted and (c) if the equity financing and debt financing were funded, the merger closing would occur.

The Committee also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

•	The Company’s current stockholders would not have the opportunity to participate in any possible growth and profits of the Company following the completion of the transaction.

•

The costs involved in connection with entering into and completing the merger and the time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business.

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The risk that the minimum tender condition in the offer may not be satisfied and that such minimum tender condition is a higher threshold than the approval percentage that would be required if the transaction was structured as a one-step merger (i.e., a majority of the outstanding shares).

•

However, this consideration was viewed in light of the provisions in the merger agreement that provide for the one-step merger (with a majority voting requirement) if the minimum tender condition is not satisfied.

•

The merger agreement contemplates the early filing of a proxy statement so that the one-step merger structure could be implemented without significant delay if the minimum tender condition is not satisfied.

•	The risk that the proposed transaction might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•

The market price of Company common stock, which could be affected by many factors, including (i) the reason for which the merger agreement was terminated and whether such termination results from factors adversely affecting the Company, (ii) the possibility that the marketplace would consider the Company to be an unattractive acquisition candidate and (iii) the possible sale of shares of Company common stock by short-term investors following the announcement of termination of the merger agreement.

•	Our operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to make a termination payment.

•	The ability to attract and retain key personnel.

•	Relationships with the Company’s employees, vendors, customers, partners and others that do business with us.

•	There can be no assurance that all conditions to the parties’ obligations, including with respect to required antitrust approvals, to complete the offer or the merger will be satisfied.

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The terms of the merger agreement, including (i) the operational restrictions imposed on the Company between signing and closing (which may delay or prevent the Company from undertaking business opportunities that may arise pending the completion of the transaction or any other action the Company would otherwise take with respect to the operations of the Company absent the pending completion of the merger), and (ii) the termination fee and the expense reimbursement that could become payable by the Company under certain circumstances, including:

•

if the Company terminates the merger agreement to, among other things, accept a superior proposal or Parent terminates the merger agreement as a result of certain “triggering events,” a termination fee equal to $36,528,000 (or approximately 3.25% of the equity value of the transaction), except if such termination occurs prior to the end of the 30-day “go-shop” period the termination fee shall equal $21,073,900. (or approximately 1.875% of the equity value of the transaction).

•	The restriction on soliciting competing proposals.

•	The possibility that Purchaser will be unable to obtain the debt financing from the lenders under the commitment letters, including as a result of the conditions in the debt commitment letter.

•

The fact that the Company is entering into a merger agreement with a newly formed entity and, accordingly, that the Company’s monetary remedy in connection with a breach of the merger agreement by Purchaser, except in the case of fraud, is limited to $67,436,400 and may not be sufficient to compensate the Company for losses suffered as a result of a breach of the merger agreement by Parent or Purchaser.

•	The fact that the cash consideration paid in the transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The Committee believed that, overall, the potential benefits of the offer and the merger to the Company’s stockholders outweighed the risks and uncertainties of the offer and the merger and, accordingly, unanimously recommended that the board of directors approve the merger agreement.

Board of Directors

In the course of reaching its determination and recommendation, the board of directors considered, among other things, the same factors considered by the Committee in its deliberations, as described above.

After consideration, on April 30, 2012, based on the recommendation of the Committee and the conduct of its own independent review and other relevant factors, the board of directors (i) approved the execution, delivery and performance of the merger agreement and the related transactions; (ii) determined that the terms of the offer, the merger and the related transactions are substantively and procedurally fair to, and in the best interests of, the Company and its stockholders; (iii) declared the offer, the merger, the merger agreement and the related transactions are advisable; (iv) recommended that the Company’s stockholders accept the offer and tender their shares of common stock pursuant to the terms of the offer and, to the extent applicable, adopt the merger agreement and approve the merger; and (v) authorized and approved the top-up option (including the consideration to be paid upon exercise thereof) and the issuance of the shares of the Company’s common stock as part of the top-up option.

In considering the merger with Purchaser, the board of directors reviewed and considered Goldman’s opinion addressed to the Committee, dated as of May 1, 2012, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, which opinion is described in the section entitled “—Goldman Financial Analyses and Opinion”. The board of directors also consulted with representatives of DLA, regarding the fiduciary duties of the members of the board of directors and the terms of the merger agreement

The foregoing discussion of information and factors considered by the Committee and the board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the offer and the merger, the Committee and the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Committee and the board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors. In arriving at their recommendation, the members of the Committee and the board of directors were aware of the interests of our executive officers, directors and affiliates as described in the section entitled “—Interests of Certain Persons in the Merger” beginning on page [—].

To the Company’s knowledge, after making reasonable inquiry, all of the Company’s executive officers, directors and affiliates currently intend to tender or cause to be tendered all shares of Company common stock held of record or beneficially by them pursuant to the offer (other than shares of Company common stock as to which such holder does not have discretionary authority, shares of Company common stock which may be retained in order to facilitate estate and tax planning dispositions and shares underlying outstanding options) and, if necessary, to vote such shares in favor of the adoption of the merger agreement.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. See the section entitled “—Interests of Certain Persons in the Merger” beginning on page [—] and “—Interests of Certain Persons in the Merger—Golden Parachute Compensation” beginning on page [—]. The Committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Goldman Financial Analyses and Opinion

Goldman rendered to the Committee its oral opinion, subsequently confirmed in writing, that, as of May 1, 2012, and based upon and subject to the factors and assumptions set forth therein, the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman, dated May 1, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex B. Goldman provided its opinion for the information and assistance of the Committee and the board of directors in connection with their respective consideration of the transactions contemplated by the merger agreement. The Goldman opinion is not a recommendation as to whether or not any holder of shares of Company common stock should tender such shares of Company common stock in connection with the offer or how any holder of shares of Company common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the fiscal years ended December 30, 2007, December 28, 2008, January 3, 2010, January 2, 2011 and January 1, 2012;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman’s use by the Committee (the “Forecasts”).

Goldman also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the restaurant industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. Goldman assumed with the Committee’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman. Goldman assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. Goldman also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman’s opinion does not address the underlying business decision of the Company to engage in the transactions contemplated by the merger agreement or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman’s opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement. Goldman does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including, without limitation, the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. In addition, Goldman does not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and it assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman’s opinion was approved by a fairness committee of Goldman.

The following is a summary of the material financial analyses delivered by Goldman to the Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 27, 2012, the last completed trading date prior to the time Goldman disclosed its financial analysis to the Committee, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman reviewed the historical trading prices and volumes for the shares of Company common stock for the five-year period ended April 27, 2012. In addition, Goldman analyzed the consideration to be paid to holders of the shares of Company common stock pursuant to the merger agreement in relation to the closing price of the shares of Company common stock as of April 27, 2012, the high and low closing prices of the shares of Company common stock for the 52-week period ended April 27, 2012 and the volume weighted average prices (“VWAP”) for the shares of Company common stock for the one-, three-, six- and twelve-month periods ended April 27, 2012.

This analysis indicated that the $51.50 per share of Company common stock to be paid to holders of the shares of Company common stock pursuant to the merger agreement represented:

•	a premium of 26.3% based on the April 27, 2012 closing price of $40.79 per share of Company common stock;

•	a premium of 29.9% based on the one month VWAP of $39.64 per share of Company common stock;

•	a premium of 34.1% based on the three months VWAP of $38.39 per share of Company common stock;

•	a premium of 46.5% based on the six months VWAP of $35.15 per share of Company common stock;

•	a premium of 49.8% based on the 12 months VWAP of $34.37 per share of Company common stock.

•	a premium of 22.7% based on the 52-week high closing market price of $41.96 per share of Company common stock; and

•	a premium of 93.6% based on the 52-week low closing market price of $26.60 per share of Company common stock.

Selected Companies Analysis. Goldman reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the restaurant industry:

•	Bravo Brio Restaurant Group, Inc.

•	Brinker International, Inc.

•	The Cheesecake Factory Incorporated

•	Cracker Barrel Old Country Store, Inc.

•	Darden Restaurants, Inc.

•	Ruby Tuesday, Inc.

•	Texas Roadhouse, Inc.

•	Panera Bread Company

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies in the casual dining and fast casual segments of the restaurant industry with operations that for purposes of analysis may be considered similar to certain operations of the Company.

With respect to the Company and the selected companies, Goldman calculated:

•	total enterprise value, which is the market value of common equity plus the book value of debt and minority interest less cash and cash equivalents

•	total enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) estimated for years 2012 and 2013, respectively

•	price as a multiple of earnings estimated for years 2012 and 2013, respectively

These calculations for the selected companies were based on the closing prices per share of the selected companies’ respective common stock on April 27, 2012, Institutional Brokers’ Estimate System (“IBES”) estimates and other publicly available Wall Street research. These calculations for the Company were based on the closing price per share of Company common stock of $40.79 on April 27, 2012 (the “Closing Price”), the $51.50 per share offer price to be paid pursuant to the merger agreement, IBES estimates and the Forecasts.

The results of these analyses are summarized as follows:

The Company
Total Enterprise Value as a multiple of:	Selected Companies		Closing Price	Offer Price	Offer Price
	Range	Median	(IBES)	(IBES)	(Forecasts)
2012E EBITDA	6.5x - 12.6x	8.3x	6.6x	8.7x	8.9x
2013E EBITDA	6.2x - 10.9x	7.5x	6.1x	8.1x	7.6x

The Company
Price as a multiple of:	Selected Companies		Closing Price	Offer Price	Offer Price
	Range	Median	(IBES)	(IBES)	(Forecasts)
2012E Earnings	12.9x - 28.1x	16.0x	26.4x	33.3x	34.2x
2013E Earnings	11.1x - 23.6x	14.0x	21.5x	27.1x	22.9x

Illustrative Present Value of Future Share Price Analysis. Goldman performed an illustrative analysis of the implied present value of the future price per share of Company common stock, using the Forecasts and assuming, based on the Forecasts, net debt and number of outstanding shares of the Company as at the relevant future fiscal year ends. This analysis is designed to provide an indication of the implied present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and EBITDA, its assumed price/earnings and EV/EBITDA multiples, and its estimated future balance sheet position based on the Forecasts. For this analysis Goldman calculated the implied values per share of Company common stock as of the end of the fiscal years 2012 to 2015, respectively, by applying twelve months forward EPS multiples ranging from 18.7x to 26.4x to the EPS estimates for each of the fiscal years 2013 to 2016, respectively, and also calculated the implied values per share of Company common stock as of the end of the fiscal years 2012 to 2015, respectively, by applying twelve months forward EBITDA multiples ranging from 5.1x to 6.6x to the EBITDA estimates for each of the fiscal years 2013 to 2016, respectively, in each case using the Forecasts and adding in estimated dividend payments, and then discounted these theoretical future values of the Company’s equity on a per share basis to present values as of April 27, 2012 using an illustrative discount rate of 9.5%, reflecting an estimate of the cost of equity for the Company. These analyses resulted in a range of implied present values of $40.50 to $101.25 per share of Company common stock using the EPS estimates and $36.87 to $60.33 per share of Company common stock using the EBITDA estimates.

Illustrative Discounted Cash Flow Analysis. Goldman performed an illustrative discounted cash flow analysis on the Company using the Forecasts. Goldman calculated indications of net present value per share of Company common stock of estimated unlevered free cash flow for the Company for the years 2012 to 2016 using discount rates ranging from 8.5% to 10.5%, reflecting estimates of the Company’s weighted average cost of capital. In addition, stock based compensation expense was treated as a cash expense for purposes of determining unlevered free cash flow. Goldman calculated illustrative terminal values in the year 2016 by applying perpetuity growth rates ranging from 2.00% to 3.00%. These illustrative terminal values were then discounted to calculate implied indications of present values per share of Company common stock using discount rates ranging from 8.5% to 10.5%. This analysis resulted in per share of Company common stock value indications ranging from $45.46 to $66.96.

Selected Transactions Analysis. Goldman reviewed certain publicly available information relating to selected transactions set forth below, which were announced after April 27, 2002, had enterprise values greater than $250 million but less than $4,500 million and involved target companies in the restaurant industry for which data relating to the target company’s EBITDA and transaction values were publicly available. These transactions (listed by acquirer(s) / target and time of announcement) were:

•	Olympus Growth Fund V, L.P. / NPC Acquisition Holdings, LLC (November 2011)

•	Roark Capital Partners II, LP and Roark Capital Partners Parallel II, LP / Wendy’s/Arby’s Restaurants, LLC (June 2011)

•	Golden Gate Capital Opportunity Fund, L.P. / California Pizza Kitchen, Inc. (May 2011)

•	3G Special Situations Fund II L.P. / Burger King Holdings, Inc. (September 2010)

•	Oak Hill Capital Partners / Dave & Buster’s Holdings, Inc. (May 2010)

•	Apollo Management VII, L.P. / CKE Restaurants, Inc. (April 2010)

•	Tilman Fertitta (Fertitta Holdings, Inc.) / Landry’s Restaurants, Inc. (June 2008)

•	Triarc Companies, Inc. / Wendy’s International, Inc. (April 2008)

•	Darden Restaurants, Inc. / RARE Hospitality International, Inc. (August 2007)

•	IHOP Corp. / Applebee’s International, Inc. (July 2007)

•	Bain Capital Partners, LLC and Catterton Partners / Outback Steakhouse (OSI Restaurant Partners, Inc.) (November 2006)

•	J.P. Morgan Partners, LLC (CCMP Capital Advisors, LLC) / Quiznos Master LLC (March 2006)

•	Bain Capital Partners, LLC, The Carlyle Group and Thomas H. Lee Partners, L.P. / Dunkin’ Brands, Inc. (December 2005)

•	TPG Advisors III, Inc., The Goldman Sachs Group, Inc. and Bain Capital Fund VII, L.P. / Burger King Holdings, Inc. (July 2002)

For each of the selected transactions, Goldman calculated and compared the target’s total enterprise value, as implied by the precedent transaction, to the target’s EBITDA for the most recently reported latest twelve month period ending prior to the announcement of the transaction. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and operations.

The following table presents the results of this analysis:

	Selected Transactions		transactions contemplated by the merger agreement
	Range	Median
Total Enterprise Value as a Multiple of LTM EBITDA:	4.7x - 13.3x	8.9x	8.3x

Selected Historical Premia Analysis. Goldman reviewed and analyzed the acquisition premia for all announced and completed all-cash transactions between $1 billion and $5 billion involving United States target companies from January 1, 2002 to April 27, 2012 excluding transactions with undisclosed value. Announced premia were calculated relative to (i) the target’s closing share price one day prior to announcement and (ii) the target’s closing share price on the day that was one month prior to announcement, based on information obtained from Thomson Reuters. The following table presents the results of this analysis:

	One Day	One Month
Premia for the transactions contemplated by the merger agreement (based on offer price of $51.50 per share of Company common stock)	26.3%	29.1%
Median Premia for Historical Transactions	25%	31%

Illustrative Leveraged Buyout Analysis. Goldman performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman assumed a hypothetical financial buyer purchase price per share of Company common stock of $51.50, equity funding of 51% of the purchase price and debt financing consisting of $280.0 million of term debt with an assumed annual interest rate of the London Interbank Offered Rate plus 475 basis points and $300.0 million in unsecured notes and/or loans with an assumed annual interest rate of 9.5%. Based on a range of illustrative latest twelve months EBITDA exit multiples of 6.00x to 7.50x for the assumed exit at the end of 2016, which reflect multiples at which a hypothetical financial buyer might exit its investment, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 9.5% to 16.3%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman’s opinion. In arriving at its fairness determination, Goldman considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transactions contemplated by the merger agreement.

Goldman prepared these analyses for purposes of Goldman’s providing its opinion to the Committee as to the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the shares of Company common stock of the $51.50 per share of Company common stock in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman or any other person assumes responsibility if future results are materially different from those forecasts.

The offer price was determined through arm’s-length negotiations between the Company and Centerbridge and was recommended by the Committee and approved by the board of directors. Goldman provided advice to the Committee during these negotiations. Goldman did not, however, recommend any specific amount of consideration to the Company, the Committee or the board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

As described above, Goldman’s opinion to the Committee was one of many factors taken into consideration by the Committee in making its determination to recommend the merger agreement and the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman in connection with its opinion and is qualified in its entirety by reference to the written opinion of Goldman attached as Annex B to this proxy statement.

Goldman and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent and any of their respective affiliates and third parties, including Centerbridge and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman acted as financial advisor to the Committee in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman has provided certain investment banking services to the Company and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. Goldman has also provided certain investment banking services to Centerbridge and its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of common stock of Bank United, Inc., of which an affiliate of Centerbridge was a significant stockholder, in January 2011 and as financial advisor to GSI Group, a portfolio company of an affiliate of Centerbridge, with respect to its sale in December 2011. During the two year period ended May 1, 2012, the Investment Banking Division of Goldman received compensation for services provided to Centerbridge and its affiliates and portfolio companies of approximately $14.2 million. Goldman may also in the future provide investment banking services to the Company, Parent and their respective affiliates and Centerbridge and its affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman also may have co-invested with Centerbridge and its affiliates from time to time and may have invested in limited partnership units of affiliates of Centerbridge from time to time and may do so in the future.

Certain funds managed by Goldman affiliates (the “GS Managed Funds”) own an approximately 3.69% interest in Centerbridge Capital Partners II, L.P. and, in connection with the transactions contemplated by the merger agreement, it is expected that existing Centerbridge Capital Partners II, L.P. investors, including the GS Managed Funds, will make mandatory capital contributions to the fund on a pro rata basis. Affiliates of Goldman and employees of Goldman and its affiliates hold certain of the equity interests of the GS Managed Funds (resulting in such affiliates and employees of Goldman and its affiliates holding interests totaling approximately 0.22% in Centerbridge Capital Partners II, L.P.). No specified member of the Goldman deal team assigned to the Company’s engagement owns any direct interest in the GS Managed Funds. Centerbridge has indicated that Centerbridge Capital Partners II, L.P. has committed capital of approximately $4.5 billion.

The Committee selected Goldman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated April 17, 2012, the Company engaged Goldman to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman a fee equal to approximately $13.4 million for its services in connection with the transactions contemplated by the merger agreement, $4 million of which became payable upon execution of the merger agreement and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement. Also, the Committee in its sole discretion may determine to increase Goldman’s fee by an amount up to approximately $0.6 million. Moreover, pursuant to a letter agreement dated February 6, 2012, the Company has agreed to pay Goldman a fee equal to approximately $0.5 million for its shareholder activism advisory services, half of which will be credited against the $13.4 million fee for Goldman’s services in connection with the transactions contemplated by the merger agreement. In addition, under both the April 17, 2012 and February 6, 2012 letter agreements, the Company has agreed to reimburse Goldman for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Projections

The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, the Company provided to Centerbridge, in connection with its due diligence review, its long-term business plan that contained five-year standalone financial projections that had been prepared by management for internal planning purposes and that are subjective in many respects. The Company has included below a summary of this five-year financial forecast (the “Projections”). The Company also provided the Projections to the Committee and the board of directors as well as to Goldman for its use in connection with the rendering of its opinion to the Committee and performing its related financial analysis, as described under

“Goldman Financial Analyses and Opinion”. The Company believes that the Projections reflect the current long-term business plan for the Company on a go-forward standalone basis.

The Projections have been prepared by, and are the responsibility of, the Company’s management. The Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). KPMG LLP, the Company’s independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto. The summary of the Projections is not being included in this Statement to influence a stockholder’s decision whether to tender shares of Company common stock in the offer, but is being included because the Projections were provided to Centerbridge and Goldman.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of the Company’s management. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by the Company’s ability to successfully implement a number of initiatives at its restaurant units to improve its operations and financial performance. The Projections also may be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this Statement should not be regarded as an indication that the Company or any of its affiliates, advisors, officers, directors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither the Company nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of the Company or other person regarding the ultimate performance of the Company compared to the information contained in the Projections or that the Projections will be achieved. The Company has made no representation to Parent, the Purchaser or their affiliates, in the merger agreement or otherwise, concerning the Projections.

In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

The Projections are forward-looking statements. For more information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information” beginning on page 22.

The following is a summary of the Projections (dollars in thousands):

	Fiscal Year
	2012	2013	2014	2015	2016
Company-owned units	390	429	467	510	558

Total revenues	$1,261,543	$1,379,849	$1,490,097	$1,653,347	$1,775,512
Store-level operating costs (a)	1,057,383	1,144,997	1,227,982	1,354,717	1,446,120

Restaurant cash operating income (b)	$204,160	$234,852	$262,115	$298,630	$329,392

General and administrative	$78,523	$84,749	$90,175	$96,097	$102,150

EBITDA (c)	$121,845	$143,839	$164,512	$194,307	$218,217

Depreciation and amortization	$80,141	$81,432	$80,319	$79,757	$82,090

Net income	$31,488	$45,685	$59,614	$78,907	$91,088

Net cash provided by operating activities	$111,630	$127,117	$139,933	$158,664	$173,178
Capital expenditures	53,589	76,775	85,115	92,770	102,336

Free cash flow (d)	$58,041	$50,342	$54,818	$65,894	$70,842

(a)	Store-level operating costs, a non-GAAP financial measure, includes the sum of cost of sales, labor, operating and occupancy costs and expenses.
(b)	Restaurant cash operating income, a non-GAAP financial measure, includes total revenues minus store-level operating costs.
(c)	EBITDA, a non-GAAP financial measure, is defined by the Company as net income before provision for income taxes, interest and other income (expense), net, and depreciation and amortization.
(d)	Free cash flow, a non-GAAP financial measure, includes net cash provided by operating activities minus capital expenditures.

Key assumptions underlying the Projections include:

	2012	2013	2014	2015	2016
New Company-owned units
Bistro	3	3	3	3	3
Pei Wei	16	25	30	35	40
True Food Kitchen (a)	—	11	5	5	5

Total new Company-owned units	19	39	38	43	48

(a)    2013 new unit projection reflects the consolidation of 7 existing True Food Kitchen units upon conversion of the Company’s debt position to a majority equity ownership interest as well as 4 new units in 2013.

New licensed units
Bistro international	12	24	25	20	20

Same store sales
Bistro	0.0%	1.0%	1.5%	2.0%	2.5%
Pei Wei	0.0%	1.0%	1.5%	2.0%	2.5%
True Food Kitchen	—	0.5%	0.5%	1.0%	1.0%

Restaurant cash operating income as % of total revenue	16.2%	17.0%	17.6%	18.1%	18.6%

General and administrative as % of total revenue	6.2%	6.1%	6.1%	5.8%	5.8%

Depreciation and amortization as % of total revenue	6.4%	5.9%	5.4%	4.8%	4.6%

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this proxy statement, the offer to purchase and the Company’s public filings with the SEC.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and the related expenses, which, based upon the shares (and our other equity-based interests) outstanding as of May 4, 2012, would be approximately $1.1 billion; and

•	to the extent necessary, repay certain indebtedness of the Company at the closing of the merger;

will be funded through a combination of:

•	equity financing of up to a maximum of $580 million to be provided by Centerbridge;

•	a $350 million senior secured credit facility, comprised of a $280 million term loan facility and a $70 million revolving credit facility;

•

$300 million in gross cash proceeds (from (i) the issuance of senior unsecured notes or (ii) to the extent that some or all of such notes are not issued at or prior to the closing of the merger, a senior unsecured bridge loan facility); and

•	in certain circumstances as described in the merger agreement, cash and cash equivalents or other sources of immediately available funds, in each case, of the Company.

The equity and debt financing commitments are subject to certain conditions. If the merger agreement is terminated in the circumstance in which Purchaser does not receive the proceeds of the debt financing commitments, Purchaser may be obligated to pay us a termination fee of approximately $67.4 million.

Equity Financing

Parent has received the equity commitment letter from the Sponsors, pursuant to which the Sponsors have, subject to certain conditions, committed to purchase or cause the purchase of equity interest in, or contribute equity to, Parent, up to a maximum amount of $580 million solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate offer price and/or merger consideration pursuant to and in accordance with the merger agreement, and to repay certain existing indebtedness of the Company. We refer to the financing contemplated by the equity commitment letter, as may be amended and restated, and any permitted replacement equity financing, as the equity financing. The Company is a third party beneficiary to the equity commitment letter for the limited purpose provided in the equity commitment letter to permit the Company to seek specific performance to cause Parent and Purchaser to cause, or to directly cause, Centerbridge to fund its equity commitment in certain limited circumstances in accordance with the terms of the equity commitment letter and the merger agreement.

Concurrently with the execution and delivery of the equity commitment letter, Centerbridge executed and delivered to the Company the limited guarantee where Centerbridge has agreed to guarantee the obligation of Parent and Purchaser under the merger agreement to pay the Parent Termination Fee, if payable, of approximately $67.4 million to the Company, and any collection costs associated therewith. In no event will Centerbridge incur obligations totaling more than $67.4 million, plus the amount of such collection costs under the limited guarantee.

The funding of the equity financing is generally subject to (i) the satisfaction or waiver by Parent and Purchaser of all conditions of the merger, (ii) pursuant to the terms and conditions of the debt commitment letter, the debt financing described below or any alternative financing that Parent and Purchaser are required or permitted to accept from alternative sources pursuant to the merger agreement having been obtained, and (iii) the substantially contemporaneous consummation of the merger.

Debt Financing

Purchaser has received the debt commitment letter from Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, LLC, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Barclays Bank PLC, which we refer to as the lenders, to provide the following, subject to the conditions set forth in the debt commitment letter:

•

to Purchaser, up to $350 million of senior secured facilities (not all of which is expected to be drawn at the closing of such facilities) for the purpose of financing the merger, refinancing certain existing indebtedness of the Company, paying fees and expenses incurred in connection with the merger and the transactions contemplated thereby and, in the case of the revolving facility, to backstop or replace certain existing letters of credit and to provide ongoing working capital and for other general corporate purposes of the borrower and its subsidiaries; and

•

to Purchaser, up to $300 million under a senior unsecured bridge facility for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the Company and paying related fees and expenses.

Purchaser will be the initial borrower under the senior secured facilities and, upon consummation of the merger, the Company will assume all of the Purchaser’s obligations as borrower under the senior secured facilities.

The commitment of the lenders with respect to the senior secured facilities and the bridge facility expires upon the earliest to occur of (i) the termination of the merger agreement by Purchaser or with its written consent prior to the closing of the merger; (ii) the date of the closing of the merger without the use of such senior secured facilities and bridge facilities; and (iii) November 7, 2012 if the merger has not occurred on or prior to such date. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Purchaser has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt commitment letter. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the debt commitment letter (other than as a result of the Company’s breach of any representation, warranty, covenant or agreements in the merger agreement), Parent and Purchaser must notify the Company and use their respective reasonable best efforts to arrange and obtain (and to negotiate and enter into definitive agreements with respect to) alternative debt financing from the same or alternative financial institutions in an amount sufficient to consummate the merger and the related transactions (or replace any unavailable portion of the debt financing) on terms and conditions that are not materially less favorable, in the aggregate, to Purchaser and Parent than those applicable to the debt financing that they would replace (taking into account any applicable “flex” provisions).

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available. Purchaser has no current plans or arrangements to refinance the debt financing.

Credit Facilities

The availability of the senior secured facilities and the bridge facility is subject to certain closing conditions, including, without limitation:

•

a condition that, except as otherwise contemplated by the merger agreement, since January 2, 2012, no Company Material Adverse Effect (the definition of which in the debt commitment letter is identical to that set forth in the merger agreement) has occurred that would excuse Parent or Purchaser from their obligation to consummate the merger under the merger agreement;

•	the execution and delivery of definitive documentation with respect to the applicable credit facilities in accordance with the debt commitment letter;

•	the accuracy of certain representations and warranties in the merger agreement and specified representations and warranties in the loan documents;

•	the consummation of an equity contribution by Centerbridge (or its applicable affiliate) substantially concurrently with the funding of the initial borrowings under the credit facilities;

•

the consummation of the merger substantially concurrently with the initial funding of the credit facilities in accordance with the terms of the merger agreement (without giving effect to any amendments, waivers or consents by Parent or Purchaser that are materially adverse to the interest of the lenders or the lead arrangers under the debt commitment letter in their respective capacities as such without the consent of the lead arrangers (such consent not to be unreasonably withheld, delayed or conditioned));

•

the delivery of certain customary closing certificates (including a solvency certificate), borrowing notices, legal opinions and lien searches and certain documents and instruments necessary to establish a perfected security interest in certain items of collateral;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	the payment of applicable fees and expenses; and

•	the expiration of a marketing period of 20 consecutive business days following receipt of certain required financial information.

Senior Secured Term and Revolving Credit Facilities

The senior secured facilities will consist of a (i) $280 million term loan facility with a term of seven years and (ii) a $70 million revolving credit facility with a term of five years (which we refer to as the “Senior Secured Facilities”).

Roles. Wells Fargo Securities, LLC (“Wells Fargo Securities”), Deutsche Bank Securities Inc. (“DBSI”) and Barclays Bank PLC (“Barclays”) have been appointed as joint lead arrangers and joint bookrunners for the Senior Secured Facilities. Wells Fargo Bank has been appointed as administrative agent for the Senior Secured Facilities.

Interest Rate. Loans under the Senior Secured Facilities are expected to bear interest, at the borrower’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, subject to a “floor” and a spread. After the borrower’s delivery of financial statements with respect to the first full fiscal quarter ending after the effective date of the merger, interest rates under the revolving credit facility shall be subject to at least one decrease based on a net senior secured lease-adjusted ratio to be agreed upon.

Prepayments and Amortization. The borrower will be permitted to make voluntary prepayments with respect to the Senior Secured Facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable), subject to a requirement to pay a 1.00% call premium in connection with any “repricing” transaction consummated within the first six months following the initial funding of the Senior Secured Facilities. The term loans will amortize at a rate of 1.00% per annum in equal quarterly installments until the final maturity date.

Guarantors. All obligations of the borrower under the Senior Secured Facilities and, at borrower’s option, under currency, interest rate protection or other hedging agreements and any cash management arrangements entered into with a lender or any of its affiliates will, subject to certain exceptions, be guaranteed by the direct holding company of the borrower and each of the existing and future direct and indirect material domestic subsidiaries of the borrower.

Security. The obligations of the borrower and the guarantors under the Senior Secured Facilities and under currency, interest rate protection or other hedging agreements and cash management arrangements entered into with a lender or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in all of borrower’s and each guarantor’s tangible and intangible assets, including United States registered intellectual property, material fee-owned real property and all of the capital stock of the borrower and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 65% of the capital stock of first tier foreign subsidiaries). If certain security is not provided or perfected at closing despite the use of commercially reasonable efforts to do so, the provision or perfection of such security will not be a condition precedent to the availability of the Senior Secured Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

Certain Covenants. The Senior Secured Facilities will contain the representations and warranties and affirmative, financial and negative covenants specifically identified in the debt commitment letter, including, in the case of negative covenants, restrictions on (i) indebtedness, (ii) investments, (iii) sales of assets, (iv) mergers and consolidations, (v) payments in cash on material subordinated debt, the senior notes, loans under the bridge facility, material lien subordinated debt and other material debt to be agreed, (vi) liens and (vii) dividends and other distributions in respect of capital stock of the borrower and its direct parent company. The Senior Secured Facilities will also include the events of defaults specified in the debt commitment letter, including a “change of control”.

Bridge Facility

The borrower is expected to issue up to $300.0 million aggregate principal amount of Senior Notes, as described below. If the offering of Senior Notes by the borrower is not completed on or prior to the closing of the Senior Secured Facilities, the lenders have committed to provide a bridge facility of up to $300.0 million (which we refer to as the “Bridge Facility”). DBSI, Wells Fargo Securities and Barclays have been appointed as joint lead arrangers and joint bookrunners for the Bridge Facility. DBSI has been appointed as administrative agent for the Bridge Facility.

Interest under the Bridge Facility will initially equal a LIBOR-based interest rate (subject to a floor) plus an applicable margin, which will increase over time subject to a specified cap. The Bridge Facility will be guaranteed by the persons that guarantee the Senior Secured Facilities and certain other capital markets indebtedness. The guarantees of the Bridge Facility will be pari passu in right of payment with the obligations under the Senior Secured Facilities.

If the Bridge Facility is not paid in full on or before the first anniversary of the merger, then the maturity of the Bridge Facility will be automatically extended to eight years after the closing date of the merger. After such extensions, the holders of the outstanding senior bridge loans may choose, subject to specified conditions, to exchange such loans for senior exchange notes that mature eight years after the closing date of the merger.

Senior Notes due 2020

Purchaser plans to issue up to $300 million in aggregate principal amount of senior notes due in 2020. Purchaser plans to issue the notes in transactions exempt from or not subject to registration under the Securities Act pursuant to Rule 144A and Regulation S under the Securities Act. If senior notes are issued, upon consummation of the merger, the Company will assume all of the obligations under the senior notes and the guarantees described below will become effective. The provisions below set forth the expected material terms for the senior notes.

Limited Guarantee

Pursuant to a limited guarantee, which we refer to as the limited guarantee, delivered by Centerbridge in favor of the Company, dated May 1, 2012, Centerbridge has agreed to guarantee the obligation of Parent and Purchaser under the merger agreement to pay the Parent Termination Fee of approximately $67.4 million to the Company, and any collection costs associated therewith, if payable, in each case, if, as and when due, provided, however, in no case shall the liability of Centerbridge pursuant to the limited guarantee exceed $67.4 million plus the amount of such collection costs.

Closing and Effective Time of Merger

If the merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the merger will be completed promptly thereafter. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how such holder may exchange its shares of Company common stock for the per share merger consideration promptly, and in any event within two business days, after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Our executive officers and directors hold shares of Company common stock that were purchased or issued following the vesting of equity awards granted by the Company. These shares will be treated in the same manner as outstanding shares of Company common stock held by our other stockholders. As of May 4, 2012, our executive officers and directors and their affiliates, as a group, owned a total of 292,363 shares of Company common stock, excluding shares issuable upon the exercise of stock options or the vesting of restricted stock units and performance-based restricted stock units. If the offer and the merger are completed, our executive officers and directors and their affiliates, as a group, would receive a total amount of cash estimated at $15,056,695, without interest and less any required withholding taxes.

Aside from their interests as stockholders of the Company, our executive officers and directors have interests in the offer and the merger that may be different from, or in addition to, those of other stockholders generally. The board of directors considered these interests in making its recommendation that you approve the proposal to adopt the merger agreement. As you consider the board of directors’ recommendation, you should be aware of the interests of our executive officers and directors, which are briefly summarized below.

Executive Officer Compensation

Pre-2012 Executive Officer Equity Awards.

Stock Options. Our executive officers received stock options granted before 2012 (“Pre-2012 Company Stock Options”). All unvested Pre-2012 Company Stock Options that are outstanding as of the date that is 10 days before the merger closing date will accelerate vesting per the merger agreement. Any outstanding Pre-2012 Company Stock Options that have not been exercised as of the merger closing date will be settled via cash payment, if any, within 10 business days after that date. Such payment will equal the product of

•

the excess, if any, of $51.50, which is the per-share cash amount to be paid for each share of Company common stock in the offer and the merger, over the per-share exercise price of the Pre-2012 Company Stock Options, multiplied by

•	the unexercised number of shares of Company common stock underlying the outstanding Pre-2012 Company Stock Options.

If the exercise price per share of any outstanding Pre-2012 Company Stock Options is equal to or greater than $51.50, the Pre-2012 Company Stock Options will be canceled and terminated as of the effective date of the merger closing without any cash payment after the merger closing date.

As of May 4, 2012, our executive officers as a group held a total of 490,153 Pre-2012 Company Stock Options, with exercise prices ranging from $30.05 to $58.50 per share. Based on Pre-2012 Company Stock Options held as of that date, upon completion of the offer and the merger, our executive officers as a group will be entitled to receive a total of approximately $5,447,674 less required withholding taxes.

Restricted Cash Units. Our executive officers who received restricted cash units prior to 2012 (“Pre-2012 Executive RCUs”) will have the value of their awards converted to a cash amount equal to the number of Pre-2012 Executive RCUs outstanding on the merger closing date times $51.50, which is the per-share cash amount to be paid for each share of Company common stock on the merger closing date. This cash amount, less required withholding taxes, will be paid within 10 business days following the merger closing date. The executive officers as a group hold 87,423 Pre-2012 Executive RCUs in total, which would be converted into a total cash payment of $4,502,285, less required withholding.

Dividend Equivalents. The Company’s Board of Directors authorized a first quarter cash dividend of $0.275 per share to be paid on May 25, 2012. In connection with their Pre-2012 Executive RCUs, our executive officers as a group will be awarded dividend equivalent cash payments of $0.275 per underlying unit with an aggregate value of $24,041 payable on the dividend payment date.

2012 Executive Officer Equity Awards.

Pursuant to the terms of the merger agreement, the Compensation Committee has adopted a 2012 cash incentive program as a component part of the Company’s Amended & Restated 2006 Equity Incentive Plan for the purpose of making cash payments in settlement of equity awards previously granted to our executive officers in 2012 as further described below.

Stock Options. On April 18, 2012, our executive officers as a group received 142,665 stock options (“2012 Company Stock Options”). Upon the completion of the offer and the merger, all 2012 Company Stock Options will be replaced with a right to receive an amount of cash equal to the product of

•

the excess, if any, of $51.50, which is the per-share cash amount to be paid for each share of Company common stock in the offer and the merger, over the per-share exercise price of the 2012 Company Stock Options, multiplied by

•	the number of shares of Company common stock underlying the 2012 Company Stock Options.

Upon completion of the offer and the merger, assuming all 2012 Company Stock Options remain outstanding, the 2012 Company Stock Options would then be converted into a total cash amount of approximately $1,710,553. This cash amount, less required withholding taxes, will be paid at the time the 2012 Company Stock Options would have vested under the original award agreement terms relating to service-based vesting, provided the executive officer remains employed on that date except as otherwise set forth in the award agreement.

Executive Restricted Stock Units. Our executive officers who received restricted stock units in 2012 (“2012 Executive RSUs”) will have the value of their awards calculated as of the merger closing date in accordance with the terms of their award agreement and converted upon the completion of the offer and the merger to a cash amount equal to the number of 2012 Executive RSUs outstanding on the merger closing date times $51.50, which is the per-share cash amount to be paid for each share of Company common stock in the offer and the merger. Upon completion of the offer and the merger, assuming all 2012 Executive RSUs remain outstanding our executive officers as a group would become entitled to 32,387 2012 Executive RSUs in total, which would then be converted into a total cash payment of $1,667,932. This cash amount, less required withholding taxes, will be paid at the time the 2012 Executive RSUs would have vested under the original award agreement terms relating to service-based vesting, provided the executive officer remains employed on that date, except as otherwise set forth in the award agreement.

Performance-Based Restricted Stock Units. Our executive officers who received performance-based restricted stock units in 2012 (“2012 PBRSUs”) will have the value of their awards calculated as of the merger closing date in accordance with the terms of their award agreement and converted to a cash amount equal to the number of 2012 PBRSUs outstanding on the merger closing date times $51.50, which is the per-share cash amount to be paid for each share of Company common stock on the merger closing date. Assuming that the performance measurement results in an award at the 200% level and all 2012 PBRSUs remain outstanding, our executive officers as a group would become entitled to 80,242 2012 PBRSUs in total, which would then be converted into a total cash payment of $4,134,523. This cash amount, less required withholding taxes, will be paid at the time the 2012 PBRSUs would have vested under the original award agreement terms relating to service-based vesting, provided the executive officer remains employed on that date, except as otherwise set forth in the award agreement.

Dividend Equivalents. In connection with their 2012 Executive RSUs and 2012 PBRSUs, our executive officers as a group will be credited with dividend equivalents in the form of additional restricted stock units determined generally by dividing (a) the product of (i) the number of the unvested 2012 Executive RSUs or 2012 PBRSUs, as applicable, as of the corresponding dividend record date (including any unvested 2012 Executive RSUs or 2012 PBRSUs, as applicable, previously credited as a result of prior payments of Dividend Equivalents) and (ii) $0.275, by (b) the per-share fair market value of our common stock on the dividend payment date, rounding up any fractional units. The dividend equivalent units relating to 2012 Executive RSUs and 2012 PBRSUs are subject to the same terms and are paid at the same time as the underlying restricted stock units. The executive officers as a group will be allocated additional restricted stock units with a value of $19,945 as dividend equivalents with respect to their outstanding 2012 Executive RSUs and 2012 PBRSUs payable at the same time as the underlying award.

Employee Stock Purchase Plan

We suspended the commencement of any offering period under our Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”), effective after April 30, 2012 unless and until the merger agreement is terminated.

Non-Qualified Deferred Compensation Plan

The Company has established the P.F. Chang’s China Bistro, Inc. Restoration Plan (the “Restoration Plan”), which is a non-qualified deferred compensation plan for the Company’s highly compensated employees who are otherwise ineligible for participation in the Company’s 401(k) plan. All executive officers participate in the Restoration Plan. Messrs. Federico, Welborn, Mumford and Moylan are 100% vested in their account balances in the Restoration Plan. Mr. Cardwell and Ms. Mailhot will have $607 and $5,412 vest as of the closing of the offer, respectively.

Appointment of Executive Officer

In January 2012, the Company announced the appointment of Nancy F. Mailhot as an executive officer. Ms. Mailhot has served as the Company’s Chief People Officer since February 2008. Ms. Mailhot’s employment agreement provides for a 3 year term beginning January 24, 2012 with an initial base salary of $300,000 per annum and Ms. Mailhot’s salary multipliers for her 2012 annual incentive targets were set at 60% of base salary. In April 2012, Ms. Mailhot was awarded 15,062 2012 Company Stock Options, 2,847 2012 Executive RSUs and 2,847 2012 PBRSUs on the same terms and conditions applicable to the Company’s other executive officers. Payments to be made to Ms. Mailhot in connection with a termination of her employment are further described below.

Ms. Mailhot’s equity interest in the Company also includes awards granted prior to the date of her employment agreement. On April 28, 2008, she was awarded 10,842 Pre-2012 Company Stock Options, all of which remain outstanding and 2,350 of which remain unvested, at an exercise price of $31.42. Ms. Mailhot also received grants of Pre-2012 Executive RCUs as follows: 5,263 on July 27, 2009, 4,362 on August 2, 2010 and 6,000 on August 1, 2011, all of which remain outstanding and unvested.

Payments to be made to Ms. Mailhot in connection with a termination of her employment are further described below.

Employment Agreements

We have entered into employment agreements with certain of our executive officers that provide additional or accelerated severance benefits if we terminate the executive officer’s employment without cause or the executive officer resigns for good reason within 24 months following a change in control, subject to execution of a general release and certain other conditions (a “qualifying termination”). For purposes of the employment agreements, the offer and the merger constitute a change in control.

Pursuant to the employment agreements between the Company and Messrs. Federico, Welborn and Mumford, effective May 21, 2008 (and, in the case of Mr. Federico, amended effective January 5, 2009), in the event of a qualifying termination, the executive officer is entitled to receive the following severance benefits:

•

cash benefits payable in a lump sum within 30 days following the date of a qualifying termination of employment and equal to the sum of (a) an amount equal to the greater of (i) two times the executive officer’s base salary in effect on the date of termination or (ii) the balance of the executive officer’s base salary due for the remainder of the current term of the employment agreement (base salary to be determined without regard to any reduction which would constitute good reason), plus (b) an amount equal to the greater of two times (x) the average cash bonus paid to the executive officer for each of the years completed under the terms of the employment agreement or (y) the executive officer’s annual bonus target;

•

full vesting in all unvested portions of the executive officer’s equity awards and the ability to exercise stock options for a period of three years from the date his employment terminates; provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term;

•

continuation of the executive officer’s group health insurance benefits on the same terms as during his employment for the greater of (a) the remainder of the current term of the employment agreement, or (b) two years (the “Continuation Period”), provided the Company’s insurance carrier allows for such benefits continuation (in the event the Company’s insurance carrier does not allow such coverage continuation, the Company agrees to pay the premiums required to continue the executive officer’s group health care coverage for the Continuation Period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that the executive officer elects to continue and remains eligible for these benefits under COBRA; and

•

if the executive officer is subject to any excise tax due to characterization of the severance benefits as excess parachute payments pursuant to the Internal Revenue Code, the Company will pay the executive officer an additional amount equal to the amount of the Section 280G excise tax payable by the executive officer by December 31 following the taxable year he remits the related taxes.

Pursuant to the employment agreements between the Company and Messrs. Cardwell and Moylan, effective April 20, 2011, in the event of a qualifying termination, the executive officer is entitled to receive the following severance benefits:

•

cash benefits payable in a lump sum within 30 days following the date of a qualifying termination of employment and equal to the sum of (a) an amount equal to the greater of (i) two times the executive officer’s base salary in effect on the date of termination or (ii) the balance of the executive officer’s base salary due for the remainder of the current term of the employment agreement (base salary to be determined without regard to any reduction which would constitute good reason), plus (b) an amount equal to the greater of two times (x) the average cash bonus paid to the executive officer for each of the years completed under the terms of the employment agreement or (y) the executive officer’s annual bonus target;

•

full vesting in all unvested portions of his equity awards and the ability to exercise stock options for a period of three years from the date his employment terminates; provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and

•	payment of the premiums required to continue the executive officer’s group health care coverage for up to 18 months in accordance with the provisions of COBRA.

Pursuant to the employment agreement between the Company and Ms. Mailhot, effective January 24, 2012, in the event of a qualifying termination, she is entitled to receive the following severance benefits:

•

cash benefits payable in a lump sum within 30 days following the date of a qualifying termination of employment and equal to the sum of (a) an amount equal to the greater of (i) two times the executive officer’s base salary in effect on the date of termination or (ii) the balance of the executive officer’s base salary due for the remainder of the current term of the employment agreement (base salary to be determined without regard to any reduction which would constitute good reason), plus (b) an amount equal to the greater of two times (x) the average cash bonus paid to the executive officer for each of the years completed under the terms of the employment agreement or (y) the executive officer’s annual bonus target;

•

full vesting in all unvested portions of her equity awards and the ability to exercise stock options for a period of three years from the date her employment terminates; provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and

•

continuation of her group health insurance benefits on the same terms as during her employment for the greater of (a) the remainder of the current term of the employment agreement, or (b) two years (the “Continuation Period”), provided the Company’s insurance carrier allows for such benefits continuation (in the event the Company’s insurance carrier does not allow such coverage continuation, the Company agrees to pay the premiums required to continue the her group health care coverage for the Continuation Period, under the applicable provisions of COBRA, provided that she elects to continue and remains eligible for these benefits under COBRA.

For purposes of the employment agreements between the Company and Messrs. Federico, Welborn, Mumford, Cardwell and Moylan and Ms. Mailhot the following definitions apply:

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“Cause” means (i) the executive officer’s theft, dishonesty, or falsification of any Company documents or records; (ii) the executive officer’s improper use or disclosure of the Company’s confidential or proprietary information; (iii) any action by the executive officer which has a detrimental effect on the Company’s reputation or business; (iv) the executive officer’s failure to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure; (v) any material breach by the executive officer of the terms of his or her employment agreement, which breach is not cured after written notice from the Company of, and a reasonable opportunity to cure such breach; or (vi) the executive officer’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the executive officer’s ability to perform his or her duties with the Company.

•

“Change in control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities, (ii) the sale or disposition of all or substantially all of the Company’s assets (or any transaction having similar effect is consummated); or (iii) the Company is party to a merger or consolidation that results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

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“Good reason” means any one or more of the following without the executive officer’s written consent: (i) the assignment to the executive officer of any duties, or any limitation of the executive officer’s responsibilities, substantially inconsistent with his or her positions, duties, responsibilities and status with the Company immediately prior to the date of the change in control; (ii) the relocation of the principal place of the executive officer’s service to a location that is more than 50 miles from his or her principal place of service immediately prior to the date of the change in control, or the imposition of travel requirements substantially more demanding of the executive officer than such travel requirements existing immediately prior to the date of the change in control; or (iii) any material failure by the Company to pay, or any material reduction by the Company of, the executive officer’s base compensation in effect immediately prior to the date of the change in control. Good reason shall not exist unless the executive officer notifies the Company in writing of the existence of the applicable condition specified above not later than 90 days after the initial existence of the condition, and the Company fails to remedy such condition within 30 days after receipt of such notice.

The payments officers will receive upon a qualifying termination are included in the following section.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for our named executive officers based on the offer and the merger, assuming the following:

•	the merger closing date is July 1, 2012; and

•	the named executive officer experiences a qualifying termination on July 1, 2012.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity($)(2)	Pension/ NQDC($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)(4)	Total($)
Richard L. Federico	2,785,120	6,625,619	0	23,744	0	9,434,483
R. Michael Welborn	1,235,200	4,172,723	0	26,692	486,324	5,920,939
Mark D. Mumford	1,104,000	2,311,289	0	23,744	411,623	3,850,656
Kevin C. Moylan	960,000	1,616,838	0	5,835	0	2,582,673
F. Lane Cardwell, Jr.	1,120,000	1,112,026	198	12,159	0	2,244,383
Nancy F. Mailhot	1,140,833	1,644,416	750	31,302	0	2,817,301

(1)

Assumes a qualifying termination upon a change in control on July 1, 2012, and payments based on the base salary at January 1, 2012, average annual incentive for fiscal 2011, fiscal 2010, fiscal 2009 and fiscal 2008 for Messrs. Federico, Welborn and Mumford, average annual incentive for fiscal 2011 for Messrs. Moylan and Cardwell and target annual incentive for Ms. Mailhot for fiscal year 2012. Consists of severance benefits payable in cash within 30 days following the date of a qualifying termination and equal to the sum of (a) an amount equal to the greater of (i) two times the executive officer’s base salary in effect on the date of the qualifying termination or (ii) the balance of the executive officer’s base salary due for the remainder of the current term of the employment agreement (base salary to be determined without regard to any reduction which would constitute good reason), plus (b) an amount equal to the greater of two times (x) the average cash bonus paid to the executive officer for each of the years completed under the terms of the employment agreement or (y) the executive officer’s annual bonus target. The base salary severance payments are as follows: Mr. Federico: $1,392,560, Mr. Welborn: $772,000, Mr. Mumford: $690,000, Mr. Moylan: $600,000, Mr. Cardwell: $700,000, Ms. Mailhot: $780,833. The bonus severance payments are as follows: Mr. Federico: $1,392,560, Mr. Welborn: $463,200, Mr. Mumford: $414,000, Mr. Moylan: $360,000, Mr. Cardwell: $420,000, Ms. Mailhot: $360,000.

(2)

Calculated based on a qualifying termination upon a change in control on July 1, 2012, and $51.50, which is the per-share cash amount to be paid for each share of Company common stock in the offer and the merger. Consists of (i) the cash value of the Pre-2012 Company Stock Options, and Pre-2012 Executive RCUs, (ii) the cash value of 2012 Company Stock Options which would otherwise vest on April 18, 2015 or upon a qualifying termination following the offer and the merger, (iii) the cash value of the 2012 Executive RSUs which would otherwise vest on April 18, 2015 or upon a qualifying termination following the offer and the merger and Dividend Equivalents in respect of 2012 Executive RSUs and (iv) attainment of the 200% performance level under the 2012 PBRSUs, which payment otherwise vests on December 28, 2015 or upon a qualifying termination following the date of the offer and the merger and Dividend Equivalents in respect of 2012 PBRSUs. With respect to Pre-2012 Company Stock Options, the executive officers will receive the following cash amounts: Mr. Federico: $2,721,700, Mr. Welborn: $1,964,748, Mr. Mumford: $363,690, Mr. Moylan: $179,829, Mr. Cardwell: $0, Ms. Mailhot: $217,707. With respect to Pre-2012 Executive RCUs, the executive officers will receive the following cash amounts: Mr. Federico: $0, Mr. Welborn: $1,331,842, Mr. Mumford: $1,164,518, Mr. Moylan: $814,988, Mr. Cardwell: $386,250, Ms. Mailhot: $804,688. The value of cash payments in substitution for the 2012 Company Stock Options for executive officers is as follows: Mr. Federico: $698,609, Mr. Welborn: $232,366, Mr. Mumford: $207,691, Mr. Moylan: $180,593, Mr. Cardwell: $210,700, Ms. Mailhot: $180,593. The cash payments in substitution for the 2012 Executive RSUs are as follows: Mr. Federico: $798,662, Mr. Welborn: $213,828, Mr. Mumford: $191,117, Mr. Moylan: $146,621, Mr. Cardwell: $171,083, Ms. Mailhot: $146,621. The cash payments in substitution for the 2012 PBRSUs are as follows: Mr. Federico: $2,395,986, Mr. Welborn: $427,656, Mr. Mumford: $382,233, Mr. Moylan: $293,241, Mr. Cardwell: $342,166, Ms. Mailhot: $293,241. The aggregate value of the Dividend Equivalents to be awarded in respect of 2012 Executive RSUs and 2012 PBRSUs are as follows: Mr. Federico: $10,662, Mr. Welborn: $2,284, Mr. Mumford: $2,041, Mr. Moylan: $1,566, Mr. Cardwell: $1,827, Ms. Mailhot: $1,566.

(3)

In the case of Messrs. Federico, Welborn and Mumford and Ms. Mailhot, represents the cost to the Company of continuing group health insurance benefits on the same terms as during the executive officer’s employment for the Continuation Period, provided that the Company’s insurance carrier allows for such benefits continuation. In the event the Company’s insurance carrier does not allow such coverage continuation, the Company will pay the premiums required to continue the executive officer’s group health care coverage for the Continuation Period under the applicable provisions of COBRA, provided that the executive officer elects to continue and remains eligible for these benefits under COBRA. In the case of Messrs. Moylan and Cardwell, represents the cost to the Company of the premiums required to continue the executive officer’s group health care coverage for up to 18 months under the applicable provisions of COBRA, provided that the executive officer elects to continue and remains eligible for these benefits under COBRA.

(4)

Under the employment agreements between the Company and Messrs. Federico, Welborn and Mumford, the executive officers are entitled to a tax gross-up payment to make them whole on an after-tax basis for any golden parachute excise taxes they incur as a result of receiving payments in connection with the tender offer and merger. Although Mr. Federico is entitled to a tax gross-up payment, no excise taxes are estimated to be due under the assumptions described above.

Director Compensation

The Company reimburses non-employee directors for reasonable costs and expenses incurred in attending board of directors’ meetings. Each non-employee director receives annual compensation consisting of cash and share-based awards with a targeted aggregate value of $175,000. In addition, the lead independent director receives an annual retainer of $20,000, the chair of the Audit Committee receives an annual retainer of $20,000, and the chairs of the Compensation and Executive Development Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $10,000.

For fiscal 2012, each director had the option to determine the amount of cash received with a maximum of 50% of the total compensation to be paid in cash. The balance of the compensation for each director is granted as restricted stock units. The value of share-based awards is calculated using the same method used by the Company in valuing its share-based compensation awards under GAAP. Share-based awards vest over the service period of one year following the grant date. At the option of each director, the issuance of shares underlying restricted stock units may be deferred until either (a) the date on which he/she ceases serving on the board or (b) the earlier of (i) the third anniversary following the grant date or a change in control of the Company or (ii) a change in control of the Company. Cash payments are made in equal quarterly installments over the course of the year following each annual stockholder meeting. Directors who are not employees of the Company also receive an annual “Lucky Cat Dining Card” which generally entitles each holder to $5,000 for use at any of the Company’s Bistro or Pei Wei restaurants.

Share-based awards granted to our directors are treated under the tender offer and merger as follows:

Pre-2012 Director Equity Awards.

Director Stock Appreciation Rights. Our directors received stock appreciation rights granted before 2012 (“Pre-2012 SARs”), all of which have fully vested. Any outstanding Pre-2012 SARs that have not been exercised as of the merger closing date will be settled via cash payment, if any, within 10 business days after that date. Such payment will equal the product of

•

the excess, if any, of $51.50, which is the per-share cash amount to be paid for each share of Company common stock in the tender offer and merger, over the per-share exercise price of the Pre-2012 SARs, multiplied by

•	the unexercised number of shares of Company common stock represented by the outstanding Pre-2012 SARs.

If the exercise price per share of any outstanding Pre-2012 SARs is equal to or greater than $51.50, they will be canceled and terminated without any cash payment on the merger closing date.

As of May 4, 2012, our directors as a group held a total of 14,261 Pre-2012 SARs, with exercise prices ranging from $30.60 to $42.32 per share. Based on Pre-2012 SARs held as of that date, upon completion of the tender offer and merger, our directors as a group will be entitled to receive a total of approximately $273,940 less required withholding taxes.

Director Restricted Stock Units. Our non-employee directors who received restricted stock units prior to 2012 (“Pre-2012 Director RSUs”) will have the value of their outstanding awards converted to a right to receive a cash amount equal to the number of Pre-2012 Director RSUs outstanding on the merger closing date times $51.50, which is the per-share cash amount to be paid for each share of Company common stock on the merger closing date. This cash payout will be paid within 10 business days after the merger closing date or, to the extent applicable, at such other time as the director may have elected. Our non-employee directors as a group hold 44,500 vested but unsettled Pre-2012 Director RSUs in total, which would be paid at the merger closing date or, if later the date elected by the director. The total cash payment to directors in the aggregate will consist of $2,291,802.

Director Restricted Cash Units. Our non-employee directors who received restricted cash units prior to 2012 (“Pre-2012 Director RCUs”) will have the value of their outstanding awards converted to a cash amount equal to the number of Pre-2012 Director RCUs outstanding on the merger closing date times $51.50, which is the per share cash amount to be paid for each share of Company common stock on the merger closing date. The cash amount will be paid within 10 days following the merger closing date or, to the extent applicable, at such time as elected by the director under the terms of the award agreement. The non-employee directors as a group hold 8,751 vested but unsettled Pre-2012 Director RCUs in total which would be converted into a cash payment of $450,677. Mr. Cardwell does not hold any Pre-2012 Director RCUs.

Dividend Equivalents. The Company’s Board of Directors authorized a first quarter cash dividend of $0.275 per share to be paid on May 25, 2012. In connection with their equity awards described above, our directors as a group will be awarded

•

In connection with their Pre-2012 Director RSUs, our directors as a group will be credited with dividend equivalents in the form of additional restricted stock units determined generally by dividing (a) the product of (i) the number of Pre-2012 Director RSUs as of the corresponding dividend record date (including any unvested Pre-2012 Director RSUs previously credited as a result of prior payments of Dividend Equivalents) and (ii) $0.275, by (b) the per-share fair market value of our common stock on the dividend payment date, rounding up any fractional units. The dividend equivalent units relating to Pre-2012 Director RSUs are subject to the same terms and are paid at the same time as the underlying restricted stock units. The directors as a group will be allocated additional restricted stock units with a value of $12,238 as dividend equivalents with respect to their outstanding Pre-2012 Director RSUs payable at the same time as the underlying award.

•

In connection with their Pre-2012 Director RCUs, our directors as a group will be awarded dividend equivalent cash payments of $0.275 per underlying unit with an aggregate value of $2,407 payable at the same time as the underlying award.

2012 Director Equity Awards.

Pursuant to the terms of the merger agreement, the Compensation Committee has adopted a 2012 cash incentive program as a component part of the Company’s Amended & Restated 2006 Equity Incentive Plan for the purpose of making cash payments in settlement of equity awards previously granted to our directors in 2012 as further described below.

Director Restricted Stock Units. Our non-employee directors who received restricted stock units in 2012 (“2012 Director RSUs”) will have the value of their awards calculated as of the merger closing date in accordance with the terms of their award agreement and converted upon the completion of the offer and the merger to a cash amount equal to the number of 2012 Director RSUs outstanding on the merger closing date times $51.50, which is the per-share cash amount to be paid for each share of Company common stock in the offer and the merger. Upon completion of the offer and the merger, assuming all 2012 Director RSUs remain outstanding our directors as a group would become entitled to 14,044 2012 Director RSUs in total, which would then be converted into a total cash payment of $723,266. This cash amount, less required withholding taxes, will be paid at the time the 2012 Director RSUs would have vested under the original award agreement terms relating to service-based vesting, provided the director remains employed on that date, except as otherwise set forth in the award agreement or, to the extent applicable, at such other time as the director may have elected.

Dividend Equivalents. The Company’s Board of Directors authorized a first quarter cash dividend of $0.275 per share to be paid on May 25, 2012. In connection with their 2012 Director RSUs, our directors as a group will be credited with dividend equivalents in the form of additional restricted stock units determined generally by dividing (a) the product of (i) the number of 2012 Director RSUs as of the corresponding dividend record date (including any unvested 2012 Director RSUs previously credited as a result of prior payments of Dividend Equivalents) and (ii) $0.275, by (b) the per-share fair market value of our common stock on the dividend payment date, rounding up any fractional units. The dividend equivalent units relating to 2012 Director RSUs are subject to the same terms and are paid at the same time as the underlying restricted stock units. The directors as a group will be allocated additional restricted stock units with a value of $3,862 as dividend equivalents with respect to their outstanding 2012 Director RSUs payable at the same time as the underlying award.

Indemnification and Exculpation of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, we have adopted provisions in our certificate of incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of our directors to us and to our stockholders for monetary damages for breach or alleged breach of the duty of care.

Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

Our bylaws provide for indemnification (to the full extent permitted by the Delaware General Corporation Law) of directors, officers, employees and other agents of the Company against all expenses, liability and loss (including attorney’s fees, judgment, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, the bylaws or any agreement with us) reasonably incurred or suffered by such person in connection therewith, subject to certain provisions. Our bylaws also empower us to maintain directors and officers liability insurance coverage and to enter into indemnification agreements with our directors, officers, employees or agents.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

From and after the date on which the offer closing occurs, Purchaser and Parent will and will cause the Company, the surviving corporation or any of their respective subsidiaries, to the extent permitted by applicable law, to: (a) for six years after the earlier to occur of the offer closing and the merger closing, indemnify, defend and hold harmless, against the costs, expenses and legal proceedings specified in the merger agreement, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by the Company or any of its subsidiaries (subject to the surviving corporation’s receipt of an undertaking by such director or officer to repay such legal and other fees and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under applicable law); and (b) include and cause to be maintained in effect in the Company’s or the surviving corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six years after the offer closing date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company’s charter and bylaws.

The Company is required to, at or prior to the earlier to occur of the offer closing and the merger closing, purchase a six year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the offer and the merger and Purchaser and Parent will cause the surviving corporation to maintain such “tail” prepaid policy in full force and effect for six years after the offer closing date. Parent is also required to cause the surviving corporation or any of their respective subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of its subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefits specified in the merger agreement.

Potential for Future Arrangements

Although it is possible that certain members of the Company’s current management team will enter into arrangements with Parent or an affiliate of Parent regarding employment (and potentially severance arrangements) with, and the right to purchase or participate in the equity of, Parent or an affiliate of Parent, as of the date hereof there are no agreements between members of the Company’s current management and representatives of Parent or Centerbridge.

Persons Retained, Employed, Compensated or Used

We have retained Goldman as our financial advisor in connection with the merger and in connection with such engagement, Goldman provided the opinion described in “—Goldman Financial Analyses and Opinion,” which is filed as Annex C hereto and is incorporated herein by reference. The Committee selected Goldman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated April 17, 2012, the Company engaged Goldman to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman a fee equal to approximately $13.4 million for its services in connection with the transactions contemplated by the merger agreement, $4 million of which became payable upon execution of the merger agreement and the remainder of which is contingent upon consummation of the transactions contemplated by the merger agreement. Also, the Committee in its sole discretion may determine to increase Goldman’s fee by an amount up to approximately $0.6 million. Moreover, pursuant to a letter agreement dated February 6, 2012, the Company has agreed to pay Goldman a fee equal to approximately $0.5 million for its shareholder activism advisory services, half of which will be credited against the $13.4 million fee for Goldman’s services in connection with the transactions contemplated by the merger agreement. In addition, under both the April 17, 2012 and February 6, 2012 letter agreements, the Company has agreed to reimburse Goldman for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman and related persons against various liabilities, including certain liabilities under the federal securities laws.

The Company has also retained Joele Frank, Wilkinson Brimmer Katcher, which we refer to as Joele Frank, as its public relations advisor in connection with the merger. The Company has agreed to pay customary compensation to Joele Frank for such services. In addition, the Company has agreed to reimburse Joele Frank for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities arising out of the engagement.

Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of the Company on its behalf with respect to the merger.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Certain Material United States Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Company common stock exchanged for cash pursuant to the merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a stockholder in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company common stock held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company common stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market method of tax accounting;

•	a stockholder subject to the alternative minimum tax provisions of the Code;

•	a stockholder that received shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that has a functional currency other than the United States dollar;

•	a person that holds the shares of Company common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	certain former United States citizens or long-term residents;

•	any holder of shares of Company common stock that entered into a non-tender and support agreement as part of the transactions described in this proxy statement; or

•

any holder of shares of Company common stock that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the merger has beneficially owned, actually or constructively, more than 5% of the total fair market value of the shares of Company common stock.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the offer or pursuant to the merger.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Company common stock who exercise appraisal rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE OFFER AND THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

Payments with Respect to Shares

The exchange of shares of Company common stock for cash pursuant to the offer or pursuant to the merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company common stock pursuant to the offer or pursuant to the merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company common stock exchanged therefor. Gain or loss generally will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company common stock is more than one year at the time of the exchange. Long-term capital gain recognized by a non-corporate United States Holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Proceeds from the exchange of shares of Company common stock pursuant to the offer or pursuant to the merger generally will be subject to backup withholding tax at the applicable rate (currently, 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund from the IRS, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the transfer agent, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the transfer agent.

Non-United States Holders

The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a non-United States Holder of shares of Company common stock. The term “non-United States Holder” means a beneficial owner of shares of Company common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of shares of Company common stock at any time is effectively connected with the conduct of a trade or business in the United States. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-United States Holders that are engaged in the conduct of a trade or business in the United States.

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to shares of Company common stock exchanged for cash in the offer or pursuant to the merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are satisfied;

•

the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

the Company is or has been a United States real property holding corporation, or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company common stock or the period that the non-United States Holder held the shares of Company common stock, and, in the event of common stock that is regularly traded on an established securities market for tax purposes as of the date of the offer or the merger (as the case may be) the non-United States Holder held (directly or indirectly), at any time within the five-year period preceding such exchange, more than five percent of the shares of such regularly traded common stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company common stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% (or applicable lower treaty rate) branch profits tax. Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. If the exception described in the third bullet point above applies, a non-United States Holder may be subject to regular United States federal income tax with respect to its gain in the same manner as United States Holders, as described above, under “United States Holders,” and payments to such stockholder pursuant to the offer or the merger may be subject to withholding at a 10% rate. The Company does not believe that it is a USRPHC, but it may have been a USRPHC within the 5-year period ending on the date of the offer or merger (as the case may be).

Backup Withholding Tax

A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of shares of Company common stock pursuant to the offer or pursuant to the merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the transfer agent. Non-United States Holders should consult with their own tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund from the IRS or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS’ SHARES OF COMPANY COMMON STOCK. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER OR EXCHANGING THEIR SHARES OF COMPANY COMMON STOCK FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Approvals and Notices

U.S. Antitrust Approval

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Parent filed a notification and report form with the FTC and the Antitrust Division of the DOJ relating to its proposed acquisition of the Company on May 8, 2012. We submitted our Premerger Notification and Report Form to the FTC and the Antitrust Division of the DOJ on May 8, 2012. Consequently, the required waiting period will expire on May 23, 2012, unless extended or terminated early.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that the regulatory compliance described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of such compliance, the ability of Parent or the Company to achieve compliance on satisfactory terms or the absence of any litigation challenging such compliance. There can also be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

On May 2, 2012, a putative shareholder class action complaint captioned Israni v. P.F. Chang’s China Bistro, Inc., et al. Case No. CV2012-007538 was filed in the Superior Court of the State of Arizona, County of Maricopa, seeking to enjoin the proposed acquisition of the Company by affiliates of Centerbridge Partners, L.P. The complaint names the Company, the board of directors and Centerbridge Partners, L.P. as defendants. The complaint alleges that the members of the board of directors breached their fiduciary duties to the Company’s stockholders by, among other things, agreeing to sell the Company to Centerbridge Partners, L.P. for an inadequate price and pursuant to an unfair process, and that the board of directors entered into the transaction to benefit themselves at the expense of the Company’s stockholders. The complaint also alleges that the Company and Centerbridge Partners, L.P. aided and abetted the alleged breaches of fiduciary duties by the board of directors. The complaint seeks injunctive relief, an award of attorneys’ and other fees and costs, in addition to other relief.

On May 11, 2012, two separate putative shareholder class action complaints were filed in the Superior Court of the State of Arizona, County of Maricopa, captioned Jeanty v. Kerrii B. Anderson, et al. Case No. CV2012-007825 and Macomb County Employees’ Retirement System v. P.F. Chang’s China Bistro, Inc., et al. Case No. CV2012-053012, seeking to enjoin the proposed acquisition of the Company by affiliates of Centerbridge Partners, L.P. The complaints name the Company, the board of directors, Centerbridge Partners, L.P., Parent and Purchaser as defendants. The complaints allege that the members of the board of directors breached their fiduciary duties to the Company’s stockholders by, among other things, agreeing to sell the Company to Centerbridge Partners, L.P. for an inadequate price and pursuant to an unfair process, and that the board of directors acted to put their personal interests ahead of the interests the Company’s stockholders. The complaints also allege that the Company, Centerbridge Partners, L.P., Parent and Purchaser aided and abetted the alleged breaches of fiduciary duties by the board of directors. The complaints seek injunctive relief, an award of attorneys’ and other fees and costs, in addition to other relief.

The Company believes the allegations in the complaints lack merit, and intends to vigorously defend the actions.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Purchaser were qualified and subject to important limitations agreed to by the Company, Parent and Purchaser in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedule that the Company delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Offer

The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any shares of Company common stock validly tendered and not validly withdrawn pursuant to the offer are subject only to the satisfaction, or waiver by Purchaser or Parent, of the conditions described in “–Certain Conditions of the Offer” below (referred to herein as the “offer conditions”). Subject to the satisfaction of the offer conditions, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for all shares of Company common stock validly tendered and not validly withdrawn pursuant to the offer as promptly as practicable (and in any event within three business days) after the expiration of the offer (as the expiration date of the offer may be extended and re-extended as described below and in compliance with applicable laws) and in any event in compliance with Rule 14e-1(c) under the Exchange Act. We refer to the time of such acceptance for payment of shares of Company common stock as the “Acceptance Time.”

The merger agreement provides that the offer price payable in respect of each share of Company common stock validly tendered and not validly withdrawn pursuant to the offer will be $51.50 and will be paid net to the holders of such shares of Company common stock in cash, without interest, subject to the withholding of any taxes required by applicable law, on the terms and subject to the conditions set forth in the merger agreement.

Pursuant to the merger agreement, Purchaser expressly reserves the right to increase the offer price, waive (in whole or in part) any condition to the offer or modify the terms of the offer, except that the Company’s prior written approval is required for Purchaser to (a) decrease the offer price, (b) change the form of consideration payable in the offer, (c) reduce the number of shares of Company common stock to be purchased in the offer, (d) amend or modify any of the offer conditions in a manner that is adverse to the holders of shares of Company common stock or impose conditions to the offer that are different than or in addition to the offer conditions, (e) amend, modify or waive the Minimum Condition (as defined below under “–Certain Conditions of the Offer”), (f) add to the offer conditions or amend, modify or supplement any offer condition in a manner that is or could reasonably be expected to be adverse to the holders of shares of Company common stock in any respect, or (g) extend or otherwise change any time period for the performance of any obligation of Purchaser or Parent (including the Expiration Date) in a manner other than pursuant to and in accordance with the merger agreement.

Extension of the Offer/Subsequent Offering Period

The offer shall initially be scheduled to expire at midnight, New York City time at the end of the day on June 12, 2012, but the offer will be extended to midnight at the end of the day on June 15, 2012 if the Company has engaged with a Qualified Go-Shop Bidder (as defined below) with respect to a Qualified Acquisition Proposal (as defined below) prior to May 31, 2012, which we refer to as the “Go-Shop Period End Date.”

The merger agreement also provides that if at the initial or at any subsequent expiration date of the offer any offer condition is not satisfied or, to the extent waivable in accordance with the terms of the merger agreement, has not been waived by Purchaser or Parent, Purchaser will extend (and re-extend) the offer and its expiration date, to permit such offer condition to be satisfied, for one or more periods in consecutive increments of up to ten business days each (or such longer period as Parent and the Company may mutually agree). The length of each such extension may be determined by Parent in its sole discretion. In no event, however, is Purchaser required to extend the offer beyond the close of banking business on October 31, 2012 (the “Outside Date”) or, if earlier, the date that is five business days following the Proxy Statement Clearance Date (as defined below). Pursuant to the merger agreement, Purchaser is also required to extend the offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or applicable law, in each case, applicable to the offer. The initial expiration date as it may be extended pursuant to the merger agreement is referred to herein as the “Expiration Date.”

As defined in the merger agreement, the “Proxy Statement Clearance Date” means the later to occur of (a) (i) if the SEC has not informed the Company that it intends to review this preliminary proxy statement on or prior to the tenth calendar day following the filing date hereof, the date of the day following such tenth calendar day or (ii) if the SEC has informed the Company that it intends to review this preliminary proxy statement, the date on which the SEC has, orally or in writing, confirmed that it has no further comments on this proxy statement and (b) the Go-Shop Period End Date.

In addition, the merger agreement provides that if the Acceptance Time occurs but the number of shares of Company common stock tendered, together with any shares of Company common stock then owned by Parent or any subsidiary of Parent (assuming exercise of the Top-Up Option (as defined below under “Top-Up Option”) in full and excluding, if Purchaser elects to do so, from such ownership, but not from then-outstanding shares of Company common stock, shares of Company common stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), is less than 90% of the outstanding shares of Company common stock, then Purchaser may, in its sole discretion, commence a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of the merger agreement and the offer, Purchaser is required to (and Parent is required to cause Purchaser to) immediately accept for payment, and pay for, all shares of Company common stock that are validly tendered pursuant to the offer during such subsequent offering period.

Certain Conditions of the Offer

Notwithstanding any other term of the offer or the merger agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Company common stock promptly after termination or withdrawal of the offer)), to pay for any shares of Company common stock validly tendered and not validly withdrawn prior to any then-scheduled Expiration Date in connection with the offer if, immediately prior to the then-scheduled Expiration Date:

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the merger agreement (including the offer and the merger) under the HSR Act shall not have expired or been terminated;

(b) there shall have not been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company common stock, which, together with any shares then owned, directly or indirectly, by Purchaser, Parent and any other subsidiaries of Parent, collectively represents as of the Expiration Date the sum of at least 83% of the shares of Company common stock then outstanding (the “Minimum Condition”)

(c) Parent (either directly or through its subsidiaries) shall not have received the proceeds of the debt financing (or any alternative debt financing) and/or the lenders party to the debt commitment letter (or a new commitment letter for any alternative debt financing) shall have confirmed to Parent or Purchaser that the debt financing (or any alternative debt financing) will be available at the offer closing in an amount sufficient to consummate the offer closing and the merger closing on the terms and conditions set forth in the debt commitment letter (or a new commitment letter for any alternative debt financing) (the “Financing Proceeds Condition”); and

(d) any of the following conditions shall have occurred and be continuing as of the then scheduled Expiration Date:

(i) there shall be any restraint in effect enjoining or otherwise preventing or prohibiting the making of the offer or the consummation of the merger or the offer;

(ii) the representations and warranties of the Company (a) set forth in Section 3.2 of the merger agreement (Capitalization) (other than for immaterial deviations hereof), Section 3.3(a) of the merger agreement (Authorization; No Conflict), Section 3.3(b) of the merger agreement (Authorization; No Conflict), Section 3.9 of the merger agreement (Broker’s or Finder’s Fees), Section 3.11 of the merger agreement (Opinion of Financial Advisor) and Section 3.21 of the merger agreement (Inapplicability of Anti-takeover Statutes) shall not be true and correct in all respects as of the date of the merger agreement and as of the expiration of the offer as though made as of the expiration of the offer, (b) set forth in Section 3.6 of the merger agreement (Absence of Material Adverse Change) shall not be true and correct as of the date of the merger agreement and as of the expiration of the offer as though made as of the expiration of the offer without disregarding the “Company Material Adverse Effect” (as defined below) qualification set forth therein and (c) set forth in the merger agreement, other than those described in clauses (a) and (b) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the merger agreement and as of the expiration of the offer as though made as of the expiration of the offer, except, in the case of this clause (c), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations or covenants under the merger agreement and such failure to perform or comply with such obligations or covenants shall not have been cured prior to the Expiration Date;

(iv) since May 1, 2012, a Company Material Adverse Effect shall have occurred;

(v) there is a pending legal proceeding by a governmental body challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by the merger agreement;

(vi) in the event that the issuance of the Top-Up Option Shares (as defined below under “—Top-Up Option”) is necessary to ensure that Parent or Purchaser reaches the Short-Form Threshold (as defined below under “—Top-Up Option”) immediately after the Acceptance Time, the Top-Up Option Shares available to be issued to Purchaser, together with the shares of Company common stock validly tendered in the offer and not properly withdrawn, are insufficient for Purchaser to reach the Short-Form Threshold; or

(v) the merger agreement shall have been terminated in accordance with its terms.

As used in the merger agreement, “Company Material Adverse Effect” means any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development, circumstance or effect attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and its subsidiaries operate, (B) acts of terrorism or war (whether or not declared), or natural disasters occurring after the date hereof, (C) the execution and delivery of the merger agreement or the announcement or pendency of the transactions contemplated hereby, or (D) changes in law or any applicable accounting regulations or principles or the interpretations thereof enacted after the date of the merger agreement, (E) changes in the price or trading volume of the Company common stock (provided, that, the underlying facts giving rise to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (F) any failure by the Company to meet public or internal revenue, earnings or other projections (provided, that, the underlying facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), except in the cases of clauses (A) or (D), to the extent that the effects on the Company and its subsidiaries, taken as a whole, are materially disproportionate as compared to the effects on other participants in the industries in which the Company and its subsidiaries operate and conduct their business.

For purposes of determining whether the Minimum Condition and the condition set forth in paragraph (b) above have been satisfied, Purchaser and Parent shall have the right to include or exclude for purposes of its determination thereof shares of Company common stock tendered in the offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Purchaser and Parent to extend, terminate or modify the offer pursuant to the terms and conditions of the merger agreement.

The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms and conditions of the merger agreement and applicable law, may be waived by Purchaser or Parent, in whole or in part at any time and from time to time prior to the Expiration Date in the sole discretion of Purchaser or Parent (other than the Minimum Condition, which may be waived by Purchaser and Parent only with the prior written consent of the Company). The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

Top-Up Option

Pursuant to the merger agreement, the Company granted to Purchaser an irrevocable option (the “Top-Up Option”) to purchase at the offer price an aggregate number of validly issued, fully paid and nonassessable shares of Company common stock (the “Top-Up Option Shares”) equal to up to the number of then-available authorized and unissued shares of Company common stock; provided, however, that the Top-Up Option shall not be deemed to be exercised (a) to purchase an amount of Top-Up Option Shares in excess of the number of shares of Company common stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) at the time of exercise of the Top-Up Option (treating shares of Company common stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company common stock as if such shares were outstanding), (b) unless immediately after such exercise and the issuance of the Top-Up Option Shares Purchaser and Parent shall, when added to the shares of Company common stock owned by Purchaser and Parent, own at least 90% of the shares of the Company common stock outstanding (excluding from the calculation of the number of shares of Company common stock Purchaser and Parent then owns, but not from the calculation of then-outstanding shares of Company common stock, the shares of Company common stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) immediately after the Acceptance Time (the “Short-Form Threshold”), (c) unless the Acceptance Time shall have occurred, (d) unless Purchaser irrevocably commits upon acquisition of the Top-Up Option Shares to immediately effect the merger pursuant to the merger agreement and (e) if the exercise of the Top-Up Option, the issuance and delivery of the Top-Up Option Shares and compliance with the provisions described in this paragraph is prohibited by any outstanding order or law (excluding any Nasdaq rules that require stockholder approval). The Top-Up Option may be exercised by Purchaser only once and only upon the terms and subject to the conditions set forth in the merger agreement, and only for so long as the merger agreement has not been terminated. However, because the Company has a limited number of shares of Company common stock available for issuance under its certificate of incorporation, it is estimated that Purchaser would need to acquire in the offer approximately 83% of the shares of Company common stock then outstanding in order to exercise the Top-Up Option.

The aggregate purchase price payable for the shares of Company common stock being purchased by Purchaser pursuant to the Top-Up Option will be payable, at Purchaser’s option, (a) in cash, by wire transfer of same-day funds; or (b) by (i) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the shares purchased pursuant to the Top-Up Option and (ii) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to clause (i) above. The promissory note: (A) will be due on the first anniversary of the closing of the purchase of shares of Company common stock pursuant to the Top-Up Option; (B) will bear simple interest of 5% per annum, payable in arrears at maturity; (C) will be fully recourse to Purchaser and Parent; (D) may be prepaid, in whole or in part, at any time without premium or penalty; and (E) will have no other material terms.

Proxy Statement; Company Stockholders Meeting

The merger agreement provides that, as soon as practicable after the date of the merger agreement (and in any event within ten business days after the date of the merger agreement), the Company is required to prepare and cause to be filed with the SEC the Proxy Statement in connection with the solicitation of proxies for use at the meeting of the Company stockholders called to vote upon the merger, the offer and the other transactions contemplated by the merger agreement (other than any pre-closing restructuring of the Company’s subsidiaries requested by Parent and agreed to by the Company).

The merger agreement provides that, if the merger agreement has not been validly terminated and the adoption of the merger agreement by the Company stockholders is required by applicable law to consummate the merger, then the Company is required to promptly after the Proxy Statement Clearance Date (and in any event within three business days of clearance) (the “Proxy Date”), (x) establish a record date (which record date will be as soon as reasonably practicable) for and give notice of the Company stockholders meeting for the purpose of voting upon the adoption of the merger agreement, and (y) cause the Proxy Statement to be mailed to the Company stockholders as of the record date established for the Company stockholders meeting. The Company is required to duly call, convene and hold the Company stockholders meeting as promptly as reasonably practicable after the Proxy Date (but, subject to certain rights of the parties to adjourn or postpone the Company stockholders meeting, in no event later than 35 calendar days following the date the proxy statement is mailed to the Company stockholders).

The Company agreed that, unless a Change in Company Board Recommendation (as defined below under “—Change in Company Board Recommendation”) has been effected, the Company will use reasonable best efforts to solicit proxies in favor of the adoption of the merger agreement and the transactions contemplated thereby and will ensure that all proxies solicited in connection with the Company stockholders meeting are solicited in compliance with all applicable laws and all rules of Nasdaq. Parent agreed to ensure that all Company common stock owned beneficially or of record by Purchaser, Parent or any of Parent’s other affiliates, or any shares of Company common stock with respect to which Purchaser or Parent or any of Parent’s other affiliates holds a valid proxy, will be voted in favor of the adoption of the merger agreement and the transactions contemplated thereby at any Company stockholders meeting.

The merger agreement provides that, notwithstanding the provisions described above, in the event that the number of shares of Company common stock owned by Purchaser, Parent and Purchaser’s other affiliates following the offer closing and the exercise, if any, of the Top-Up Option, is equal to at least ninety percent (90%) of the outstanding shares of Company common stock, the parties to the merger agreement have agreed to take all necessary and appropriate action, including with respect to the transfer to Purchaser of any shares of Company common stock held by Parent or its affiliates, to cause the merger to become effective immediately following the offer closing without the Company stockholders meeting in accordance with Section 253 of the DGCL.

The Merger

The merger agreement provides that, following the completion of the offer and on the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger:

•	Purchaser will be merged with and into the Company;

•	the separate existence of Purchaser will cease;

•	the Company will continue as the surviving corporation in the merger and an indirect wholly-owned subsidiary of Parent;

•	the certificate of incorporation and bylaws of the Company as in effective immediately prior to the effective time will be amended and restated in their entirety; and

•

the directors and officers of the surviving corporation will from and after the effective time be the respective individuals who are directors and officers of Purchaser immediately prior to the effective time.

Conditions to the Merger

The respective obligations of each party to the merger agreement to effect the merger is subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the effective time of the following conditions:

•

unless a short-form merger is consummated pursuant to Section 253 of the DGCL, the merger agreement has been adopted by the affirmative vote of the holders of a majority of the shares of Company common stock outstanding and entitled to vote at the Company stockholders meeting;

•	the waiting period applicable to the consummation of the merger and the offer under the HSR Act, has expired or been terminated;

•

no law or order, writ, injunction, judgment, decree or ruling enacted, promulgated, issued or entered by any (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature is in effect enjoining or prohibiting the consummation of the merger or making the consummation of the merger illegal; and

•

unless the offer was terminated in accordance with the merger agreement, acceptance for payment and payment for (by Purchaser or Parent on Purchaser’s behalf) all of the shares of Company common stock validly tendered and not withdrawn pursuant to the offer, except that neither Purchaser nor Parent are entitled to assert the failure of this condition if Purchaser fails to purchase any shares of Company common stock validly tendered and not properly withdrawn pursuant to the offer.

Solely if the offer is terminated or if the shares of Company common stock validly tendered and not validly withdrawn pursuant to the offer are not accepted for payment and paid for, the obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to complete the merger shall be subject to the satisfaction or waiver (if permissible under applicable law) of certain additional conditions as set forth in the merger agreement, which are substantially the same as the conditions to the consummation of the offer, other than the Financing Proceeds Condition. See “—Certain Conditions of the Offer”.

Effect on Capital Stock

Pursuant to the merger agreement, at the effective time, all shares of Company common stock issued and outstanding and held by (a) the Company or any the Company subsidiary (or held in the Company treasury) or (b) Purchaser or Parent or any subsidiary of Parent immediately prior to the effective time will automatically be canceled and retired and will cease to exist, and no consideration will be paid in exchange therefore.

All other shares of Company common stock issued and outstanding immediately prior to the effective time will automatically be canceled and retired and will cease to exist, and all holders of certificates representing shares of Company common stock, and all holders of book-entry shares of Company common stock representing such shares of Company common stock that were outstanding immediately prior to the effective time will, in each case, represent only the right to receive the merger consideration, without interest, which will be payable to the holder thereof in accordance with the terms of the merger agreement, and shall cease to have any other rights as stockholders of the Company.

Shares of Company common stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares in accordance with the provisions of Section 262 of the DGCL (such shares of Company common stock, the “Dissenting Shares”) will not be converted into or represent the right to receive the merger consideration, but will be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the effective time, the Dissenting Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If any such holder fails to perfect or effectively withdraws or loses the right to appraisal under Section 262, the shares of Company common stock held by such holder will be treated as if they had been converted into, and become exchangeable for, the right to receive, as of the effective time, the merger consideration for each share of Company common stock, without any interest thereon.

Company Equity Awards

The merger agreement provides that neither Purchaser nor Parent will assume any stock options, stock appreciation rights, restricted stock units, or restricted cash units, in each case, granted prior to 2012, or substitute for any such stock option, stock appreciation right, restricted stock unit, or restricted cash unit, in each case, granted prior to 2012 any stock option or any similar award for Purchaser or Parent stock, in connection with the offer, the merger and the other transactions contemplated by the merger agreement.

Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, and without any action on the part of any optionholder, all unvested and outstanding stock options granted prior to 2012 (“Pre-2012 Options”) will fully vest and become exercisable. To the extent not exercised prior to the effective time, then upon the effective time each Pre-2012 Option will be deemed to be exercised, canceled and converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the excess, if any, of the per share merger consideration over the exercise price per share of Company common stock previously subject to the Pre-2012 Option and the total number of shares deemed to be issued upon the deemed exercise of such Pre-2012 Option; provided, however, that if the exercise price per share of any such Pre-2012 Option is equal to or greater than the per share merger consideration, such Pre-2012 Option shall be canceled and terminated without any cash payment being made in respect thereof.

Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, and without any action on the part of any holder of any stock appreciation rights, all unvested and outstanding stock appreciation rights will fully vest and become exercisable. To the extent not exercised prior to the effective time, then upon the effective time each stock appreciation right will be deemed to be exercised, canceled and converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the excess, if any, of the per share merger consideration over the exercise price per share previously represented by the stock appreciation right and the total number of shares of Company common stock previously represented by such stock appreciation right; provided, however, that if the exercise price per share previously represented by any such stock appreciation right is equal to or greater than the per share merger consideration, such stock appreciation right shall be canceled and terminated without any cash payment being made in respect thereof.

Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, and without any action on the part of any holder of any restricted stock unit granted prior to 2012 (“Pre-2012 RSU”), each Pre-2012 RSU that is outstanding immediately prior to the effective time, whether or not then vested, will fully vest immediately prior to, and then will be canceled at, the effective time in exchange for the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of shares of Company common stock subject to such canceled Pre-2012 RSU.

Pursuant to the merger agreement, conditioned upon the occurrence of the effective time, and without any action on the part of any holder of any restricted cash units granted prior to 2012 (“Pre-2012 RCU”), each Pre-2012 RCU that is outstanding immediately prior to the effective time, whether or not then vested, will fully vest immediately prior to, and then will be canceled at, the effective time in exchange for the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to the product of the per share merger consideration and the number of cash units subject to such canceled Pre-2012 RCU.

Pursuant to the merger agreement, on May 14, 2012 the Compensation Committee adopted resolutions providing that at the effective time, all stock options granted in 2012 (“2012 Options”), restricted cash units granted in 2012 (“2012 RCUs”), restricted stock units granted in 2012 (“2012 RSUs”) and performance-based restricted stock units granted in 2012 (“2012 PBRSUs”) (collectively, the “2012 Company Equity Awards”) outstanding and unexercised immediately prior to the effective time will, in accordance with and pursuant to the terms of the stock plans under which they were granted, be replaced with a cash incentive program, which cash incentive program will be assumed by Purchaser and Parent at and as of the effective time, as set forth in the merger agreement.

Each 2012 Option will be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding tax as contemplated by the merger agreement), equal to the product of: (i) the excess, if any, of the per share merger consideration over the exercise price of each such 2012 Option; and (ii) the number of shares of Company common stock underlying such 2012 Company Option (determined in accordance with the terms of such 2012 Option) (the “Unvested 2012 Company Option Cash Amount”).

Each 2012 RSU will be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding tax as contemplated by the merger agreement) equal to the product of (i) the per share merger consideration and (ii) the number of shares of Company common stock subject to such 2012 RSU (determined in accordance with the terms of such 2012 RSU) (the “Unvested 2012 Company RSU Cash Amount”).

Each 2012 RCU will be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding tax as contemplated by the merger agreement) equal to the product of (i) the per share merger consideration and (ii) the number of cash units subject to such 2012 RCU (determined in accordance with the terms of such 2012 RCU) (the “Unvested 2012 Company RCU Cash Amount”).

Each 2012 PBRSU will be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding tax as contemplated by the merger agreement) equal to the product of (i) the per share merger consideration and (ii) the number of shares of Company common stock subject to such performance-based restricted stock unit (determined in accordance with the terms of such 2012 PBRSU with the performance period ending as of the earlier of the closing of the offer and the merger closing) (the “Unvested 2012 Company PBRSU Cash Amount”).

The payment of the Unvested 2012 Company Option Cash Amount, the Unvested 2012 Company RSU Cash Amount, the Unvested 2012 Company RCU Cash Amount, and the Unvested 2012 Company PBRSU Cash Amount (collectively, “Unvested Cash Amount”) will only be made to any holder of any such 2012 Company Equity Award to the extent such holder satisfies the service-based vesting conditions related to such 2012 Company Equity Award that were applicable to such 2012 Company Equity Award immediately prior to or at the effective time.

The Company ESPP was operated in accordance with the terns and past practice for the Offering Period (as defined in the Company ESPP) in effect through April 30, 2012 (the “Current Offering Period”). The Company has suspended the commencement of any future Offering Period under the Company ESPP (excepting, for the avoidance of doubt, the Current Offering Period) so the company ESPP is inactive after April 30, 2012 unless and until this agreement is terminated.

Pursuant to the terms of the merger agreement, the board of directors (or, if appropriate, any committee thereof administering the Company stock plans) shall take all such actions as are necessary to (i) terminate the stock plans, other than the P.F. Chang’s China Bistro, Inc. Non Employee Director Compensation Plan, as amended and restated effective April 22, 2010, and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan, such termination to be effective at or before the effective time and (ii) freeze the P.F. Chang’s China Bistro, Inc. Non Employee Director Compensation Plan, as amended and restated effective April 22, 2010, and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan so that following the effective time no additional equity or equity-based awards may be issued, awarded or granted thereunder.

Representations and Warranties

In the merger agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to:

•	organization;

•	capitalization and indebtedness of the Company;

•	authority related to the merger agreement and the transactions contemplated thereby;

•	authorization;

•	non-contravention;

•	subsidiaries;

•	matters related to governmental filings;

•	subsidiaries;

•	SEC reports and financial statements;

•	the internal controls of the Company;

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	litigation;

•	information supplied;

•	broker’s or finder’s fees;

•	employee plans;

•	opinion of financial advisor;

•	taxes;

•	environmental matters;

•	compliance with laws;

•	intellectual property;

•	employment matters;

•	insurance;

•	material contracts;

•	properties;

•	quality and safety of food and beverage products; and

•	inapplicability of anti-takeover statutes.

In the merger agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to:

•	organization;

•	authorization;

•	non-contravention;

•	no legal proceedings challenging the merger;

•	activities of Purchaser;

•	information supplied;

•	no other Company representations and warranties;

•	non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans;

•	financing;

•	guarantee;

•	solvency; and

•	ownership of Company common stock.

Operation of the Company Business

The merger agreement provides that, except as expressly contemplated, required or permitted by the merger agreement, as required by applicable law, as set forth in the confidential disclosure letter, or as consented to in writing by the Company, during the period commencing on the date of the merger agreement and ending on the earlier of (a) the effective time, (b) the termination of the merger agreement, and (c) such time as designees of Parent first constitute at least a majority of the board of directors (such period being referred to as the “Interim Period”), the Company will and will cause its subsidiaries to:

•

ensure that the Company and each subsidiary of the Company conducts its business in the ordinary course and substantially in accordance with past practices, and in material compliance with all applicable laws;

•

use commercially reasonable efforts to ensure that the Company and each subsidiary of the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material suppliers, landlords, and other persons having material business relationships with the Company; and

•	keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

In addition, the merger agreement provides that, except as expressly contemplated, required or permitted by the merger agreement, as required by applicable law, as set forth in the confidential disclosure letter, or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company will be subject to, and will cause the Company subsidiaries to comply with, customary operating covenants and restrictions, including restrictions relating to:

•

declaring, accruing, setting aside or making a payment of any dividend or other distribution in respect of, or entering into any contract with respect to the voting of, any shares of capital stock or any other securities of the Company or any subsidiary of the Company (other than the May dividend of $0.275 per share);

•	adjusting, splitting, combining or reclassifying any capital stock or otherwise amending the terms of any securities of the Company or any subsidiary of the Company;

•

acquiring, redeeming or otherwise reacquiring any shares of capital stock or other securities (other than pursuant to the Company right to acquire restricted shares of Company common stock held by a Company employee upon termination of such Company employee’s employment);

•

selling, issuing, granting or authorizing the sale, issuance, or grant of or pledging, disposing of or encumbering securities of the Company other than pursuant to the exercise of stock options or the vesting of restricted stock units under the stock plans of the Company, in each case outstanding on the date of the merger agreement;

•	amending or otherwise modifying any of the terms of any securities of the Company;

•	amending or permitting the adoption of any amendment to the Company organizational documents;

•	acquiring any equity interest of any other person, or effecting or becoming a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

•

entering into any contract that would explicitly impose any material restriction on the right or ability of the Company or any subsidiary of the Company to compete, acquire any product, asset or service, perform services or sell products, transact business, or operate at any location in the world;

•

entering into or amending any contract the term of which exceeds the period specified in the merger agreement for the purchase or supply of food, beverages and other similar commodities contemplating payments by the Company or any subsidiary of the Company of more than the amount specified in the merger agreement;

•

entering into, amending or terminating, or waiving any material right, remedy or default under, or releasing, settling or compromising any material claim or any material legal proceeding against the Company or any subsidiary of the Company;

•	selling or otherwise disposing of, or leasing or licensing, or granting any lien (other than a permitted lien) on certain rights or other assets of the Company or its subsidiaries;

•	making or pledging of any material assets or permitting any material assets, or any of its cash equivalents or short-term investments, to become subject to any liens (other than permitted liens);

•	making certain loans, guarantees of indebtedness, incurring indebtedness for borrowed money;

•

except as contemplated by the merger agreement, establishing, adopting, entering into, amending, terminating or taking any action to accelerate rights under, any Company employee benefit plan or Company employee agreement, or granting or paying any bonus, benefit or other compensation to any current or former employees, officers, directors or independent contractors of the Company or any subsidiary of the Company;

•	hiring any employee that would be entitled to receive annual cash compensation (including salary and bonus) in excess of the amount specified in the merger agreement;

•	other than as required by changes in GAAP or SEC rules and regulations, changing any of its methods of accounting or accounting practices in any material respect;

•	making, changing or revoking any material tax election, or changing in any material aspect of its method of accounting for tax purposes, or amend any income or other material tax return; and

•	authorizing any of the foregoing.

No Solicitation by the Company; Other Offers

The merger agreement provides that during the period beginning on the date of the merger agreement and continuing until 11:59 p.m. (New York City time) on the Go-Shop Period End Date, the Company, subsidiaries of the Company and the Company officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives (the “Representatives”) have the right to, directly or indirectly, (a) solicit, initiate, facilitate and encourage any Acquisition Proposals (as defined below), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more confidentiality agreements that meet the requirements set forth in the merger agreement (“Acceptable Confidentiality Agreement”); and (b) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. The merger agreement further provides that any material non-public information concerning the Company or any subsidiary of the Company provided or made available to any third party given such access will, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent prior to or concurrently with providing it to such third party. Under the merger agreement, the Company agreed not to provide any commercially sensitive nonpublic information to any competitor of the Company and subsidiaries of the Company in connection with the actions described in this paragraph, except in a manner that the Company determines is reasonably designed to protect the Company if no merger, acquisition or other agreement which gives effect to any Acquisition Proposal (a “Company Acquisition Agreement”) is agreed to with such Person.

From and after the Go-Shop Period End Date, until the earlier of the effective time and the date on which the merger agreement is terminated, the Company and its subsidiaries may not, and will cause its and their respective Representatives not to, directly or indirectly through another person, except as otherwise set forth under “—No Solicitation by the Company; Other Offers” or below under “—Change in Company Board Recommendation”: (a) solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (b) other than informing persons of the applicable provisions described in the merger agreement, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal; (c) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under the merger agreement; or (d) resolve, propose or agree to do any of the foregoing. In addition, from and after the Go-Shop Period End Date, the Company will, and will cause its subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal and request any such person promptly return or destroy all confidential information concerning the Company and any subsidiary of the Company. Notwithstanding the foregoing, between the Go-Shop Period End Date and the date that is fifteen (15) days following the Go-Shop Period End Date, the Company may continue to engage with, and provide information as contemplated by the merger agreement to, a Qualified Go-Shop Bidder which made a Qualified Acquisition Proposal on or before the Go-Shop Period End Date (and which was not subsequently withdrawn), including with respect to any amended or revised Qualified Acquisition Proposal submitted by such Qualified Go-Shop Bidder.

If at any time prior to the earlier to occur of the Acceptance Time and the receipt of the Required Company Stockholder Vote the board of directors determines in good faith (after consultation with its financial advisor) that (a) an unsolicited written Acquisition Proposal, which was not received from a person who discussed or negotiated an Acquisition Proposal with the Company during the go-shop period constitutes or would reasonably be expected to result in a Superior Proposal (as defined below), and (b) the board of directors determines in good faith (after receiving the advice of its outside counsel) that failure to take such action would be a violation of the board of directors’ fiduciary duties under applicable law, then the Company may: (x) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal (and such person’s Representatives); provided, however, that the Company and such person must enter into an Acceptable Confidentiality Agreement and such Acquisition Proposal was not solicited in violation of the merger agreement; and provided, further, that any material non-public information concerning the Company or any subsidiary of the Company provided or made available to the person making such Acquisition Proposal will, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent prior to or concurrently with providing it to such person making such Acquisition Proposal, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

The Company is required to promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) advise Parent in writing of such Acquisition Proposal, indicating the identity of the person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts. In addition, the Company is required to keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

As defined in the merger agreement, “Acquisition Proposal” means any bona fide written offer or proposal relating to a transaction or series of related transactions (other than the offer, the merger and the other transactions contemplated by the merger agreement) involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a person or “group” of persons (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires, or would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; (b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and its subsidiaries that constitutes or accounts for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or (c) any liquidation or dissolution of the Company (such a transaction, the “Acquisition Transaction”), other than an offer or proposal by Parent or one of the Company’s subsidiaries contemplating or otherwise relating to any Acquisition Transaction.

As defined in the merger agreement, “Qualified Acquisition Proposal” means an Acquisition Proposal from a Qualified Go-Shop Bidder that the board of directors determines, as of the Go-Shop Period End Date, in good faith, after consultation with its financial and outside legal advisor constitutes or would be reasonably likely to result in (a) a Superior Proposal and (b) (i) a binding, executable Company acquisition agreement and (ii) binding, executable debt and equity financing commitments, in each case, which can be executed between the Go-Shop Period End Date and the date that is 15 days following the Go-Shop Period End Date.

As defined in the merger agreement, “Qualified Go-Shop Bidder” means any person, group of persons, or group that includes any person (so long as such person and the other members of such group, if any, who were members of such group immediately prior to the Go-Shop Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Go-Shop Period End Date and prior to the termination of the merger agreement) from whom the Company or any of its Representatives has received a Qualified Acquisition Proposal after the date of the merger agreement and before the Go-Shop Period End Date that the board of directors determines, as of Go-Shop Period End Date, in good faith, after consultation with its financial and outside legal advisor, is bona fide and constitutes or would reasonably be expected to lead to a Superior Proposal.

As defined in the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal not arising out of or relating to any violation of certain provisions of the merger agreement that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) 75% or more of the outstanding shares of the Company common stock or (b) 75% or more of the assets of the Company and its subsidiaries, taken as a whole, in either case, which the board of directors determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the person making the proposal, if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company stockholders from a financial point of view than the offer and the merger, in each case, after giving effect to all adjustments to the terms of the merger agreement resulting from any binding proposal made by Parent pursuant to certain matching rights set forth in the merger agreement, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the merger agreement, any changes to the terms of the merger agreement offered by Parent in response to such Acquisition Proposal, the identity of the person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, the expectation of obtaining required approvals or any necessary financing).

Change in Company Board Recommendation

The board of directors may not: (a) fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the recommendation that the Company stockholders accept the offer, tender their shares of Company common stock to Purchaser pursuant to the offer and, to the extent applicable, adopt and approve the merger agreement and approve the merger (the “Company Board Recommendation”) (including any failure to include such recommendation in the Schedule 14D-9, when mailed); (b) adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal; or (c) with respect to any Acquisition Proposal which is publicly known, fail to recommend against such Acquisition Proposal within ten business days after Parent so requests in writing (each such foregoing action or failure to act in clauses (a) through (c) above is referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, (x) no action permitted to be taken by the Company or its Representatives pursuant to the merger agreement with respect to a Qualified Go-Shop Bidder which made a Qualified Acquisition Proposal on or before the Go-Shop Period End Date is deemed a “Change in Company Board Recommendation” and (y) the determination (but not the adoption, approval, recommendation or endorsement) by the board of directors that an Acquisition Proposal submitted by a Qualified Go-Shop Bidder on or before the Go-Shop Period End Date is a Qualified Acquisition Proposal is not deemed a “Change in Company Board Recommendation.”

At any time prior to the earlier of the Acceptance Time and the receipt of the Required Company Stockholder Vote, the board of directors may, subject to compliance with the succeeding paragraph: (a) effect a Change in Company Board Recommendation if an event, fact, development or occurrence (other than the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof) that affects the business, assets or operations of the Company that is unknown to the board of directors as of the date of the merger agreement becomes known to the board of directors (an “Intervening Event”) and the Company concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable law, (b) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable law and the board of directors concludes in good faith, after consultation with the Company financial advisor, that the Acquisition Proposal constitutes a Superior Proposal and (c) terminate the merger agreement pursuant to its terms (and if applicable enter into a Company Acquisition Agreement) if the Company receives an Acquisition Proposal that the board of directors concludes in good faith, after consultation with the Company financial advisor, constitutes a Superior Proposal, and if the board of directors concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be a violation of its fiduciary duties under applicable law.

In no event, however, is the Company entitled to effect a Change in Company Board Recommendation or terminate the merger agreement (and, if applicable, enter into any Company Acquisition Agreement) for the reasons set forth in the preceding paragraph unless: (a) the Company first provided prior written notice to Parent that it is prepared to (x) make a Change in Company Board Recommendation, or (y) terminate the merger agreement in response to a Superior Proposal, which notice must contain certain information as specified in the merger agreement; and (b) Parent does not make, within three business days after the receipt of such notice, a binding and fully committed proposal that would, in the good-faith judgment of the board of directors (after consultation with outside counsel and, in the case of a Superior Proposal, and the Company financial advisor), cause the Intervening Event to no longer form the basis for the board of directors to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. Pursuant to the merger agreement, the Company may not enter into an Acquisition Transaction with the Qualified Go-Shop Bidder referred to in the foregoing sentence if Parent makes, within three business days after the receipt of the notice from the Company, a binding and fully committed proposal that would, in the good-faith judgment of the board of directors (after consultation with outside counsel and the Company financial advisor), cause the offer by such Qualified Go-Shop Bidder previously constituting a Superior Proposal to no longer constitute a Superior Proposal, and such Qualified Go-Shop Bidder does not make a new Qualified Acquisition Proposal within five business days after the public announcement of such binding and fully committed proposal by Parent.

The Company is required to provide to Parent a new notice and a new three business day period in the event of any material changes with respect to the Intervening Event described in the preceding paragraphs, or material changes to the terms of such Superior Proposal, as the case may be, occurring prior to a Change in Company Board Recommendation or the termination of the merger agreement.

None of the foregoing restrictions shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the board of directors, after consultation with outside counsel, failure to so disclose would be a violation of its fiduciary duties under applicable law; provided, however, that the foregoing shall not affect the obligations of the Company and the board of directors, and the rights of Purchaser and Parent described above under “—No Solicitation by the Company; Other Offers” and in this section “—Change in Company Board Recommendation” to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than the

Company or the board of directors taking any action set forth under “—Change in Company Board Recommendation” or under “—No Solicitation by the Company; Other Offers”) to the Company’s stockholders that is required to be made to such stockholders under applicable law or in satisfaction of the board of director’s fiduciary duties or applicable law, will be deemed to be a Change in Company Board Recommendation).

Reasonable Best Efforts

The merger agreement provides that each party is required to use its reasonable best efforts to make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable (and in any event within five business days after the date of the merger agreement): (a) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the offer and the merger; and (b) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other antitrust, competition, trade regulation, or other law relating to the offer and the merger. Each party is required to use its reasonable best efforts to: (i) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice or any other governmental body; (ii) act in good faith and reasonably cooperate with the other party in connection with any investigation by any governmental body; (iii) furnish to each other all information required for any filing, form, declaration, notification, registration and notice subject to advice of such party’s antitrust counsel; and (iv) take all other actions reasonably necessary consistent with the foregoing to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar laws. The merger agreement provides that each of the parties is required to use its reasonable best efforts to (w) give the other party reasonably prior notice of any communication with any governmental body with respect to the merger; (x) give the other party prior notice of any meeting or conversation with any governmental body and the opportunity to attend and/or participate in such meeting or conversation; (y) keep the other party reasonably informed with respect to any meetings or conversations with any governmental body; and (z) consult and cooperate with the other parties in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust laws.

In addition, the merger agreement provides that, each of Purchaser, Parent and the Company is required to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties to the merger agreement in doing, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement.

Director and Officer Liability

From and after the closing of the offer, Purchaser and Parent will and will cause the Company, the surviving corporation or any of their respective subsidiaries, to the extent permitted by applicable law, to: (a) for six years after the earlier to occur of the closing of the offer and the closing of the merger, indemnify, defend and hold harmless, against the costs, expenses and legal proceedings specified in the merger agreement, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by the Company or any of its subsidiaries (subject to the surviving corporation’s receipt of an undertaking by such director or officer to repay such legal and other fees and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under applicable law); and (b) include and cause to be maintained in effect in the Company or the surviving corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six years after the closing of the offer, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company charter documents.

In addition, the Company is required to, at or prior to the earlier to occur of the closing of the offer and the closing of the merger, purchase a six year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the offer and the merger and Purchaser, and Parent will cause the surviving corporation to maintain such “tail” prepaid policy in full force and effect for six years after the closing of the offer. Parent is also required to cause the surviving corporation or any of their respective subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of its subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefits specified in the merger agreement.

Shareholder Litigation

Under the merger agreement, prior to the earlier of the effective time or the date of termination of the merger agreement the Company is required to promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to the merger agreement, the offer or the merger and is required to keep Parent fully informed regarding any such shareholder litigation; and (b) the Company will control such defense, except that the Company may not enter into any settlement agreement in respect of any shareholder litigation against the Company without Parent’s consent (which consent will not be unreasonably withheld or delayed) and, after the earlier of the Acceptance Time and the Required Company Stockholder Vote, will, if requested by Parent, use its reasonable best efforts to settle any unresolved shareholder litigation in accordance with Parent’s direction subject to certain conditions specified in the merger agreement.

Rule 16b-3

Under the merger agreement, Purchaser, Parent and the Company are required to take all such steps as may be required to cause the merger and the other transactions contemplated by the merger agreement, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Employee Matters

During the period beginning at the effective time and ending on the first anniversary of the effective time (the “Continuation Period”), Parent is required to, and is required to cause the surviving corporation or any subsidiary of the Company to, provide to the employees who are actively employed by the Company or any subsidiary of the Company at the effective time (the “Covered Employees”) for so long as such Covered Employees remain employees of Parent, the surviving corporation or any subsidiary of the Company during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation (for purposes of clarity, including restricted cash units), retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the effective time.

In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the surviving corporation or any of their respective subsidiaries (“Parent Employee Benefit Plan”) following the effective time, Parent is required to, and is required to cause the surviving corporation to, for Covered Employees who become eligible during the calendar year including the effective time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company employee benefit plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit

Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan that the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

As of the effective time, Parent will recognize, or will cause the surviving corporation and their respective subsidiaries to recognize, all service of each Covered Employee prior to the effective time, to the Company (or any predecessor entities of the Company or any of its subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the effective time, to credit for such service under any similar Company employee benefit plan and Company employee agreement in which such Covered Employee participated immediately prior to the effective time.

Financing

Each of Purchaser and Parent agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Financing (as defined in the merger agreement) on the terms and conditions described in the Financing Commitments (as defined in the merger agreement), including using their respective reasonable best efforts to: (a) enter into definitive agreements with respect thereto which are subject to no additional conditionality than that contained in the Financing Commitments (except as otherwise permitted by the merger agreement) and are otherwise on substantially the terms and conditions as the Financing Commitments, (b) satisfy, or use reasonable best efforts to cause their Representatives to satisfy, on a timely basis all conditions applicable to, and within the control of, Parent or Purchaser or their respective Representatives in such definitive agreements and (c) upon the satisfaction of the conditions thereto and to Purchaser’s obligation to consummate the offer or the merger, as applicable, consummate the debt financing and the equity financing, at the closing of the offer (with respect to amounts required to consummate the offer) and the closing of the merger (with respect to amounts required to consummate the merger) and, upon the satisfaction of the conditions thereto and to Purchaser’s obligation to consummate the offer or the merger, as applicable, cause the lenders who are party to the debt financing commitments and any other person providing Financing to fund the Financing at the closing of the offer (with respect to amounts required to consummate the offer) and the closing of the merger (with respect to amounts required to consummate the merger).

In addition, Purchaser and Parent agreed that they will not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments or Financing Agreements (as defined in the merger agreement) without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), to the extent such amendments, modifications or waivers would reduce the aggregate amount of aggregate cash proceeds available from the Financing to fund the amounts required to be paid by Purchaser or Parent under the merger agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments on the date of the merger agreement) to an amount committed below the amount that is required to consummate the transactions contemplated by the merger agreement. Purchaser and Parent shall not agree without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) to impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions precedent to funding of the Financing Commitments other than immaterial customary conditions which are likely to be satisfied and which do not (a) prevent or delay the funding of the Financing or (b) make the timely funding of the Financing or satisfaction of the conditions precedent to obtaining the Financing (taking into account the expected timing of the Marketing Period (as defined below)) less likely to occur. Neither Purchaser nor Parent shall release or consent to the termination of the obligations of the lenders and other persons under the Financing Commitments or Financing Agreements, except for (i) assignments and replacements of an individual lender in accordance with the terms of the syndication provisions of the debt commitment letter with respect to the debt financing, or in accordance with the terms of the equity commitment letter or the merger agreement with respect to the equity financing or (ii) in connection with any amendment, modification, waiver or replacement thereof otherwise permitted under the merger agreement.

Purchaser and Parent agreed that except as set forth in the confidential disclosure letter, in no event shall Purchaser or Parent (a) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis in connection with the merger or the offer or (b) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries or in connection with the offer or the merger.

In the event that any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the debt commitment letter or Financing Agreements (other than as a result of the Company breach of any representation, warranty, covenant or agreement set forth in the merger agreement), (a) Parent is required to promptly so notify the Company and (b) Purchaser and Parent are required to use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative financial institutions in an amount sufficient to consummate the offer, the merger and the other transactions contemplated by the merger agreement (or replace any unavailable portion of the Financing) on terms and conditions that are not materially less favorable, in the aggregate, to Purchaser and Parent than those in the Financing Commitments that such alternative debt financing would replace (taking into account any flex provisions), as promptly as practicable following the occurrence of such event; provided, that neither Purchaser nor Parent will be required to execute any new debt commitment letter or arrange for such alternative debt financing on terms and conditions that are materially less favorable, in the aggregate, to Purchaser and Parent than those included in the Financing Commitments that they would replace.

Notwithstanding anything to the contrary contained in the merger agreement, nothing contained in the merger agreement requires, and in no event shall the reasonable best efforts of Purchaser or Parent be deemed or construed to require, either Purchaser or Parent to (a) seek the equity financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the equity commitment letter or (b) pay any fees in excess of those contemplated by the debt commitment letter (whether to secure waiver of any conditions contained therein or otherwise).

Marketing Period

As defined in the merger agreement, “Marketing Period” means the first period of 20 consecutive business days (ending no later than the business day immediately preceding the merger closing date), commencing on or after May 15, 2012, on the first day of which, throughout which and on the last day of which (a) Parent shall have certain information relating to the Company and the Company’s subsidiaries (as further described in the merger agreement, the “Required Information”); provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant (as defined in the merger agreement), it may deliver to Parent a written notice to that effect, in which case the Company is deemed to have complied with clause (a) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, and (b) the conditions set forth in Section 6.1(c) (Conditions to Each Party’s Obligation to Effect the Merger—No Restraints) of the merger agreement, Section 6.2(a) (Conditions to Obligations of Purchaser and Parent to Effect the Merger—Representations and Warranties) of the merger agreement, Section 6.2(b) (Conditions to Obligations of Purchaser and Parent to Effect the Merger—Performance of Obligations of the Company) of the merger agreement and Section 6.2(c) (Conditions to Obligations of Purchaser and Parent to Effect the Merger—No Material Adverse Effect) of the merger agreement, and, if applicable, the offer conditions

(other than the Financing Proceeds Condition (as defined in “The Offer—Certain Conditions of the Offer” above)) and (other than those conditions that by their terms are to be satisfied at the offer closing or the merger closing, as the case may be), have, in each case, been satisfied and to the knowledge of the Company and the knowledge of the Parent nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the offer closing and the merger closing, as the case may be, were to be scheduled for any time during such 20 business day period; provided, however, that if the Marketing Period has not ended prior to August 17, 2012, the Marketing Period shall commence after September 4, 2012; May 25, 2012 to and including May 29, 2012 and the period from and including July 2, 2012 to and including July 6, 2012 shall not be considered business days. Notwithstanding the foregoing, the “Marketing Period” shall not commence and is deemed not to have commenced if, on or prior to the completion of such 20 consecutive business day period, (i) the Company shall have publicly announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period is deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement is required, (ii) the Required Information would not be Compliant on the first day, throughout, and on the last day of such 20 consecutive business day period or (iii) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein or incorporated therein by reference, in which case the Marketing Period is deemed not to commence until the time at which all such reports have been filed; provided, further, that the Marketing Period shall end on the date the debt financing contemplated by the merger agreement is consummated if such date is prior to the end of an applicable 20 business day period.

Financing Cooperation and Indemnification

Except as provided in the merger agreement, prior to the effective time, the Company is required to, and is required to cause each of its subsidiaries to, and is required to use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions in the debt commitment letter to be satisfied and such customary cooperation as is otherwise reasonably necessary and reasonably requested by Parent solely in connection with obtaining the debt financing, which cooperation shall include, without limitation:

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causing its management team, with appropriate seniority and expertise, to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

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assisting with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the debt financing, and (B) providing customary authorization letters to the Financing Sources (as defined in the merger agreement) authorizing the distribution of information to prospective lenders and containing a representation that the “public-side” versions of marketing materials, if any, do not include material, non-public information regarding the Company or its subsidiaries, or their respective securities;

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furnishing Parent and its Financing Sources as promptly as practicable with the Required Information and, in the case of the annual financial statements, the auditors’ reports thereon and with respect to any interim financial statements, shall have been reviewed by the Company independent accountants as provided in Statements on Auditing Standards (AU 722).

•	assisting Parent and Purchaser in obtaining corporate and facilities ratings in connection with the debt financing;

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reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and its subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections;

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requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at closing of the merger in connection with certain of the Company’s indebtedness to be paid off at the merger closing;

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furnishing Parent and its Financing Sources promptly, and in any event at least ten days prior to the closing of the merger closing date, with all documentation and other information required by governmental authorities with respect to the debt financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

•	obtaining a customary solvency certificate of the chief financial officer of the Company to the extent required by the Financing Sources and in the form set forth in the debt commitment letter;

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assisting in the preparation of, and executing and delivering on the closing date, one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation and related deliverables (including any schedules or exhibits thereto) relating to the debt financing on substantially the terms contemplated by the debt commitment letter and delivering customary in-house legal opinions (regarding litigation matters) back-up for legal opinions of counsel to Parent or the Purchaser to be delivered to the lenders providing debt financing at the closing;

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using reasonable best efforts to permit unrestricted cash and cash equivalents, if any, of the Company and any subsidiary of the Company that can, without violating laws or incurring taxes, reasonably be made available to pay a portion of the offer price, the merger consideration, any other payments contemplated by the merger agreement or the other transactions contemplated by the merger agreement; and

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taking all corporate actions, subject to and only effective upon the occurrence of the earlier of the closing of the offer and the effective time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the earlier of the closing of the offer and the effective time.

The parties agreed that notwithstanding anything to the contrary in the merger agreement, nothing in the merger agreement requires the Company or any subsidiary of the Company to cooperate with Parent as described in the foregoing paragraph if, among other things, such cooperation would unreasonably interfere with the ongoing business or operations of the Company, require the Company or any of its subsidiaries or their respective Representatives, as applicable, to pay any commitment or other fees or reimburse any expenses that are not contingent upon the earlier of the Acceptance Time and the effective time or incur any liability or give any indemnities that are not contingent upon the earlier of the Acceptance Time and the effective time, or require the Company or its subsidiaries to take certain actions as specified in the merger agreement.

In the event that the merger agreement is terminated as set forth in the merger agreement, Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, its subsidiaries and their respective Representatives in connection with any cooperation contemplated by the merger agreement (except to the extent such costs or expenses arise or result from actual, knowing and intentional fraud of any person (“Fraud”), or a willful and material breach of the merger agreement by, the Company, it subsidiaries or their respective Representatives).

Purchaser and Parent have agreed that they will, in the event the closing of the offer or closing of the merger does not occur, on a joint and several basis, indemnify and hold harmless the Company and its affiliates and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the payoff of certain of the Company’s indebtedness at the closing of the merger and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable law, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise or result from Fraud of, or a willful and material breach of the merger agreement by, the Company, its subsidiaries and their respective Representatives.

Restructuring

Parent and the Company agreed that, at the written request of Parent, the Company will consider in good faith a restructuring of the Company’s subsidiaries, at the sole expense of Parent and Purchaser, to be effective on or prior to (but subject to the consummation of) the earlier of the closing of the offer or the closing of the merger (provided that such restructuring does not adversely affect the Company in any material respect).

Other Covenants

The merger agreement contains other customary covenants, including, but not limited to, covenants relating to confidentiality, access and investigation, public announcements and notification of certain events.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after adoption of the merger agreement by the Required Company Stockholder Vote:

(a)	by mutual written consent of Parent and the Company;

(b)	by either Parent or the Company, upon written notice to the other, if:

(i) the merger is not consummated on or prior to the Outside Date (unless the Acceptance Time occurred prior to the Outside Date), except if the failure of the Acceptance Time to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under the merger agreement;

(ii) any final, non-appealable restraint is in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the shares of Company common stock pursuant to the offer or consummation of the merger;

(iii) a meeting of the stockholders of the Company is duly convened and the Required Company Stockholder Vote (if required by applicable law) is not obtained at such meeting or at any adjournment or postponement thereof;

(c)	by Parent, upon written notice to the Company, if:

(i) a Triggering Event (as defined below) occurred, unless (x) the Acceptance Time occurred or (y) the Required Company Stockholder Vote was obtained;

(ii) there has been a breach of any covenant or inaccuracy of a representation or warranty by the Company that would if the offer has not been terminated result in certain offer conditions not being satisfied or if the offer has been terminated in accordance with the merger agreement, result in the failure of certain closing of the merger conditions, subject to certain cure rights by the Company, except that Parent does not have the right to terminate the merger agreement pursuant to this paragraph if (x) Purchaser or Parent is then in willful and material breach of certain covenants, agreements or representations and warranties, (y) the Acceptance Time occurred or (z) the Required Company Stockholder Vote was obtained;

(d)	by the Company, upon written notice to Parent, if:

(i) (A) Purchaser failed to commence the offer in accordance with the merger agreement, (B) Purchaser terminates or makes any material change to the offer in violation of the terms of the merger agreement, or (C) (x) all the offer conditions (other than the Financing Proceeds Condition) have been satisfied or waived as of the expiration of the offer, (y) the Marketing Period has ended and (z) Parent has failed to consummate the offer promptly thereafter and in any event within three (3) business days of the later of clause (x) and (y) above; provided, however, that the Company may not terminate the merger agreement pursuant to this paragraph if the Company is then in willful and material breach of any of its covenants or agreements under the merger agreement, the Acceptance Time has occurred or the Required Company Stockholder Vote was obtained;

(ii) there has been breach of or any covenant or inaccuracy of a representation or warranty of Parent or Purchaser that would, if the offer has not been terminated in accordance with the merger agreement, have a material adverse effect on Purchaser or Parent or on the ability of Purchaser or Parent to consummate the offer or if the offer has been terminated in accordance with the merger agreement, result in the failure of certain of the closing of the merger conditions, subject to certain cure rights of Parent and Purchaser, provided, however, that the Company may not terminate the merger agreement pursuant to this paragraph if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement or (y) the Acceptance Time has occurred;

(iii) at any time prior to the Acceptance Time, the board of directors authorizes the entry into a definitive Company Acquisition Agreement providing for (and in order to accept) a Superior Proposal and to, concurrently with such termination, enter into such Company Acquisition Agreement; provided, that as a condition to such termination, the Company is required to have paid the Company Termination Fee (as defined below) and entered into such Company Acquisition Agreement; or

(iv)(a) all the conditions to the merger have been satisfied (other than the condition requiring Purchaser (or Parent on Purchaser’s behalf) to have accepted for payment and paid for all of the shares of Company common stock validly tendered and not withdrawn pursuant to the offer if the offer was terminated in accordance with the merger agreement), (b) Parent failed to consummate the merger by the time set forth in the merger agreement, (c) the Company has irrevocably confirmed to Parent in writing after the end of the marketing period that all mutual conditions to the merger and conditions to the Company’s obligation to close have been satisfied or that it is willing to waive any unsatisfied conditions and that it stands and will stand ready, willing and able to consummate the merger at such time, and (d) the Company gives Parent at least three business day notice prior to such termination.

As defined in the merger agreement, a “Triggering Event” is deemed to have occurred if: (a) the board of directors has effected a Change in Company Board Recommendation; (b) the Company has failed to include in the Schedule 14D-9 the Company Board Recommendation; (c) the board of directors or any committee thereof has approved, endorsed or recommended any Acquisition Proposal; (d) the Company has executed any contract relating to any Acquisition Proposal other than an acceptable confidentiality agreement expressly permitted pursuant to the merger agreement; (e) a tender or exchange offer relating to securities of the Company (other than the offer) has been commenced and the Company has not sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (f) the Company has materially breached its obligations described in above in “No Solicitation by the Company; Other Offers”.

Effect of Termination

If the merger agreement is terminated, the merger agreement will be of no force or effect, subject to certain exceptions specified in the merger agreement, including, without limitation, the applicable remedies described in “Termination Fees and Expenses,” below and the Confidentiality Agreement and the Limited Guarantee, which will survive the termination of the merger agreement in accordance with their terms.

Termination Fees and Expenses

The merger agreement contemplates that certain termination fees and reimbursement of expenses will be made to Parent by the Company or by the Company to Parent under certain circumstances, as follows:

(a) In the event that the merger agreement is terminated by Parent as described in paragraph (c)(i) under “Termination” above or by the Company as described in paragraph (d)(iii) under “Termination” above, the Company is required to pay to Parent the $36,528,000 (the “Company Termination Fee”), except that if the merger agreement is terminated as described in either such paragraph prior to the Go-Shop Period End Date, the Company Termination Fee will be $21,073,900.

(b) If (i) after May 1, 2012 but prior to the termination of the merger agreement in accordance with its terms, an Acquisition Proposal has become publicly known and not withdrawn, (ii) thereafter the merger agreement is terminated (A) by Parent or the Company as described in paragraph (b)(i) under “Termination” above, (B) by Parent or the Company as described in paragraph (b)(iii) under “Termination” above or (C) by Parent as described in paragraph (c)(ii) under “Termination” above due to (x) a willful breach by the Company of any of its representations and warranties set forth in the merger agreement or (y) a breach by the Company of any of its covenants or agreements set forth in the merger agreement (unless the Company Termination Fee has already been paid as described in the terms thereof), and (iii) the Company enters into a definitive agreement with respect to or consummates an Acquisition Transaction within 12 months after such termination, then concurrently with consummating such transaction the Company is required to pay to Parent the Company Termination Fee (less the amount of expenses, if any, previously paid by the Company to Parent as described in the fourth bullet point in this paragraph) by wire transfer of same day funds on the date such transaction is consummated, except that all references to 20% in the definition of “Acquisition Transaction” will be deemed to be references to 50%.

(c) In the event that the merger agreement is terminated by the Company as described in paragraphs (d)(i), (d)(ii) and (d)(iv) under “Termination” above, Parent is required to pay to the Company $67,436,400 (the “Parent Termination Fee”) (it being understood that (x) the Parent Termination Fee cannot be paid on more than one occasion and (y) that the Parent Termination Fee is required to be paid only if the merger agreement is terminated as described in clauses (d)(i), (d)(ii) and (d)(iv) under “Termination” above even if the financing proceeds condition has not been satisfied).

(d) In the event that the merger agreement has been terminated by either Parent or the Company as described in paragraph (b)(iii) under “Termination” above, the Company is required to pay, following receipt of an invoice detailing Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Purchaser and their affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement as shown on invoices therefor, such fees and expenses shown on such invoices, except that in no event will the Company or any subsidiary of the Company have any obligation to pay more than $6,000,000 in the aggregate of such fees and expenses.

Subject to the rights described below under “Availability of Specific Performance,” each of Parent and Purchaser acknowledged and agreed (on behalf of itself and its affiliates) that its receipt of the Company Termination Fee that becomes payable and is paid by the Company, if any, shall, except in the case of Fraud, constitute the sole and exclusive remedy under the merger agreement of Parent and Purchaser and each of their affiliates and Representatives, and the receipt of the Company Termination Fee is deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, each of their affiliates and Representatives and any other person in connection with the merger agreement (and the termination hereof), the offer, the Top-Up Option, the merger and the other transactions contemplated by the merger agreement (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, their respective affiliates or Representatives or any other person is entitled to bring or maintain any legal proceeding against the Company or its affiliates arising out of or in connection with the merger agreement, the offer, the Top-Up Option, the merger or any of the other transactions contemplated by the merger agreement or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Parent agreed not be entitled to specific performance as described below under “Availability of Specific Performance” if the Company has paid in full, and Parent or Purchaser have accepted, the Company Termination Fee.

Subject to the rights described above under “Availability of Specific Performance” and notwithstanding any other provision of the merger agreement to the contrary, the Company acknowledged and agreed (on behalf of itself, its affiliates and the Company stockholders) that the Company receipt of the Parent Termination Fee in accordance with the terms of the merger agreement except in the case of Fraud, constitutes the sole and exclusive remedy of the Company and its affiliates and each of their Representatives and the Company stockholders against Parent, Purchaser, Centerbridge Capital Partners II, L.P. (the “Guarantor”), Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by the merger agreement, the equity commitment letter, the Limited Guarantee, the offer, the Top-Up Option, the merger or the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise relating to or arising out of the merger agreement, the equity commitment letter, the Limited Guarantee, the offer, the Top-Up Option, the merger or the transactions contemplated by the merger agreement, and the payment of the Parent Termination Fee is deemed liquidated damages for and none of the Parent Related Parties will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated thereby. The parties to the merger agreement agreed that the Company is not entitled to specific performance as described below under “Availability of Specific Performance” if Parent has paid in full, and the Company has accepted, the Parent Termination Fee and in no event is the Company or its affiliates permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee; provided, however, and, for further clarity, in any circumstance where performance by the Parent or Purchaser of its obligations under the merger agreement would relieve Parent of its obligation to pay the Parent Termination Fee the Company may, in its sole discretion: (i) seek specific performance as described below under “Availability of Specific Performance,” (ii) withdraw any claim for specific performance and require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee as described in paragraphs (d)(i), (d)(ii) and (d)(iv) under “Termination” above or (iii) if the Company is unable for any reason to obtain specific performance, require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee as described in paragraphs (d)(i), (d)(ii) and (d)(iv) under “Termination” above.

In no event shall (a) any Related Party (as defined in the equity commitment letter, which excludes, for the avoidance of doubt, Sponsor (as defined in the equity commitment letter), Parent and Purchaser) have any liability for monetary damages to the Company or its subsidiaries (whether at law, in contract, in tort or otherwise) relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement other than Sponsor’s obligations under the Limited Guarantee and the equity commitment letter and other than the obligations of Parent and Purchaser as provided in the merger agreement, or (b) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, affiliates or agents of the Company or any if its subsidiaries have any liability to Sponsor, Parent or Purchaser or any Related Party for monetary damages (whether at law, in contract, in tort or otherwise) relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement. In no event shall the Company seek or obtain, nor shall it permit any of its Representatives to seek or obtain, nor shall any person be entitled to seek or obtain, any monetary recovery or monetary award against any Related Party with respect to, the merger agreement, the equity commitment letter or the Limited Guarantee or the transactions contemplated by the merger agreement and thereby (including, any breach by Sponsor, Parent or Purchaser), the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any such breach, termination or failure, other than from Parent or Purchaser to the extent expressly provided for in the merger agreement or Sponsor to the extent expressly provided for in the Limited Guarantee or the equity commitment letter.

Neither the Company nor any of its stockholders, affiliates, directors, officers, employees, controlling persons or agents have any rights or claims against any Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or affiliates in connection with the merger agreement, the debt financing or the transactions contemplated by the merger agreement or thereby, whether at law, in contract, in tort or otherwise; and (ii) no Financing Source or any of its respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or affiliates have any liability or obligation to the Company or any of its stockholders, affiliates, directors, officers, employees, controlling persons or agents relating to or arising out of the merger agreement, the debt financing or the transactions contemplated by the merger agreement or thereby.

Each of the Company and Parent acknowledged and agreed that the agreements described in “Termination Fees and Expenses,” are an integral part of the transactions contemplated by the merger agreement, and that, without such agreements, neither the Company nor Parent would have entered into the merger agreement. If the Company or Parent, as the case may be, fails promptly to pay any fee due described in “Termination Fees and Expenses,” and in order to obtain such payment, Parent or the Company commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, are required to pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on such amount.

Availability of Specific Performance

In the event that any provisions of the merger agreement are not performed by Purchaser or Parent or the Company, as applicable, in accordance with the terms of the merger agreement or are otherwise breached, each of Parent, Purchaser and the Company is entitled to specific performance and the issuance of injunctive and other equitable relief in any such event and prior to the valid exercise of any termination right by the parties in accordance with the merger agreement. Notwithstanding the foregoing, the Company right to seek specific performance to cause Purchaser and Parent to consummate the closing of the offer or the closing of the merger is solely limited to the provisions described below with respect to causing the equity financing be funded.

The Company’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Purchaser to cause the equity financing to be funded (whether under the merger agreement or the equity commitment letter) is subject to the requirements that:

(a) with respect to any funding of the equity financing to occur at the closing of the offer, all of the offer conditions shall have been satisfied or waived as of the expiration of the offer, and, with respect to any funding of the equity financing to occur at the closing of the merger, all the conditions to the merger (other than acceptance for payment and payment for all of the shares of Company common stock validly tendered, to the extent the offer shall have terminated in accordance with the terms of the merger agreement) and the conditions to obligations of Purchaser and Parent to effect the merger would have been satisfied if the closing of the merger were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being satisfied at the closing of the merger);

(b) the debt financing (or, in the case alternative debt financing has been obtained, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the closing of the offer or the closing of the merger, as applicable, if the equity financing is funded at the closing of the offer or the closing of the merger, as applicable; and

(c) the Marketing Period has ended and the Company has irrevocably confirmed to Parent in writing that (A) all mutual conditions to the merger and all of the other conditions to the obligations of the Company to effect the merger have been satisfied or that it is willing to waive any such open conditions, (B) if specific performance is granted and (C) if the equity financing and the debt financing were funded, the closing of the merger would occur.

Amendment

At any time prior to the effective time, the merger agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Company Stockholder Vote, by written agreement signed by all of the parties to the merger agreement, except that following approval of the merger agreement by the Company stockholders, no amendment may be made which pursuant to applicable law would required further approval of such stockholders.

MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the Nasdaq Global Select Market under the symbol PFCB. The table below shows, for the periods indicated, the high and low sales prices and cash dividends declared for the Company common stock, as reported on Nasdaq.

	High		Low		Cash Dividends Declared
Fiscal Year Ended January 2, 2011
Quarter ended April 4, 2010		$45.30		$35.50	$0.170
Quarter ended July 4, 2010		$48.43		$38.51	$0.250
Quarter ended October 3, 2010		$48.37		$37.36	$0.210
Quarter ended January 2, 2011		$53.39		$44.55	$0.290
Fiscal Year Ended January 1, 2012
Quarter ended April 3, 2011		$51.74		$43.76	$0.210
Quarter ended July 3, 2011		$47.98		$37.38	$0.250
Quarter ended October 2, 2011		$42.36		$26.96	$0.250
Quarter ended January 1, 2012		$32.58		$26.10	$0.275
Fiscal Year Ended December 30, 2012
Quarter ended April 4, 2012		$41.46		$30.63	$0.275
Period from April 5, 2012 through May [—], 2012	$	[—]	$	[—]	$0.275	*

*	Dividend is payable on May 25, 2012 to stockholders of record at the close of business on May 11, 2012.

The closing price of Company common stock on Nasdaq on April 30, 2012, the last trading day prior to the public announcement of the merger agreement, was $39.69 per share of Company common stock. On [—], 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on Nasdaq was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

Under the terms of the merger agreement, the Company is not permitted to declare or pay dividends in respect of shares unless approved in advance by Parent in writing, other than the payment of the fiscal 2012 second quarter dividend of $0.275 per share, which was declared on April 18, 2012 and is payable on May 25, 2012 to stockholders of record on May 11, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 4, 2012, regarding the beneficial ownership of the Company’s common stock by:

•	each of the Company’s directors and named executive officers;

•	all of the Company’s directors and executive officers as a group; and

•	each person or entity who is known to the Company to be the beneficial owner of more than 5% of the Company’s common stock.

As of May 4, 2012, our outstanding equity securities consisted of 21,283,187 shares of common stock.

	Shares Owned (1)
Name and Address of Beneficial Owner (2)	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding (3)

Morgan Stanley (4) 1585 Broadway New York, NY 10036	2,300,983	10.8%

Kornitzer Capital Management, Inc. (5) 5420 West 61st Place Shawnee Mission, KS 66205	2,187,975	10.3%

BlackRock, Inc. (6) 40 East 52nd Street New York, NY 10022	1,573,302	7.4%

Capital Research Global Investors (7) 333 South Hope Street Los Angeles, CA 90071	1,200,000	5.6%

The Vanguard Group, Inc. (8) 100 Vanguard Boulevard Malvern, PA 19355	1,187,189	5.6%

Richard L. Federico (9)	335,619	1.6%
R. Michael Welborn (10)	243,410	1.1%
James G. Shennan, Jr. (11)	151,140	*
Kenneth J. Wessels (12)	97,413	*
M. Ann Rhoades (13)	91,300	*
Lesley H. Howe (14)	75,260	*
Mark D. Mumford (15)	40,084	*
Robert T. Vivian	31,663	*
Kevin C. Moylan (16)	26,933	*
Kerrii B. Anderson	11,632	*
F. Lane Cardwell, Jr.	2,200	*
Dawn E. Hudson	8,255	*
Executive Officers and Directors as a group (11 persons) (17)	1,083,246	4.9%

*	Less than one percent (1%)
(1)

The Company determined the number of shares of common stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days. Except as otherwise noted, options granted under the P.F. Chang’s China Bistro, Inc., Second Amended and Restated 1998 Stock Option Plan and the Amended and Restated 2006 Equity Incentive Plan are immediately exercisable, subject to the Company’s right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price.

(2)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address for each person or entity named above is c/o P.F. Chang’s China Bistro, Inc., 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255.

(3)

See Note 1. Calculated on the basis of 21,283,187 shares of common stock outstanding as of May 4, 2012, plus any additional shares of common stock that a stockholder has a right to acquire within 60 days of May 4, 2012.

(4)

Based solely on a Schedule 13G/A filed jointly by Morgan Stanley and Morgan Stanley Investment Management, Inc., with the SEC on February 8, 2012. Morgan Stanley and Morgan Stanley Investment Management, Inc., have sole voting power with respect to 2,193,655 shares and sole dispositive power with respect to 2,300,983 shares.

(5)

Based solely on a Schedule 13G/A filed by Kornitzer Capital Management, Inc. with the SEC on January 20, 2012. Kornitzer Capital Management, Inc. has sole voting power with respect to 2,187,975 shares and sole dispositive power with respect to 2,135,175 shares.

(6)	Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 10, 2012. BlackRock, Inc. has sole voting and dispositive power with respect to 1,573,302 shares.
(7)

Based solely on a Schedule 13G/A filed by Capital Research Global Investors with the SEC on February 9, 2012. Capital Research Global Investors has sole voting and dispositive power with respect to 1,200,000 shares.

(8)

Based solely on a Schedule 13G/A filed by the Vanguard Group, Inc. with the SEC on February 9, 2012. The Vanguard Group, Inc. has sole voting power with respect to 30,143 shares and sole dispositive power with respect to 1,157,046 shares.

(9)	Includes 214,000 shares subject to options which are exercisable within 60 days of May 4, 2012. All of such shares are vested and thus are not subject to repurchase by the Company.
(10)

Includes 219,035 shares subject to options which are exercisable within 60 days of May 4, 2012. 218,342 of such shares would be vested within 60 days after May 4, 2012, and thus would not be subject to repurchase by the Company.

(11)	Includes 65,935 shares subject to options which are exercisable within 60 days of May 4, 2012. All of such shares are vested and thus are not subject to repurchase by the Company.
(12)	Includes 61,590 shares subject to options which are exercisable within 60 days of May 4, 2012. All of such shares are vested and thus are not subject to repurchase by the Company.
(13)	Includes 76,590 shares subject to options which are exercisable within 60 days of May 4, 2012. All of such shares are vested and thus are not subject to repurchase by the Company.
(14)	Includes 60,324 shares subject to options which are exercisable within 60 days of May 4, 2012. All of such shares are vested and thus are not subject to repurchase by the Company.
(15)

Includes 25,382 shares subject to options which are exercisable within 60 days of May 4, 2012. 24,776 of such shares would be vested within 60 days after May 4, 2012, and thus would not be subject to repurchase by the Company.

(16)

Includes 20,894 shares subject to options which are exercisable within 60 days of May 4, 2012. 20,829 of such shares would be vested within 60 days after May 4, 2012, and thus would not be subject to repurchase by the Company.

(17)	See notes 9-16. Includes 742,386 shares subject to options which are exercisable within 60 days of May 4, 2012.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement and you do not vote for the adoption of the merger agreement, you have certain rights under the DGCL to demand appraisal of your shares of Company common stock and to receive payment in cash for the fair value of your shares of Company common stock in lieu of the $51.50 per share to be paid in the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $51.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement; and you must hold your shares of Company common stock continuously through the effective date of the merger.

If you fail to comply with these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to P.F. Chang’s China Bistro, Inc., Attention: General Counsel and Secretary, 7676 East Pinnacle Peak Road, Scottsdale, Arizona, 85255, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company common stock.

To be effective, a demand for appraisal by a stockholder of Company common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $51.50 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of Company common stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2013 Annual Meeting

Once the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2013 annual meeting of stockholders prior to the end of 2013.

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

Stockholder proposals may be included in the Company’s proxy materials for an annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions established by the SEC, including specifically under Rule 14a-8 of the Exchange Act. To be timely, a proposal to be included in the Company’s proxy statement must be received at the Company’s principal executive offices, addressed to the Company’s Corporate Secretary, not less than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting. Accordingly, for a stockholder proposal to be included in the Company’s proxy materials for the Company’s 2013 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices, addressed to the Company’s Corporate Secretary, not later than the close of business on November 14, 2012. Any stockholder proposal received after November 14, 2012 will be considered untimely and will not be included in the Company’s proxy materials. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with the Company’s bylaws.

Advance Notice Requirements

Stockholder proposals not intended for inclusion in the Company’s proxy materials for an annual meeting may be brought before the annual meeting so long as they are provided to the Company on a timely basis and satisfy certain other conditions set forth in the Company’s bylaws. To be timely, a proposal must be received at the Company’s principal executive offices, addressed to the Company’s Corporate Secretary, not earlier than the 120th day, and not later than the close of business on the 90th day, prior to the anniversary of the date of the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), notice by the stockholder to be timely must be so received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. For the Company’s 2013 Annual Meeting of Stockholders, proper notice of business that is intended for inclusion in the Company’s proxy statement must be received not earlier than December 19, 2012, nor later than the close of business on January 18, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.pfcb.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2012 (filed with the SEC on February 16, 2012);

•	Quarterly Report on Form 10-Q for the quarter ended April 1, 2012 (filed with the SEC on May 1, 2012); and

•	Current Reports on Form 8-K (filed with the SEC on April 24, 2012, May 1, 2012, May 2, 2012, May 4, 2012 and May 11, 2012).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations Department, P.F. Chang’s China Bistro, Inc., 7676 East Pinnacle Peak Road, Scottsdale, Arizona, 85255, telephone number (480) 888-3000 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Company stock, but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of its annual report and proxy statement and, as applicable, any additional proxy materials that are delivered pursuant to a request by such stockholders until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you received a householded mailing this year and you would like to have additional copies of the annual report and/or proxy statement mailed to you, please submit your request to Investor Relations via e-mail at investorrelations@pfcb.com, by mail to Investor Relations, P.F. Chang’s China Bistro, 7676 E. Pinnacle Peak Road, Scottsdale, AZ 85255 or call at (480) 888-3000. The Company will promptly send additional copies of the proxy statement and related materials, as applicable, upon receipt of such request. You may also contact the Company if you received multiple copies of the proxy statement and related materials and would prefer to receive a single copy in the future.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among:

WOK PARENT LLC

a Delaware limited liability company,

WOK ACQUISITION CORP.,

a Delaware corporation, and

P.F. CHANG’S CHINA BISTRO, INC.

a Delaware corporation

Dated as of May 1, 2012

ARTICLE I. THE OFFER		A-2

1.1	The Offer	A-2

1.2	Company Actions	A-4

1.3	Directors of the Company	A-5

1.4	Top-Up Option	A-6

ARTICLE II. THE MERGER		A-8

2.1	Merger of Purchaser into the Company	A-8

2.2	Effect of the Merger	A-8

2.3	Closing; Effective Time	A-8

2.4	Certificate of Incorporation; Bylaws; Directors and Officers	A-8

2.5	Conversion and Exchange of Shares	A-9

2.6	Company Equity Awards	A-9

2.7	Closing of the Company’s Transfer Books	A-12

2.8	Surrender of Certificates	A-12

2.9	Withholding Rights	A-13

2.10	Dissenting Shares	A-13

2.11	Further Action	A-14

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-14

3.1	Organization	A-14

3.2	Capitalization	A-15

3.3	Authorization; No Conflict	A-16

3.4	Subsidiaries	A-17

3.5	SEC Reports and Financial Statements	A-17

3.6	Absence of Material Adverse Changes, etc	A-18

3.7	Litigation	A-18

3.8	Information Supplied	A-19

3.9	Broker’s or Finder’s Fees	A-19

3.10	Employee Plans	A-19

3.11	Opinion of Financial Advisor	A-20

3.12	Taxes	A-20

3.13	Environmental Matters	A-21

3.14	Compliance with Laws	A-22

3.15	Intellectual Property	A-23

3.16	Employment Matters	A-23

3.17	Insurance	A-24

A-i

3.18	Material Contracts	A-24

3.19	Properties	A-25

3.20	Quality and Safety of Food and Beverage Products	A-26

3.21	Inapplicability of Anti-takeover Statutes	A-26

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		A-26

4.1	Valid Existence	A-26

4.2	Authority; Binding Nature of Agreement	A-26

4.3	Non-Contravention	A-27

4.4	No Legal Proceedings Challenging the Merger	A-27

4.5	Activities of Purchaser	A-27

4.6	Information Supplied	A-27

4.7	No Other Company Representations or Warranties	A-27

4.8	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	A-28

4.9	Financing	A-28

4.10	Guarantee	A-29

4.11	Solvency	A-29

4.12	Ownership of Company Common Stock	A-30

ARTICLE V. COVENANTS		A-30

5.1	Access and Investigation	A-30

5.2	Operation of the Company’s Business	A-30

5.3	Proxy Statement; Company Stockholder Meeting	A-33

5.4	No Solicitation by the Company; Other Offers	A-34

5.5	Reasonable Best Efforts	A-37

5.6	Public Announcements	A-38

5.7	Director and Officer Liability	A-38

5.8	Notification of Certain Events	A-39

5.9	Shareholder Litigation	A-39

5.10	Rule 16b-3	A-39

5.11	Employee Matters	A-40

5.12	Confidentiality	A-41

5.13	Financing	A-41

5.14	Financing Cooperation and Indemnification	A-43

5.15	Restructuring	A-46

A-ii

ARTICLE VI. CONDITIONS TO MERGER		A-46

6.1	Conditions to Each Party’s Obligation to Effect the Merger	A-46

6.2	Conditions to Obligations of Purchaser and Parent to Effect the Merger	A-46

6.3	Conditions to Obligation of the Company to Effect the Merger	A-47

6.4	Frustration of Closing Conditions	A-47

ARTICLE VII. TERMINATION		A-47

7.1	Termination	A-47

7.2	Effect of Termination	A-49

7.3	Termination Fees	A-49

ARTICLE VIII. MISCELLANEOUS PROVISIONS		A-52

8.1	Amendment or Supplement	A-52

8.2	Extension of Time, Waiver, etc	A-52

8.3	No Additional Representations; No Survival	A-52

8.4	Entire Agreement; No Third Party Beneficiary	A-52

8.5	Applicable Law; Jurisdiction	A-53

8.6	Attorneys’ Fees	A-53

8.7	Specific Enforcement	A-53

8.8	Assignment	A-54

8.9	Notices	A-54

8.10	Severability	A-55

8.11	Construction	A-55

8.12	Counterparts; Signatures	A-55

ANNEX A		A-57

Annex A

EXHIBITS

Exhibit A	DEFINITIONS

1.1	Cross Reference Table	A-59

1.2	Certain Definitions	A-61

Exhibit B	FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

Exhibit C	FORM OF BYLAWS OF THE SURVIVING CORPORATION

A-iii

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of May 1, 2012 (the “Agreement Date”) by and among Wok Parent LLC, a Delaware limited liability company (“Parent”), Wok Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and P.F. Chang’s China Bistro, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the respective Boards of Directors of Purchaser, Parent and the Company have approved this Agreement and the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement, Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of Company Common Stock (such shares of Company Common Stock being hereinafter referred to as the “Shares”), at a price per Share of $51.50 (such amount or any greater amount per Share that may be paid pursuant to the Offer, and as may be adjusted in accordance with Section 1.1(h), the “Offer Price”);

WHEREAS, following the acceptance for payment of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth in this Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”), whereby each issued and outstanding Share immediately prior to the Effective Time (other than Shares to be canceled in accordance with Sections 2.5(a)(i) and 2.5(a)(ii) and other than Dissenting Shares) will be converted into the right to receive the Offer Price, payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger on the terms and subject to the conditions set forth herein; and (iii) resolved to recommend that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent applicable, adopt and approve this Agreement and approve the Merger (the “Company Board Recommendation”); and (iv) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares.

WHEREAS, the respective Boards of Directors of Purchaser and Parent have unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the guarantee of Centerbridge Capital Partners II, L.P. (the “Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Purchaser and Parent under this Agreement (the “Guarantee”) as specified in the Guarantee.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

THE OFFER

1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof, Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Shares at a price per share equal to the Offer Price.

(b) The obligation of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Purchaser or Parent, of the conditions set forth in Annex A (the “Offer Conditions”). Subject to the satisfaction, or waiver by Purchaser or Parent, of the Offer Conditions, Purchaser shall (and Parent shall cause Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within three (3) Business Days) after the Expiration Date and in any event in compliance with Rule 14e-1(c) under the Exchange Act (the time of such acceptance for payment, the “Acceptance Time”). The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller of such Share in cash, without interest, subject to the withholding of any Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement. The time scheduled for payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(c) The Offer shall be made by means of an offer to purchase that describes the terms and conditions of the Offer as set forth in this Agreement. Purchaser and Parent expressly reserve the right to waive (in whole or in part) any Offer Condition at any time and from time to time, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company, Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend or modify any of the Offer Conditions in a manner that is adverse to the holders of Shares or impose conditions to the Offer that are different than or in addition to the Offer Conditions, (v) amend, modify or waive the Minimum Condition, (vi) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner that is or could reasonably be expected to be adverse to the holders of Shares in any respect, or (vii) extend or otherwise change any time period for the performance of any obligation of Purchaser or Parent (including the Expiration Date) in a manner other than pursuant to and in accordance with this Agreement.

(d) Unless extended as provided in this Agreement, the Offer shall initially be scheduled to expire at midnight, New York City time, on the date that is the later of (such later date being the “Initial Expiration Date”): (i) twenty (20) Business Days (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) after the commencement of the Offer and (ii) the second Business Day following the Go-Shop Period End Date (or if the Company has engaged with a Qualified Go-Shop Bidder with respect to a Qualified Acquisition Proposal after the Go-Shop Period End Date, the expiration of the fifteen (15) day period described in the last sentence of Section 5.4(b)). Notwithstanding the foregoing, if, at midnight, New York City time, on the Initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any Offer Condition is not satisfied or, to the extent waivable in accordance with the terms hereof, has not been waived by Purchaser or Parent, Purchaser shall (subject to the rights or remedies of the parties hereto hereunder, including under Article VII), extend (and re-extend) the Offer and its expiration date beyond the Initial Expiration Date (the Initial Expiration Date as it may be extended herein is referred to as the “Expiration Date”) for one or more periods, in consecutive increments of up to ten (10) Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) to permit such Offer Condition to be satisfied; provided, however, that in no event shall Purchaser be required to extend the Offer beyond the Outside Date or, if earlier, the date that is five (5) Business Days following the Proxy Statement Clearance Date. Notwithstanding anything herein to the contrary, Purchaser shall, without the written consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or applicable Law, in each case, applicable to the Offer.

(e) Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except for a termination of this Agreement permitted in accordance with the terms of Section 7.1. In the event that this Agreement is terminated pursuant to Section 7.1, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, not acquire any Shares pursuant thereto, and cause any depositary acting on its behalf to promptly return in accordance with applicable Law all tendered Shares to the registered holders thereof.

(f) If the Acceptance Time occurs, but the number of Shares that have been validly tendered and not properly withdrawn in the Offer, together with any Shares then owned by Parent or any Subsidiary of Parent (assuming exercise of the Top-Up Option in full and excluding from such ownership, but not from then-outstanding Shares, Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), is less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, commence a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”) and one or more extensions thereof. Subject to the terms and conditions of this Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the offer during such Subsequent Offering Period.

(g) On the commencement date of the Offer, Purchaser and Parent shall (i) file or cause to be filed with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference the related offer to purchase the Shares pursuant to the Offer, the form of the related letter of transmittal, the summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made and instruments pursuant to which the Offer will be made (collectively, and together with all exhibits, amendments and supplements thereto, the “Offer Documents”); and (ii) cause the Schedule TO and related Offer Documents to be disseminated to holders of Shares in accordance with applicable federal securities Laws. The Company shall promptly furnish to Purchaser and Parent in writing all information concerning the Company and its stockholders that may be required by applicable Law to be set forth in the Offer Documents or reasonably requested in connection with any action contemplated by this Section 1.1(g). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Purchaser and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Each of Purchaser, Parent and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Purchaser and Parent further agree to take all steps necessary to cause the Offer Documents as so corrected (if applicable) to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Upon receipt of any written or oral comments by Purchaser, Parent or their counsel from the SEC or its staff with respect to the Offer Documents, or any request from the SEC or its staff for amendments or supplements to the Offer Documents, Purchaser and Parent agree to (i) promptly provide the Company and its counsel with a copy of any such written comments or requests (or a description of any such oral comments or requests); (ii) provide the Company and its counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by the Company and its counsel; (iii) provide the Company and its counsel an opportunity to participate with Purchaser, Parent or their counsel in any material discussions or meetings with the SEC or its staff; and (iv) provide the Company with copies of any written comments or responses submitted by Purchaser and Parent in response thereto.

(h) The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Purchaser’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall as so adjusted from and after the date of such event, be the Offer Price; provided, however, that no such adjustment shall be made to reflect the issuance of additional shares of capital stock of the Company as a result of Purchaser’s exercise of the Top-Up Option or as a result of Parent’s and Purchaser’s acquisition of Company Common Stock tendered in the Offer; and provided, further, that nothing in this Section 1.1(h) shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement.

(i) Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

1.2 Company Actions.

(a) On the date the Offer Documents are filed with the SEC, the Company shall file or cause to be filed with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.4(e)(i) and Section 5.4(e)(ii), shall contain and reflect the Company Board Recommendation. The Company shall also include in the Schedule 14D-9 the opinion of the Company Financial Advisor. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to holders of Shares. Each of Purchaser and Parent shall promptly furnish to the Company in writing all information concerning Purchaser and Parent that may be required by applicable Law to be set forth in the Schedule 14D-9 or reasonably requested in connection with any actions contemplated by this Section 1.2(a). The Company shall cause the Schedule 14D-9 to be filed with the SEC pursuant to this Section 1.2(a) to be disseminated to the Company’s stockholders as and to the extent required by the Exchange Act concurrently with the dissemination of the Schedule TO to the holders of Company Common Stock by Purchaser. Except with respect to any amendments filed in connection with or after a Change in Company Board Recommendation, the Company agrees to provide Purchaser, Parent and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Purchaser, Parent and their counsel. Each of the Company, Purchaser and Parent agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law. Upon receipt of any written or oral comments or requests for amendments or supplements by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, the Company agrees to (i) promptly provide Purchaser,

Parent and their counsel with a copy of any such written comments or requests for amendments or supplements (or a description of any such oral comments); (ii) provide Purchaser, Parent and their counsel a reasonable opportunity to comment on any proposed response thereto, and to give reasonable and good faith consideration to any such comments made by Purchaser, Parent and their counsel prior to responding to any such comments or requests; and (iii) provide Purchaser or Parent with copies of any written comments or responses submitted by the Company in response thereto.

(b) In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Purchaser and Parent with (i) mailing labels containing the names and addresses of all record holders of Shares; and (ii) security position listings of Shares held in stock depositories, each as of a recent date, and of those persons who become record or beneficial owners subsequent to such date, together with other readily available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Purchaser and Parent with such additional information, including, without limitation, updated listings and computer files of record holders and beneficial holders of Shares, mailing labels, addresses, and security position listings, and such other assistance as Purchaser, Parent or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to applicable Law, and except for such actions as are necessary to disseminate the Offer Documents, Purchaser and Parent shall hold in confidence the information and documents provided to them under this Section 1.2(b), shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and confirm such destruction in writing) all such information and documents (along with all copies thereof) then in their possession or control.

1.3 Directors of the Company.

(a) Effective on the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate up to such number of directors (rounded up to the next whole number) on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3(a)); and (ii) a fraction, the numerator of which is the number of Shares owned by Purchaser and Parent (giving effect to Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. In furtherance thereof, the Company and the Company Board shall, after the purchase of and payment for Shares by Purchaser pursuant to the Offer, promptly increase the size of the Company Board or secure the resignations of such number of directors as is necessary to enable Parent’s designees to be so elected to the Company Board, and shall cause Parent’s designees to be so elected. In addition, subject to applicable Law, the Company shall cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) of each committee of the Company Board as the percentage represented by such individuals on the Company Board as a whole.

(b) The Company’s obligations under Section 1.3(a) to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly file with the SEC and mail to the holders of Shares the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and shall promptly take all other actions reasonably required to effect the appointment of Parent’s designees pursuant to Section 1.3(a). Purchaser and Parent will supply the Company with, and will be solely responsible for, any information with respect to them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1, and the Company’s obligations under Section 1.3(a) and this Section 1.3(b) shall be conditioned upon receipt of such information.

(c) Notwithstanding the foregoing provisions of this Section 1.3, Purchaser, Parent and the Company shall use their respective reasonable best efforts to cause the Company Board to include, at all times prior to the Effective Time, at least three (3) of the members of the Company Board, selected by members of the Company Board, who (x) were directors of the Company immediately prior to the Acceptance Time (y) are not officers of the Company and (z) are independent directors for purposes of the continuing listing requirements of Nasdaq (the “Continuing Directors”); provided, however, that if at any time prior to the Acceptance Time there shall be fewer than three (3) Continuing Directors on the Company Board for any reason, the Company Board shall cause the person(s) designated by the remaining Continuing Director(s) to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate three (3) persons to fill such vacancies who are not directors, officers, employees, stockholders, designees or Affiliates of Purchaser or Parent and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required to authorize: (i) any amendment or modification to, or termination of, or any agreement to amend, modify or terminate, this Agreement by or on behalf of the Company; (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Purchaser or Parent under this Agreement; (iii) any exercise or waiver of any of the Company’s rights or remedies hereunder; (iv) any amendment to the Company’s Charter Documents; (v) any authorization of any agreement between the Company and any of the Company Subsidiaries, on the one hand, and Purchaser, Parent or any of their Affiliates on the other hand; (vi) the taking of any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board as contemplated by this Agreement; or (vii) any other action not contemplated by this Agreement that could adversely affect the rights of the Company’s stockholders hereunder. Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 1.3(a) and until the Effective Time, any action by the Company with respect to the enforcement of this Agreement by the Company shall be effected only by and at the direction of a majority of the Continuing Directors (or the action of the sole Continuing Director if there shall only be one (1) Continuing Director then in office), and any such authorization or direction shall constitute the authorization and direction of the full Company Board with respect thereto, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, any such action. The Continuing Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as reasonably determined by the Continuing Directors and any such reasonable expenses shall be paid by the Company promptly upon written request by the Continuing Directors.

1.4 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only once and only upon the terms and subject to the conditions set forth in this Section 1.4, and only for so long as this Agreement has not been terminated pursuant to Section 7.1, to purchase at a price per share equal to the Offer Price an aggregate number of validly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Option Shares”) equal to up to the number of then-available authorized and unissued shares of Company Common Stock; provided, however, that the Top-Up Option shall not be deemed to be exercised (i) to purchase an amount of Top-Up Option Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) at the time of exercise of the Top-Up Option (treating shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding), (ii) unless immediately after such exercise and the issuance of the Top-Up Option Shares, Purchaser and Parent shall, when added to the shares of Company Common Stock owned by Purchaser and Parent, own at least 90% of the shares of the Company Common Stock outstanding (excluding from the calculation of the number of shares of Company Common Stock Purchaser and Parent then owns, but not from the calculation of then-outstanding shares of Company Common Stock, the Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) immediately after the Acceptance Time (the “Short-Form Threshold”), (iii) unless the Acceptance Time shall have occurred, (iv) unless Purchaser irrevocably commits upon acquisition of the Top-Up Shares to immediately effect the Merger pursuant to Section 2.3 and (v) if the exercise of the Top-Up Option, the issuance and delivery of the Top-Up Option Shares and compliance with this Section 1.4 shall be prohibited by any outstanding order or Law (excluding any rules of Nasdaq that require stockholder approval). Purchaser shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares as set forth in Section 1.4(b).

(b) Subject to the limitations set forth in Sections 1.4(a) and the satisfaction of the conditions to the Merger set forth in Article VI, if there shall not have been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Purchaser and Parent prior to giving effect to the exercise of the Top-Up Option, does not represent at least the Short-Form Threshold on the Offer Closing Date, Purchaser shall on such date be deemed to have exercised the Top-Up Option for such number of Top-Up Option Shares as is necessary for Purchaser to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying (x) the number of shares of Company Common Stock directly or indirectly owned by Purchaser and Parent at the time of such notice (giving effect to the Offer Closing but prior to giving effect to the exercise of the Top-Up Option) and (y) the number of Top-Up Option Shares. Such notice will also include an undertaking signed by Purchaser and Parent that, immediately following the Top-Up Closing, Purchaser will, and Parent will cause Purchaser to, consummate the Merger in accordance with Section 2.3. The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Purchaser specifying the number of Shares then outstanding and, based on such number and, based on the information provided by Purchaser in its notice, the number of Top-Up Option Shares to be purchased. If the number of Top-Up Option Shares specified in the notice provided delivered by Purchaser is different than the number of Top-Up Option Shares specified in the notice delivered by the Company, the Company and Purchaser shall, as promptly as practicable and in any event on the Offer Closing Date, reasonably agree on the appropriate number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”), which shall take place simultaneously with the Offer Closing, the purchase price owed by Purchaser to the Company to purchase the Top-Up Option Shares shall be paid to the Company, at Purchaser’s option: (i) in cash, by wire transfer of same-day funds; or (ii) by (A) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (B) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the “Promissory Note”). The Promissory Note: (1) shall be due on the first anniversary of the Top-Up Closing; (2) shall bear simple interest of 5% per annum, payable in arrears at maturity; (3) shall be fully recourse to Purchaser and Parent; (4) may be prepaid, in whole or in part, at any time without premium or penalty; and (5) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Option Shares.

(c) Each of Purchaser and Parent acknowledges that the Top-Up Option Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The parties hereto shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. Each of Purchaser and Parent represents and warrants to the Company that Purchaser is, and will be upon the exercise of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Purchaser and Parent represents, warrants and agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act). Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.

(d) Any dilutive impact on the value of the shares of Company Common Stock resulting from the issuance of the Top-Up Option Shares or the payment by Purchaser to the Company of consideration of the Top-Up Option Shares, including the Promissory Note, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 2.10 and none of the parties hereto shall take any position to the contrary in any appraisal proceeding.

ARTICLE II.

THE MERGER

2.1 Merger of Purchaser into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company, and the separate existence of Purchaser shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

2.3 Closing; Effective Time. Upon the terms and conditions set forth herein, the closing of the Merger (the “Merger Closing”) will take place (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of, and immediately following the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of DLA Piper LLP (US) located at 1251 Avenue of the Americas, 27th Floor, New York, New York 10020 and notwithstanding Section 5.3, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.” Notwithstanding the preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or waiver of conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver in writing of those conditions if permissible under applicable Law), or if the Company has engaged with a Qualified Go-Shop Bidder with respect to a Qualified Acquisition Proposal after the Go-Shop Period End Date in accordance with the provisions of the last sentence of Section 5.4(b), then the Merger Closing shall occur instead on the date following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of such conditions on that date) that is the earlier to occur of (i) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days prior notice to the Company and (ii) the Business Day immediately following the final Business Day of the Marketing Period, or if the Company has engaged with a Qualified Go-Shop Bidder with respect to a Qualified Acquisition Proposal after the Go-Shop Period End Date in accordance with the provisions of last sentence of Section 5.4(b), no earlier than five (5) Business Days following the earlier to occur of (x) the termination of discussions with such Qualified Go-Shop Bidder or (y) the fifteenth (15th) day following the Go-Shop End Date, and such date shall be deemed the Merger Closing Date. Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws; and

(c) the directors and officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

2.5 Conversion and Exchange of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Parent, the Company or any stockholder of the Company:

(i) all shares of Company Common Stock issued and outstanding and held by the Company or any Company Subsidiary (or held in the Company’s treasury) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock issued and outstanding held by Purchaser or Parent or any Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 2.5(b) and Section 2.10, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price, without interest (the “Merger Consideration”); and

(iv) each share of the common stock, par value $0.001 per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

2.6 Company Equity Awards.

(a) Neither Purchaser nor Parent shall assume any Company Options or substitute for any Company Option any option for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. In accordance with and subject to the terms of the applicable Stock Plan and award agreement, as of a date prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any optionholder, all unvested Company Options (if any) outstanding as of such date shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be deemed to be exercised and canceled, with each former holder of any such canceled Company Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the deemed exercise and cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the per share Merger Consideration, such Company Option shall be canceled and terminated without any cash payment being made in respect thereof.

(b) Neither Purchaser nor Parent shall assume any Company SARs or substitute for any Company SAR any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions.

As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company SARs, each Company SAR that is outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company SAR shall be deemed to be exercised and canceled, with each former holder of any such canceled Company SAR becoming entitled to receive, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), in consideration of the deemed exercise and cancellation of such Company SAR, an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of each such Company SAR; and (ii) the number of shares of Company Common Stock represented by such Company SAR; provided, however, that if the exercise price per share represented by any such Company SAR is equal to or greater than the per share Merger Consideration, such Company SAR shall be canceled and terminated without any cash payment being made in respect thereof.

(c) Neither Purchaser nor Parent shall assume any Company RSU or substitute for any Company RSU any similar award for Purchaser or Parent stock, in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company RSU, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled RSU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled RSU, at the Effective Time or as soon as practicable thereafter (but in no event later than ten (10) Business Days thereafter), an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Canceled RSU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Canceled RSU which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such Canceled RSU if required in order to comply with Section 409A of the Code.

(d) Neither Purchaser nor Parent shall assume any Company RCU in connection with the Offer, Merger or any other Transactions. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company RCU, each Company RCU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall fully vest and immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled RCU”), and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Canceled RCU an amount in cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of cash units subject to such Canceled RCU; provided, that notwithstanding anything to the contrary contained in this Agreement, any payment in respect of a Canceled RCU which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such Canceled RCU if required in order to comply with Section 409A of the Code.

(e) The Company ESPP was operated in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect through April 30, 2012 (the “Current Offering Period”). The Company has suspended the commencement of any future Offering Period under the Company ESPP (excepting, for the avoidance of doubt, the Current Offering Period) so the Company ESPP is inactive after April 30, 2012 unless and until this Agreement is terminated.

(f) The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required, in each case within ten (10) Business Days of the date hereof, to provide that at the Effective Time, all 2012 Company Equity Awards outstanding and unexercised immediately prior to the Effective Time shall, in accordance with and pursuant to the terms of the Stock Plans under which such 2012 Company Equity Awards were granted, be replaced with a cash incentive program (the “2012 Company Cash Incentive Program”), which 2012 Company Cash Incentive Program shall be assumed by Purchaser and Parent at and as of the Effective Time, as follows; provided, that any such resolutions and the 2012 Company Cash Incentive Program shall be reasonably satisfactory to Purchaser:

(i) each 2012 Company Option shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9), equal to the product of: (i) the excess, if any, of the Merger Consideration over the exercise price of each such 2012 Company Option; and (ii) the number of shares of Company Common Stock underlying such 2012 Company Option (determined in accordance with the terms of such 2012 Company Option) (the “Unvested 2012 Company Option Cash Amount”);

(ii) each 2012 Company RSU shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such 2012 Company RSU (determined in accordance with the terms of such 2012 Company RSU) (the “Unvested 2012 Company RSU Cash Amount”);

(iii) each 2012 Company RCU shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of cash units subject to such 2012 Company RCU (determined in accordance with the terms of such 2012 Company RCU) (the “Unvested 2012 Company RCU Cash Amount”); and

(iv) each 2012 Company PBRSU shall be replaced with a right to receive an amount of cash (without interest and subject to deduction for any required withholding Tax as contemplated in Section 2.9) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such 2012 Company PBRSU (determined in accordance with the terms of such 2012 Company PBRSU with the performance period ending as of the earlier of the Offer Closing and the Merger Closing) (the “Unvested 2012 Company PBRSU Cash Amount” together with the Unvested 2012 Company Option Cash Amount, the Unvested 2012 Company RSU Cash Amount, and the Unvested 2012 Company RCU Cash Amount, the “Unvested Cash Amount”);

provided, however, that payment of the Unvested Cash Amount to the holder of any 2012 Company Equity Award will only be made to any holder of any such 2012 Company Equity Award to the extent such holder satisfies the service-based vesting conditions related to such 2012 Company Equity Award that were applicable to such 2012 Company Equity Award immediately prior to or at the Effective Time, and the payment of the Unvested Cash Amount shall be made as soon as practicable after satisfaction of such service-based vesting conditions but in no event later than the next regular payroll date that occurs on or after 5 Business Days after such date, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time; provided, that notwithstanding anything to the contrary contained in this Agreement, payment of any portion of the Unvested Cash Amount in respect of a 2012 Company Equity Award which is subject to Section 409A of the Code shall be made on the applicable settlement date for such 2012 Company Equity Award if required in order to comply with Section 409A of the Code.

(g) In addition to the actions required by Section 2.6(f), the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall take such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 2.6, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary and (ii) ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants, convertible debt or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own, purchase or receive any capital stock of the Surviving Corporation. Without limiting the generality of the forgoing, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall take all such actions as are necessary to (i) terminate the Stock Plans, other than the P.F. Chang’s China Bistro, Inc. Non-Employee Director Compensation Plan, as amended and restated effective April 22, 2010, and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan, such termination to be effective at or before the Effective Time and (ii) freeze the P.F. Chang’s China Bistro, Inc. Non-Employee Director Compensation Plan, as amended and restated effective April 22, 2010, and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan so that following the Effective Time no additional equity or equity-based awards may be issued, awarded or granted thereunder.

2.7 Closing of the Company’s Transfer Books. At the Effective Time, (a) all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock, and all holders of book-entry Shares representing such shares of Company Common Stock, that were outstanding immediately prior to the Effective Time shall, in each case, cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.8 below.

2.8 Surrender of Certificates.

(a) On or prior to the Merger Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). At the Effective Time or as promptly as practicable thereafter (but in no event later than 9:00 a.m., New York City time, on the Business Day following the Effective Time), Parent shall deposit with the Payment Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b) Within five (5) Business Days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates or book-entry shares immediately prior to the Effective Time (other than to holders of Dissenting Shares to the extent such holders do not also hold Shares that are not Dissenting Shares): (i) a letter of transmittal in customary form reasonably acceptable to the Company; and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer to the Payment Agent as the Payment Agent may reasonably request) in the case of such book-entry shares, together with a duly completed and validly executed letter of transmittal or, in each case, such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate or book-entry share shall be entitled to receive in exchange therefor the Merger Consideration; and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.8(b), each Company Stock Certificate or book entry share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 2.5. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or book-entry share. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate. Upon the making of such affidavit and delivering such bond, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Any portion of the Payment Fund that remains unclaimed or undistributed to holders of Company Stock Certificates or book-entry shares as of the date that is one (1) year after the Merger Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates (other than with respect to any Dissenting Shares) who have not theretofore surrendered their Company Stock Certificates or book-entry shares in accordance with this Section 2.8 prior to that time shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration pursuant to this Section 2.8. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Body) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.9 Withholding Rights. Each of the Payment Agent, Purchaser, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price or Merger Consideration, as applicable, payable to any holder of any Company Stock Certificate (in his or her capacity as a holder of Company Common Stock), Company Option, Company SAR, Company RSU, Company RCU, 2012 Company PBRSU, or 2012 Company Equity Awards pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.10 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or transfer of such book-entry share, as the case may be, in accordance with the terms hereof.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not, except with the prior written consent of Parent, make any payment or settlement offer or settle any such demands prior to the Effective Time with respect to any such demand, notice or instrument. Each holder of Dissenting Shares who becomes entitled under Section 262 of the DGCL to receive payment of the “fair value” for such holder’s shares shall receive such payment therefor from the Surviving Corporation after giving effect to any withholdings received by applicable Law (but only after the amount thereof shall have been finally determined pursuant to the DGCL), and such shares shall be retired and cancelled.

2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take and shall take such action.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, statements and other documents (including exhibits and all information incorporated by reference) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) after January 1, 2010 and prior to the date of this Agreement or furnished by the Company to the SEC in connection with this Agreement or the Transactions (but without giving effect to any amendment to any such document filed on or after the date hereof), other than any information that is contained under the captions “Risk Factors” or “Forward- Looking Statements” (in each case, each, an “Available Company SEC Document”) it being understood that this clause (i) shall not be applicable to Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.9, or (ii) the Company Disclosure Letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of such other sections) delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser and Parent as follows:

3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. For each Company Subsidiary, the Company has made available to Parent true and correct copies of the articles of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to the Agreement Date.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on April 18, 2012 (the “Capitalization Date”): (A) 21,250,446 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 7,683,449 shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 1,112,726 shares of Company Common Stock; (E) there were outstanding 2012 Company Options to purchase 142,665 shares of Company Common Stock; (F) 44,500 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (G) 94,912 shares of Company Common Stock were subject to issuance pursuant to outstanding 2012 Company RSUs; (H) 57,324 shares of Company Common Stock were subject to issuance pursuant to outstanding 2012 Company PBRSUs, which amount may be increased to a maximum of 114,648 shares of Company Common Stock based on the satisfaction of performance measures set forth in the 2012 Company PBRSUs; (I) 311,141 Company RCUs were outstanding; (J) 86,465 2012 Company RCUs were outstanding; (K) 14,261 Company SARs were outstanding; (L) 16,207 shares of Company Common Stock are expected to be issued pursuant to the Company ESPP on April 30, 2012; (M) 124,308 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and (N) 1,525,435 shares of Company Common Stock were reserved for future issuance under the Stock Plans (including upon exercise of the Company Options and 2012 Company Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. The Company has made available to Parent or its counsel accurate and complete copies of the Stock Plans and the 2012 Company Equity Awards and the forms of stock option, stock appreciation right, restricted stock units and restricted cash unit agreements evidencing Company Options, Company SARs, Company RSUs and Company RCUs. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on April 18, 2012, each outstanding Company Option, 2012 Company Option, Company RSU, 2012 Company RSU, Company RCU, 2012 Company RCU, 2012 Company PBRSU and Company SAR and to the extent applicable, the name of the holder thereof, the number of shares of Company Common Stock issuable thereunder, the number of shares of Company Common Stock used as a reference for payment thereunder, the expiration date, the exercise or conversion price relating thereto, the grant date, the vesting schedule, the settlement date, whether or not it is subject to performance based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the Stock Plan pursuant to which the award was made. The Stock Plans are the only plans or programs the Company or any Company Subsidiaries has maintained under which stock options, restricted shares, restricted share units, restricted cash units, stock appreciation rights, performance shares or other compensatory equity or equity-based awards have been granted and remain outstanding or may be granted. Since the Capitalization Date, the Company has not authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock other than in connection with the exercise of the Top-Up options. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Options, Company RSUs, 2012 Company RSUs, 2012 Company PBRSUs or 2012 Company Options or rights under the Company ESPP, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Company securities or securities of any wholly-owned Company Subsidiary.

(b) Except as set forth in Section 3.2(a), (i) as of April 18, 2012, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) As of the date hereof, there is not outstanding any indebtedness of the Company for borrowed money or other indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures other than such indebtedness set forth in the Company SEC Documents, in Section 3.2(c) of the Company Disclosure Letter, or such indebtedness incurred since January 2, 2012 in the ordinary course of business consistent with past practices.

3.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger, the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders Meeting (the “Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and assuming due execution and delivery by Parent and Purchaser constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, and as of the Agreement Date not subsequently rescinded or modified in any way, duly and unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the Transactions, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Purchaser pursuant to the Offer and, to the extent applicable, adopt this Agreement and approve the Merger; (iv) declaring that this Agreement and the Transaction advisable; and (v) authorizing and approving the Top-Up Option (including the consideration to be paid upon exercise thereof) and the issuance of the Top-Up Option Shares thereunder.

(c) Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or require any third party consent under, and/or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Company Material Contract or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement and such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), (iv) compliance with the rules of Nasdaq, and (v) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had or would not reasonably be expected to have or result in a Company Material Adverse Effect.

3.4 Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. Except for equity interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock and/or other ownership interest in any Person.

3.5 SEC Reports and Financial Statements.

(a) Since January 4, 2010, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved

(except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements or for liabilities incurred since January 2, 2012 in the ordinary course of business, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, which, individually or in the aggregate, has had a Company Material Adverse Effect. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 4, 2010, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act.

(d) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements, and (iv) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of January 2, 2012 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

3.6 Absence of Material Adverse Changes, etc. Since January 2, 2012 the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice. Since January 2, 2012 there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.7 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party or against any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any Company Subsidiary in their capacities as such that, have had or would reasonably be expected to have a Company Material Adverse Effect. There are no Judgments of any Governmental Body or arbitrator outstanding or, to the Knowledge of the Company threatened, against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

3.8 Information Supplied. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 14D-9 and the Proxy Statement to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, if applicable, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement, if applicable, will, at the date it is disseminated or, as applicable, first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or Parent in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement.

3.9 Broker’s or Finder’s Fees. Except for The Goldman Sachs Group, Inc, or its Affiliate (the “Company Financial Advisor”) no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

3.10 Employee Plans.

(a) Section 3.10 of the Company Disclosure Letter sets forth all material Company Employee Benefit Plans and Company Employee Agreements (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) each trust agreement, insurance contract and other funding arrangement relating to each such Company Plan, (iv) the most recent annual report, financial statement and/or actuarial report, (v) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (vi) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (vii) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan or the imposition of any material liability, penalty or tax under ERISA or the Code.

(d) Except as has not had a Company Material Adverse Effect, (i) each Company Plan has been operated and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all contributions, premiums and other payments under or in connection with any Company Plan required to be made under the terms of any Company Plan or pursuant to ERISA or the Code have been timely made by the due date thereof including extensions or the amount of such payment or contribution obligation has been reflected in the Available Company SEC Documents which are publicly available prior to the date of this Agreement.

(e) Except as has not had a Company Material Adverse Effect, no Company Employee Benefit Plan is, and neither the Company, the Company Subsidiary nor any Entity that at the relevant time is or has been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code has at any time sponsored or contributed to, or had any current or contingent liability or obligation with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412 or (ii) any “multiemployer plan” (as defined in ERISA Section 3(37)).

(f) Except as has not had a Company Material Adverse Effect, no Company Plan provides to any Person, nor has the Company or any Company Subsidiary undertaken to provide to any Person, post-employment health or life insurance benefits or coverage, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or similar state Law and at the sole expense of such Person.

(g) Except as has not had a Company Material Adverse Effect, with respect to each Company Plan, no Legal Proceedings (other than routine claims for benefits payable in the normal course) is pending or, to the Knowledge of the Company, is threatened.

(h) Except as set forth in Section 2.6, neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)) will (i) result in a payment or benefit becoming due, an increase in the amount of or value of any payment or benefit, or acceleration of the time of payment or vesting of any payment or benefit, in each case, to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary, (ii) result in any obligation to fund benefits or otherwise set aside assets to secure any benefits or (iii) result in any payment or benefit being characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under Section 4999 of the Code. No Company Plan provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

3.11 Opinion of Financial Advisor. The Special Committee of the Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the Offer Price was fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent and its Affiliates).

3.12 Taxes.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes (whether or not shown as due on such Tax Returns) of the Company and each Company Subsidiary have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended January 1, 2012 have been determined in accordance with GAAP on a consistent basis throughout the applicable prior periods. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Permitted Liens.

(b) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the Knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset.

(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company).

(f) The Company and each Company Subsidiary has complied in all material respects with applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws.

(g) No claim has been made in writing by a Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(h) Within the last two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(i) The Company is not, has not been and will not be during the five-year period ending on the Merger Closing Date, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws which compliance includes obtaining, maintaining and complying with all material permits required under Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under, any Environmental Law.

(ii) To the Knowledge of the Company, there are no conditions, facts or circumstances on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b) As used in this Agreement, (i) “Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, natural resources, emissions, discharges, releases or exposures to any hazardous waste, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Body relating to or imposing liability or standards of conduct pertaining thereto.

3.14 Compliance with Laws.

(a) To the Knowledge of the Company, neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Body of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all such Authorizations. .

(c) Section 3.14(c) of the Company Disclosure Letter sets forth a list of all liquor licenses (including beer and wine licenses) held or used by the Company and the Company Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any Company Subsidiary, along with the name and address of each such restaurant, and the expiration date of each such Liquor License. The foregoing list is correct and complete in all material respects.

(d) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, in connection with the operation of each restaurant owned, operated or franchised by the Company and any Company Subsidiary:

(i) to the extent required by applicable Law, each restaurant currently operated by the Company or any Company Subsidiary possesses a valid Liquor License and each such liquor license is in full force and effect and is adequate for the current conduct of the operations at that restaurant for which it is issued;

(ii) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened modification, suspension, cancellation or denial of a Liquor License or any Action related thereto;

(iii) there are no material pending disciplinary actions, unresolved citations, unsatisfied penalties or other Action relating to Liquor Licenses.

(e) Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary has taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Body.

3.15 Intellectual Property. Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed to use, all Intellectual Property Rights used in their respective businesses as currently conducted. Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, (a) there are no pending, or to the Knowledge of the Company, threatened, (i) claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property Rights of a third party or challenging the validity, enforceability, ownership or use of any of the Intellectual Property Rights of the Company or any Company Subsidiary by the Company or any Company Subsidiary or (ii) claims by the Company or any Company Subsidiary alleging infringement, misappropriation, violation or dilution by a third party of any Intellectual Property Rights of the Company or any Company Subsidiary; (b) no Intellectual Property Right of the Company or any Company Subsidiary will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger; and (c) neither the Company nor any Company Subsidiary has granted any license, sublicenses or any other rights in, to or under the Intellectual Property Rights of the Company or any Company Subsidiary other than (i) non-exclusive licenses, sublicenses or other similar rights to use the Company’s and Company Subsidiaries’ trademarks, trade names and domain names and similar rights for advertising, marketing and signage purposes, including, without limitation, to lessors and sublessors under real property leases and (ii) licenses, sublicenses or other rights granted pursuant to or in connection with any of the Company Material Contracts listed in Section 3.18(a)(ii) or Section 3.18(a)(iii) of the Company Disclosure Letter.

3.16 Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Legal Proceedings, government investigations or labor grievances pending, or to the Knowledge of the Company, threatened or filed with or by any Governmental Body, relating to or in connection any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, wage and hours of work, failure to provide compensation or benefits, unfair labor practices, improper classification, immigration, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, or other alleged violations of Law (including the classification and compensation for purposes of the Fair Labor Standards Act and cognate state law) except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, each of the Company and the Company Subsidiaries is in compliance with all material Laws relating to the employment of labor, including Laws relating to wages, classification, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, the collection and payment of withholding and/or social security Taxes and any similar Tax, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”) except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect. Within the past three (3) years, there has been no “plant closing” or “mass layoff” of employees (as defined by WARN) with respect to the Company or any Company Subsidiaries.

3.17 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid to date.

3.18 Material Contracts.

(a) Except for this Agreement, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary to compete in any business or with any Person or in any geographic area that is material to the Company and the Company Subsidiaries, taken as a whole, as of the Agreement Date, except for (a) any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less, and (b) any such Contract for leased real property entered into in the ordinary course of business consistent with past practices that contains covenants that prohibit: (i) the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names, (ii) the Company or any Company Subsidiary from using any leased real property to operate a different restaurant concept than the Company or Company Subsidiary restaurant concept currently operated on such leased real property or (iii) the Company or any Company Subsidiary from operating other Company or Company Subsidiary restaurant concepts within a specified geographic area in relation to an existing Company or Company Subsidiary restaurant.

(iii) any Contract with respect to a material joint venture, material partnership agreement or material development and licensing arrangement pursuant to which the Company or any Company Subsidiary has granted exclusive rights to develop or operate, or exclusively licensed others the right to develop or operate, within one or more countries, states, provinces or other significant geographic areas, any of the Company’s or Company Subsidiary’s restaurant concepts;

(iv) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(v) any Contract for the acquisition, disposition, or sale of properties or assets (by merger, purchase or sale of stock or assets or otherwise) other than in the ordinary course of business consistent with past practices;

(vi) any lease or sublease (other than a lease or sublease of real property) to which the Company or any Company Subsidiary is a party as lessee, providing for annual payments of $1,000,000 or more,

(vii) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $25,000,000,

(viii) any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities or advances to Company Employees in the ordinary course of business consistent with past practices);

(ix) any Company Employee Agreement pursuant to which the applicable Company Employee receives annual cash compensation of $250,000 or more;

(x) any Contract, other than leases, contemplating payments by the Company or any Subsidiary of more than $5,000,000 in the aggregate in any calendar year;

(xi) any Material Real Property Lease;

(xii) any Contract that contains any provision that requires the purchase by the Company and the Company Subsidiaries of all of the Company’s and the Company Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii) any Contract contemplating payments by the Company or any Subsidiary to a third party of more than $5,000,000 in the aggregate in any calendar year that obligates the Company or any of the Company Subsidiaries to conduct business on an exclusive basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective subsidiaries to conduct business on an exclusive basis with any third party; and

(xiv) any amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing Contracts.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.19 Properties.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth the address of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiary (as the case may be) has good and marketable title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth in Section 3.19(a) of the Company Disclosure Letter, the Company or the Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof and (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the address of each leasehold or subleasehold estate held by the Company or any Company Subsidiary as of the date of this Agreement that is operated as either a “P.F. Chang’s China Bistro” or “Pei Wei Asian Diner” restaurant and for which total rent paid by the Company or any Company Subsidiary during the 2011 calendar year was $300,000 or more (collectively, the “Leased Real Property” and leases or subleases for the Leased Real Property are referred to herein as “Material Real Property Leases”). The Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property free and clear of all Liens (except for Permitted Liens), except as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property, Owned Real Property and Leased Real Property (taken as a whole) is, to the Knowledge of the Company, in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Quality and Safety of Food and Beverage Products. Since December 29, 2008, there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Body or undertaken voluntarily by the Company or a Company Subsidiary and to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

3.21 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Purchaser and Parent in Section 4.12, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar federal or state Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND

PURCHASER

Except as set forth in the Parent Disclosure Letter delivered by Parent to the Company on the date hereof (the “Parent Disclosure Letter”), each of Purchaser and Parent represents and warrants to the Company as follows:

4.1 Valid Existence. Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Purchaser is a corporation duly organized and validly existing under laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Purchaser and Parent is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary. Parent has made available to the Company complete and correct copies of the certificate of incorporation, bylaws, certificate of formation and limited liability company agreement or other constituent documents, as amended to date, of Purchaser and Parent.

4.2 Authority; Binding Nature of Agreement. Each of Purchaser and Parent has the requisite limited liability company or corporate, as applicable, power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of Purchaser and Parent, the performance by each of Purchaser and Parent of its obligations hereunder and the consummation by each of Purchaser and Parent of the Transactions have been duly authorized by the boards of directors of each of Purchaser and Parent. No other corporate proceedings on the part of Purchaser or Parent are necessary to authorize the execution and delivery of this Agreement, the performance by either Purchaser or Parent of its obligations hereunder and the consummation by either Purchaser or Parent of the Transactions. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a valid and binding obligation of each of Purchaser and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

4.3 Non-Contravention.

(a) Neither the execution and delivery of this Agreement by Purchaser and Parent nor the consummation by Purchaser and Parent of the Transactions will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws, certificate of formation or limited liability company agreement, or other similar organizational documents of Purchaser or Parent; or (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, violate any Judgment or Law applicable to Purchaser or Parent, in each case, other than any such event which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Purchaser or Parent to consummate the Transactions.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is necessary to be obtained or made by Purchaser or Parent in connection with Purchaser’s and Parent’s execution, delivery and performance of this Agreement or the consummation by Purchaser or Parent of the Transactions, except for (i) compliance with the DGCL (including, with respect to the filing of the Certificate of Merger), (ii) compliance with and filings pursuant to the HSR Act, (iii) the filing with the SEC of the Offer Documents and any other documents required to be filed with the SEC by Purchaser or Parent in pursuant to this Agreement or in connection with the Transactions and (iv) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings, permits and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Offer and the Merger and the other transactions contemplated by this Agreement.

4.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date, (a) there is no Legal Proceeding pending against Purchaser or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Purchaser or Parent challenging the Merger.

4.5 Activities of Purchaser. Purchaser was formed solely for the purpose of effecting the Merger. Purchaser has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.6 Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or Parent or any of its Subsidiaries expressly for inclusion or incorporation by reference in: (a) the Offer Documents, the Schedule 14D-9 or the Information Statement, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Purchaser and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Purchaser, Parent or any of their respective Affiliates or Representatives or any other

Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Purchaser, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Offer, the Merger or any other Transactions.

4.8 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser and Parent and their respective Affiliates and Representatives, Purchaser and Parent and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Purchaser and Parent hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser and Parent are familiar; (b) Purchaser and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) except in the case of Fraud, Purchaser and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 4.8, and have relied solely on the results of their own independent investigation and on the representations, warranties, agreements and covenants made by the Company and contained in this Agreement. Accordingly, Purchaser and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

4.9 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, from Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. and from Wells Fargo Bank, National Association, WF Investment Holdings, LLC and Wells Fargo Securities, LLC (together with all exhibits, annexes, schedules and attachments thereto, including the Redacted Fee Letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Purchaser for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”), and (ii) the executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Financing Commitments”) from certain funds affiliated with Centerbridge Associates II, L.P. (“Sponsor”) pursuant to which Sponsor has caused such funds to commit to invest the amounts set forth therein subject to the terms and conditions therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement and/or the Equity Commitment Letter is terminated, that the Company is a third party beneficiary thereof as set forth therein.

(b) As of the date hereof: (i) each of the Financing Commitments is in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect, (ii) is a legal, valid and binding obligation of Purchaser and Parent, and (in the case of the Debt Commitment Letter only, to the Knowledge of Purchaser and Parent) the other parties thereto, (iii) the Debt Commitment Letter delivered pursuant to Section 4.9(a) are true and complete copies (as amended through the date hereof), except that the Redacted Fee Letters have been redacted with respect to certain fees and similar arrangements which do not affect the conditionality of the Debt Financing; (iv) except for the Financing Commitments in the form delivered pursuant to Section 4.9 (a) there are no side letters or other agreements, contracts or arrangements relating to the Financing or the Financing Commitments, including any that could affect the availability of the Financing, to which Purchaser, Parent, Sponsor or any of their respective Affiliates is a party; and (v) assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), to the Knowledge of the Purchaser or Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a default or breach on the part of Purchaser, Parent or Sponsor (solely with respect to the Equity Financing), and (in the case of the Debt Commitment Letter only, to the Knowledge of Purchaser and Parent) any of the other parties thereto, under any term of the Financing Commitment, (y) result in a failure of any condition of the Financing Commitments, or (z) result in any portion of the Financing contemplated thereby to be unavailable. Purchaser and Parent have fully paid any and all commitment fees or other fees or deposits required by the Financing Commitments to be paid on or before the date hereof. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the aggregate net proceeds of the Financing will be sufficient for the satisfaction of all of Purchaser’s and Parent’s obligations under this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), neither Purchaser nor Parent has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Purchaser on the date of the Closing.

(c) Except as set forth in Section 4.9(c) of the Parent Disclosure Letter, neither Purchaser nor Parent is a party to any Contract which expressly limits or restricts the ability of any Person to provide debt financing for other potential purchasers of the Company.

4.10 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Guarantee duly executed by the Guarantor with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantor party thereto in favor of the Company, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

4.11 Solvency. Neither Purchaser nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the Transactions and the Debt Financing, including the Financing, any alternative financing and the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer and payment of the aggregate Merger Consideration pursuant to Section 2.8, all amounts to be paid pursuant to Section 2.6, the payment of all associated costs and expenses of the Offer and the Merger (including any repayment or refinancing of Indebtedness of the Company required in connection therewith) and the payment of all other amounts required to be paid in connection with the consummation of the Transactions and to allow Purchaser and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Purchaser’s and Parent’s obligations to consummate the Offer and/or the Merger (as applicable) and the accuracy of the representations and warranties in Article III, the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

4.12 Ownership of Company Common Stock. None of Purchaser or Parent or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

ARTICLE V.

COVENANTS

5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time, (b) the termination of this Agreement pursuant to Section 7.1 and (c) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.3(a) (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s Representatives, books, records, Tax Returns, material operating and financial reports, work papers, assets, executive officers, offices and other facilities, properties, Contracts and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Information obtained by Purchaser or Parent pursuant to this Section 5.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; or (C) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, that the Company shall have used commercially reasonable efforts to obtain the consent of its Affiliates and to disclose such information in a way that would not violate such applicable Law or waive such privilege.

5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) of the Company Disclosure Letter, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its business

(x) in the ordinary course and substantially in accordance with past practices; and (y) in material compliance with all applicable Laws; (B) use commercially reasonable efforts to ensure that it preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with material suppliers, landlords, and other Persons having material business relationships with the Company; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.

(b) Except (a) as expressly contemplated, required or permitted by this Agreement, (b) as required by applicable Law, (c) as set forth in Section 5.2(b) of the Company Disclosure Letter, or (d) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of, or set any record date therefor, or enter into any Contract with respect to the voting of, any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;

(ii) sell, issue, grant or authorize the sale, issuance, or grant of or pledge, dispose of or encumber: (A) any capital stock or other equity security; (B) any option, call, warrant or right to acquire any capital stock or other equity security; or (C) any instrument convertible into or exchangeable for any capital stock or other equity security, except that the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or 2012 Company Options or the vesting of Company RSUs or 2012 Company RSUs under the Stock Plans, in each case, outstanding on the Agreement Date;

(iii) except as otherwise contemplated by Section 2.6, amend or otherwise modify any of the terms of any outstanding Company Option, 2012 Company Option, Company RSU, 2012 Company PBRSU, 2012 Company RSU, Company RCU, 2012 Company RCU, Company SAR or other security;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents;

(v) acquire any Equity Interest of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person; (D) to transact business with any other Person; or (F) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from: (i) using any trade names other than the Company’s or a Company Subsidiary’s trade names, (ii) using any leased real property to operate a different restaurant concept than the Company or Company Subsidiary restaurant concept currently operated on such leased real property or (iii) operating other Company or Company Subsidiary restaurant concepts within a specified geographic area in relation to an existing Company or Company Subsidiary restaurant;

(vii) enter into or amend any Contract the term of which exceeds one (1) year for the purchase or supply of food, beverages and other similar commodities contemplating payments by the Company or any Company Subsidiary of more than $2,500,000 in the aggregate;

(viii) other than in the ordinary course of business, enter into, amend or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, or release, settle or compromise any material claim or any material Legal Proceeding against the Company or any Company Subsidiary, including with respect to, any Material Contract or Material Real Property Lease other than those that do not involve a payment obligation by the Company and the Company Subsidiaries in excess of $1,000,000 and do not involve any material injunctive or other material non-monetary relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole;

(ix) sell or otherwise dispose of, or lease or license, or grant any Lien on (other than a Permitted Lien), any right or other asset or property of the Company or the Company Subsidiaries to any other Person (except in each case for rights, assets or properties: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company);

(x) make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Liens (other than Permitted Liens);

(xi) lend money to any Person (other than advances to Company Employees in the ordinary course of business consistent with past practices), guarantee any Indebtedness (other than in the ordinary course of business consistent with past practices), or incur any indebtedness for borrowed money or other indebtedness of the Company evidenced by credit agreements, notes, bonds, indentures, securities or debentures (other than in the ordinary course of business consistent with past practices under the Existing Credit Agreement);

(xii) except as otherwise contemplated by Section 2.6, establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights under, any Company Employee Benefit Plan or Company Employee Agreement, grant or pay any bonus, benefit or other direct or indirect compensation to, or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity or equity-based compensation, whether payable in stock, cash or other property) or remuneration payable or that could become payable to, any current or former employees, officers, directors or independent contractors of the Company or any Company Subsidiary (except that the Company may: (A) provide routine salary increases to Company Employees not to exceed 5% of such Company Employees’ salary as of the Agreement Date in the ordinary course of business and in connection with the Company’s customary employee review process; (B) subject to the salary increase limitations in clause (A) promote or change the title of any Company Employee in the ordinary course of business and in connection with the Company’s customary employee review process; (C) enter into written Company Employee Agreements with newly hired Company Employees; (D) amend the Company Employee Benefit Plans to the extent required by applicable Laws; and (E) make customary bonus and profit-sharing payments in accordance with and as required by Company Plans existing on the date of this Agreement);

(xiii) hire any employee that would be entitled to receive annual cash compensation (including salary and bonus) of $250,000 or more;

(xiv) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(xv) make, change or revoke any material Tax election, change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or amend any income or other material Tax Return; or

(xvi) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

5.3 Proxy Statement; Company Stockholder Meeting.

(a) Subject to Section 5.4 and Parent’s timely performance of its obligations under Section 5.3(c), the Company shall, as promptly as reasonably practicable (and in any event within ten (10) Business Days) after the date hereof, prepare and file with the SEC a proxy statement in preliminary form (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to the Company’s stockholders in connection with the solicitation of proxies for use at the meeting of the Company’s stockholders called to vote upon the Merger and other Transactions (the “Company Stockholders Meeting”). Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand, and the Company agrees to provide Parent and its counsel a reasonable opportunity to comment on and respond thereto, and to give reasonable and good faith consideration to any such comments made by Parent and its counsel prior to responding to any comments or requests of the SEC or its staff. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable and to resolve any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Law to consummate the Merger, then the Company shall promptly after the Proxy Statement Clearance Date (and in any event within three (3) Business Days of clearance), (x) establish a record date (which record date shall be as soon as reasonably practicable) for and give notice of the Company Stockholders Meeting for the purpose of voting upon the adoption of this Agreement, and (y) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders Meeting (the date the company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Date (but, subject to the following sentence, in no event later than 35 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders). Any adjournment or postponement of the Company Stockholders Meeting shall require the prior written consent of Parent other than (i) in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; (ii) if insufficient Shares are present in person or by proxy prior to the start of the Company Stockholders Meeting to constitute a quorum; or (iii) if, as of the scheduled date and time of the Company Stockholders Meeting, the Company shall not have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such Company Stockholders Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Company Stockholders Meeting one (1) time (for a period of not more than 30 calendar days but not past 2 Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Transactions, which have not been withdrawn, such that the condition in Section 6.1(a) will be satisfied at such Company Stockholders Meeting. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Charter Documents. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Purchaser and the Company agree to promptly correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Parent shall furnish to the Company all information concerning Purchaser and Parent required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Except with respect to any amendments filed in connection with a Change in Company Board Recommendation, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and to propose comments on such document or response and give reasonable and good faith consideration to any such comments made by Parent and its counsel prior to responding to any comments of the SEC (or the staff of the SEC).

(d) Unless a Change in Company Board Recommendation shall have been effected, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and the Transactions and shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws and all rules of Nasdaq. At any Company Stockholders Meeting, Parent shall ensure that all Company Common Stock owned beneficially or of record by Purchaser, Parent or any of Parent’s other Affiliates, or any shares of Company Common Stock with respect to which Purchaser or Parent or any of Parent’s other Affiliates holds a valid proxy, will be voted in favor of the adoption of this Agreement and the Transactions.

(e) Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Purchaser and Parent and Purchaser’s other Affiliates shall own at least ninety percent (90%) of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Purchaser of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective immediately following the Offer Closing without the Company Stockholders Meeting in accordance with Section 253 of the DGCL.

5.4 No Solicitation by the Company; Other Offers.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is thirty (30) days following the date of this Agreement (the “Go-Shop Period End Date”) the Company and the Company Subsidiaries and the Company Representatives shall have the right (acting under the direction of the Company Board or a committee thereof) to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals, including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal. Any material non-public information concerning the Company or any Company Subsidiary provided or made available to any third party given such access shall, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent prior to or concurrently with providing it to such third party. In addition, the Company shall not provide any commercially sensitive nonpublic information to any competitor of the Company and the Company Subsidiaries in connection with the actions contemplated by this Section 5.4, except in a manner that the Company determines is reasonably designed to protect the Company if no Company Acquisition Agreement is agreed to with such Person.

(b) From and after the Go-Shop Period End Date, until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company and the Company Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly through another Person, except as otherwise provided below in this Section 5.4: (i) solicit, initiate or knowingly encourage any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.4, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal; (iii) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (iv) resolve, propose or agree to do any of the foregoing. From and after the Go-Shop Period End Date, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal and request any such Person promptly return or destroy all confidential information concerning the Company and any Company Subsidiary. Notwithstanding the commencement of the obligations of the Company under this Section 5.4(b), between the Go-Shop Period End Date and the date that is 15 days following the Go-Shop Period End Date, the Company may continue to engage with, and provide information as contemplated by this Agreement to, a Qualified Go-Shop Bidder which made a Qualified Acquisition Proposal on or before the Go-Shop Period End Date (and not subsequently withdrawn), including with respect to any amended or revised Qualified Acquisition Proposal submitted by such Qualified Go-Shop Bidder.

(c) Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to the earlier of the Acceptance Time and the receipt of the Required Company Stockholder Vote, in response to an unsolicited written Acquisition Proposal (for the purpose of clarity, an Acquisition Proposal from a Person that discussed or negotiated an Acquisition Proposal under Section 5.4(a) shall not constitute an unsolicited Acquisition Proposal) that the Company Board determines in good faith (after consultation with its financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside counsel) that failure to take such action would be a violation of the Company Board’s fiduciary duties under applicable Law: (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that the Company and such Person enter into an Acceptable Confidentiality Agreement and such Acquisition Proposal was not solicited in violation of this Section 5.4; and provided further, that any material non-public information concerning the Company or any Company Subsidiary provided or made available to the Person making such Acquisition Proposal shall, to the extent not previously provided to Purchaser or Parent, be provided or made available to Purchaser or Parent prior to or concurrently with providing it to such Person making such Acquisition Proposal; and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal.

(d) The Company shall promptly advise Parent in writing, in no event later than twenty-four (24) hours after receipt of any Acquisition Proposal and shall indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter shall keep Parent reasonably informed of all material developments affecting the status and the material terms of any such Acquisition Proposal.

(e) The Company Board shall not: (A) fail to make, withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation (including any failure to include the Company Board Recommendation in the Schedule 14D-9, when mailed); (B) adopt, approve, recommend, endorse or otherwise declare advisable (or make any public announcement of its decision to adopt, approve, recommend or otherwise declare advisable) the adoption of any Acquisition Proposal; or (C) with respect to any Acquisition Proposal which is publicly known, fail to recommend against such Acquisition Proposal within ten (10) Business Days after Parent so requests in writing (each such foregoing action or failure to act in clauses (A) through (C) being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, (x) no action permitted to be taken by the Company or its Representatives in accordance with the last sentence of Section 5.4(b) shall be deemed a “Change in Company Board Recommendation”, (y) the determination (but not the adoption, approval, recommendation or endorsement) by the Company Board that an Acquisition Proposal submitted by a Qualified Go-Shop Bidder on or before the Go-Shop Period End Date is a Qualified Acquisition Proposal shall not be deemed a “Change in Company Board Recommendation”, and (z) the Company Board

may, at any time prior to the earlier of the Acceptance Time and the Required Company Stockholder Vote, take any of the actions set forth in Sections 5.4(e)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 5.4(f) of this Agreement:

(i) if there is an Intervening Event, effect a Change in Company Board Recommendation if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable Law;

(ii) effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be a violation of its fiduciary duties under applicable Law and the Company Board concludes in good faith, after consultation with the Company’s financial advisor, that the Acquisition Proposal constitutes a Superior Proposal; and

(iii) terminate this Agreement pursuant to Section 7.1(i) (and, if applicable, enter into a Company Acquisition Agreement), if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be a violation of its fiduciary duties under applicable Law.

(f) Notwithstanding anything to the contrary set forth in Section 5.4(e), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 5.4(e)(i) or Section 5.4(e)(ii); or (ii) terminate this Agreement (and, if applicable, enter into any Company Acquisition Agreement) pursuant to Section 5.4(e)(iii), unless in all such instances: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (i) make a Change in Company Board Recommendation (a “Recommendation Change Notice”), or (ii) terminate this Agreement pursuant to Section 7.1(i) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the Intervening Event giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into, a copy of any financing commitments (including Redacted Fee Letters redacted to comply with confidentiality provisions) related thereto and the identity of the Person or Persons who made the Superior Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (B) Parent does not make, within three (3) Business Days after the receipt of such notice, a binding proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel and, in the case of a Superior Proposal, and the Company’s financial advisor), cause the Intervening Event to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be (it being understood that, in the case of a Superior Proposal by a Qualified Go-Shop Bidder, if Parent makes, within three (3) Business Days after the receipt of such notice, a binding and fully committed proposal that would, in the good-faith judgment of the Company Board (after consultation with outside counsel and the Company’s financial advisor), cause the offer by such Qualified Go-Shop Bidder previously constituting a Superior Proposal to no longer constitute a Superior Proposal, and such Qualified Go-Shop Bidder does not make a new Qualified Acquisition Proposal within five (5) Business Days after the public announcement of such binding and fully committed proposal by Parent, the Company may no longer, at any time, enter into an Acquisition Transaction with such Qualified Go-Shop Bidder). Any material changes with respect to such Intervening Event mentioned above, or material changes to the terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 7.1(i) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period.

(g) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders with regard to an Acquisition Proposal if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be a violation of its fiduciary duties under applicable Law; provided, however, that this Section 5.4(g) shall not affect the obligations of the Company and the Company Board and the rights of Purchaser and Parent under Section 5.4(e) and Section 5.4(f) of this Agreement, to the extent applicable to such disclosure (it being understood that neither any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, nor any accurate disclosure of factual information (other than the Company or the Company Board taking any action set forth in Section 5.4(e) and Section 5.4(f) of this Agreement) to the Company’s stockholders that is required to be made to such stockholders under applicable Law or in satisfaction of the Company Board’s fiduciary duties or applicable Law, shall be deemed to be a Change in Company Board Recommendation).

5.5 Reasonable Best Efforts.

(a) Each party hereto shall use its reasonable best efforts to make or cause to be made, in cooperation with the other parties hereto and to the extent applicable and as promptly as practicable (and in any event within five (5) Business Days) after the Agreement Date: (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Offer and the Merger; and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other antitrust, competition, trade regulation, or other Law relating to the Offer and the Merger. Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice or any other Governmental Body; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice subject to advice of such party’s antitrust counsel; and (D) take all other actions reasonably necessary consistent with this Section 5.5 to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar Laws. In connection with the foregoing, each party hereto shall use its reasonable best efforts to: (w) whenever possible, each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Body with respect to the Merger, subject to advice of such party’s antitrust counsel; (x) where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Body in respect of any filings or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, the opportunity to attend and/or participate; (y) if one party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending any meetings, conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto; and (z) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust Laws. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint; and (2) to eliminate every impediment under any antitrust Law that may be asserted by any Governmental Body so as to enable the Effective Time to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Purchaser, Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Offer and the Merger; provided, however, that all obligations of the Company, Purchaser and Parent relating to the Financing shall be governed exclusively by Section 5.13, and not this Section 5.5.

5.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 5.4, Parent and the Company shall thereafter consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer and the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

5.7 Director and Officer Liability.

(a) From and after the Offer Closing Date, Purchaser and Parent shall and shall cause the Company, Surviving Corporation or any of their respective applicable Subsidiaries, to the extent permitted by applicable Law, to: (i) for six (6) years after the earlier to occur of: (i) the Offer Closing and (ii) the Merger Closing, indemnify, defend and hold harmless, against any costs or expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company or any of the Company Subsidiaries pursuant to the Company Charter Documents, other charter and organizational documents of the Company’s Subsidiaries and the indemnification agreements in existence on the date hereof and as set forth in Section 5.7 of the Company Disclosure Letter with any directors and officers of the Company and any of the Company Subsidiaries subject to the Surviving Corporation’s receipt of an undertaking by such director or officer to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under applicable Law; and (ii) include and cause to be maintained in effect in the Company’s or the Surviving Corporation’s (or any successor’s), as the case may be, charter and bylaws for a period of six (6) years after the Offer Closing Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents. If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns (A) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.7.

(b) The Company shall, at or prior to the earlier to occur of: (i) the Offer Closing and (ii) the Merger Closing, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable, than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Offer and the Merger and Purchaser and Parent shall cause the Surviving Corporation to maintain such “tail” prepaid policy in full force and effect for six (6) years after the Offer Closing Date.

(c) Parent shall cause the Surviving Corporation or any of their respective Subsidiaries, as the case may be, to assume, honor and fulfill all obligations of the Company or any of the Company Subsidiaries pursuant to any written indemnification agreements with the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable.

5.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warrant of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 1(d)(iii) of Annex A or Section 7.1(f) or Section 7.1(h) of this Agreement, as applicable;

(b) to the extent the Company has Knowledge of such notice or communication or the Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is or may be required in connection with the Offer or the Merger;

(c) of any communication from any Governmental Body related to the Offer or the Merger;

(d) of any proceedings commenced and served upon it or any Company Subsidiaries, or to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement; and any change that would have a Company Material Adverse Effect.

5.9 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement, the Offer or the Merger and shall keep Parent fully informed regarding any such shareholder litigation; and (b) the Company shall control such defense and this Section 5.9 shall not give Parent the right to direct such defense; provided, that the Company shall consult with Parent regarding the defense, settlement or prosecution of any shareholder litigation; and, provided, further, that (x) neither the Company nor any of its Representatives or any Company Subsidiary shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any shareholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld or delayed) and (y) after the earlier of the Acceptance Time and the Required Company Stockholder Vote, the Company shall, if requested by Parent, use its reasonable best efforts to settle any unresolved shareholder litigation in accordance with Parent’s direction so long as such settlement is conditioned on the consummation of the Merger, does not require the payment of any amount prior to the consummation of the Merger and does not require modification of the terms of this Agreement.

5.10 Rule 16b-3. Purchaser, Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Employee Matters.

(a) For purposes of this Section 5.11, (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or any Company Subsidiary at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to the Covered Employees for so long as such Covered Employees remain employees of Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, compensation (such term to include salary, annual cash bonus opportunities, commissions and severance) and benefits that are in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation (for purposes of clarity, including restricted cash units), retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) and benefits (excluding, any defined benefit pension plan or retiree medical benefits) being provided to Covered Employees immediately prior to the Effective Time.

(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of the Parent or Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, for Covered Employees who become eligible during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(d) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time; for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any (i) non-elective employer contributions under any plan of Parent under Section 401(k) of the Code; or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 5.11(d) result in any duplication of benefits for the same period of service.

(e) Nothing in this Section 5.11, express or implied, shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation), to maintain any specific compensation or benefit plan, program arrangement, policy or Contract, (iii) be construed to require Parent, the Company or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time, (iv) constitute an amendment to any Company Plan or any employee benefit or compensation plan of Parent or any of its Affiliates, (v) give any third party, including any employee of the Company or any Company Subsidiary, any third-party beneficiary right or right to enforce the provisions of this Section 5.11, or (vi) create any obligations of the parties to this Agreement with respect to any employee benefit or compensation plan of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation). The parties hereto acknowledge and agree that the terms set forth in this Section 5.11 shall not create any right in any Covered Employee or other Person to any continued employment with the Surviving Corporation.

5.12 Confidentiality. The parties hereto acknowledge that Centerbridge Associates II, L.P. and the Company have previously executed a confidentiality agreement, dated as of March 2, 2012 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein and except as set forth in Section 5.12 of the Parent Disclosure Letter. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Effective Time.

5.13 Financing.

(a) Each of Purchaser and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments, including using their respective reasonable best efforts to: (i) enter into definitive agreements with respect thereto which are subject to no additional conditionality (other than conditionality that would be permitted pursuant to Section 5.13(b)) than, and are otherwise on substantially the terms and conditions contained in the Financing Commitments, (ii) satisfy, or use reasonable best efforts to cause their Representatives to satisfy, on a timely basis all conditions applicable to, and within the control of, Parent or Purchaser or their respective Representatives in such definitive agreements and (iii) upon the satisfaction of the conditions thereto and to Purchaser’s obligation to consummate the Offer or the Merger, as applicable, consummate the Debt Financing and the Equity Financing, at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger) and, upon the satisfaction of the conditions thereto and to Purchaser’s obligation to consummate the Offer or the Merger, as applicable, cause the lenders who are party to the Debt Financing Commitments and any other person providing Financing to fund the Financing at the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger).

(b) Purchaser and Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Financing Commitments or Financing Agreements without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), to the extent such amendments, modifications or waivers would reduce the aggregate amount of aggregate cash proceeds available from the Financing to fund the amounts required to be paid by Purchaser or Parent under this Agreement (as compared to the amount of such aggregate proceeds contemplated under the Financing Commitments as in effect on the date hereof) to an amount committed below the amount that is required to consummate the transactions contemplated hereby. Purchaser and Parent shall not agree without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) to impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions precedent to funding of the Financing Commitments other than immaterial customary conditions which are likely to be satisfied and which do not (i) prevent or delay the funding of the Financing or (ii) make the timely funding of the Financing or satisfaction of the conditions precedent to obtaining the Financing (taking into account the expected timing of the Marketing Period) less likely to occur. Neither Purchaser nor Parent shall release or consent to the termination of the obligations of the lenders and other Persons under the Financing Commitments or Financing Agreements, except for (1) assignments and replacements of an individual lender in accordance with the terms of the syndication provisions of the Debt Commitment Letter with respect to the Debt Financing, or in accordance with the terms of the Equity Commitment Letter or Section 5.13(c) with respect to the Equity Financing or (2) in connection with any amendment, modification, waiver or replacement thereof otherwise permitted hereby. For purposes of clarification, the foregoing shall not prohibit Purchaser and Parent from amending the Debt Commitment Letter to add or replace lender(s), lead arrangers, bookrunners, syndication agents or similar entities and their respective Affiliates as parties thereto or in any other manner consistent with this Agreement as a party thereto.

(c) Except as set forth in Section 5.13(c) of the Parent Disclosure Letter, in no event shall Purchaser or Parent (i) award any agent, broker, investment banker, financial advisor or other firm or person any financial advisory role on an exclusive basis in connection with the Merger or the Offer or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or the Company Subsidiaries or in connection with the Offer or the Merger.

(d) In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter or Financing Agreements (other than as a result of the Company’s breach of any representation, warranty, covenant or agreement set forth in this Agreement), (i) Parent shall promptly so notify the Company and (ii) Purchaser and Parent shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative debt financing from the same or alternative financial institutions in an amount sufficient to consummate the Transactions (or replace any unavailable portion of the Financing) on terms and conditions that are not materially less favorable, in the aggregate, to Purchaser and Parent than those in the Financing Commitments that such alternative debt financing would replace (taking into account any flex provisions), as promptly as practicable following the occurrence of such event; provided, that neither Purchaser nor Parent shall be required to execute any new debt commitment letter or arrange for such alternative debt financing on terms and conditions that are materially less favorable, in the aggregate, to Purchaser and Parent than those included in the Financing Commitments that they would replace. The definitive agreements entered into pursuant to the first sentence of this Section 5.13(d) or Section 5.13(a)(i) are referred to in this Agreement, collectively, as the “Financing Agreements.” In the event any new Financing Commitment is obtained in accordance herewith, (i) any reference in this Agreement to the “Financing,” the “Equity Financing” or the “Debt Financing” shall mean the financing contemplated by the Financing Commitment(s) as permitted to be modified pursuant to this Section 5.13, and (ii) any reference in this Agreement to the “Financing Agreements” or the “Financing Commitments” shall be deemed to include the Financing Commitment(s) that are not superseded by a new Financing Commitment at the time in question and the new Financing Commitment(s) to the extent then in effect.

(e) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.13 shall require, and in no event shall the reasonable best efforts of Purchaser or Parent be deemed or construed to require, either Purchaser or Parent to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any fees in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

(f) Parent shall (i) furnish the Company complete, correct and executed copies of the Financing Agreements or any alternative debt financing agreement entered into in accordance with this Section 5.13 (subject to any applicable confidentiality requirements) promptly upon their execution, (ii) give the Company prompt notice of any breach or threatened breach (in writing) of which either Purchaser or Parent is or becomes aware by any party of any of the Financing Commitments, any alternative debt financing commitment or the Financing Agreements, or any alternative debt financing agreement entered into in accordance with this Section 5.13 of which Purchaser or Parent is or becomes aware or any termination or threatened (in writing) termination thereof, and (iii) otherwise keep the Company reasonably informed in a timely manner of the status of its efforts to arrange the Financing (or any alternative debt financing under this Section 5.13).

5.14 Financing Cooperation and Indemnification.

(a) Subject to Section 5.14(c), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation as may be reasonably requested by Parent to assist Parent in causing the conditions in the Debt Commitment Letter to be satisfied and such customary cooperation as is otherwise reasonably necessary and reasonably requested by Parent solely in connection with obtaining the Debt Financing (including for the purposes of this Section 5.14, any financing to be issued or incurred in lieu of any bridge facilities contemplated by the Debt Financing, or pursuant to any flex applicable to the Debt Financing and any alternative debt financing obtained in connection with Section 5.13(d)), which cooperation shall include, without limitation:

(i) causing its management team, with appropriate seniority and expertise, including its senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) (A) assisting with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the marketing and syndication thereof, provided, that any such bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (B) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation that the “public-side” versions of marketing materials, if any, do not include material, non-public information regarding the Company or the Company Subsidiaries, or their respective securities;

(iii) furnishing Parent and its Financing Sources as promptly as practicable with (A) all financial information regarding the Company or any of the Company Subsidiaries, as may be reasonably required to consummate the Financing contemplated by the Debt Commitment Letter and satisfy all conditions to funding thereunder, such financial information to include financial statements prepared in accordance with GAAP, including, without limitation, (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company and its Subsidiaries, for the three (3) fiscal years most recently ended at least 90 days prior to the Effective Time and unaudited consolidated balance sheets and related statements of income, cash flows and related notes thereto of the Company and its Subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Effective Time; provided, that the filing by the Company of the required financial statements specified in clause (x) in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement and (y) customary pro forma financial statements and information, projections, audit reports, a draft of a customary comfort letter with respect to such financial information by independent auditors of the Company and the Company Subsidiaries which such auditors are prepared, to issue upon satisfactory completion of customary procedures (and all information necessary to assist such auditors in delivering such comfort) and other information and data regarding the Company or any of the Company Subsidiaries of the type and form required by Regulation S–X and Regulation S–K under the Securities Act for offerings of debt securities on a registration statement on Form S–1 under the Securities Act and of the type and form customarily included in customary offering documents used to syndicate credit facilities of the type to be included in the Debt Financing or in customary offering documents used in private placements of debt securities under Rule 144A promulgated under the Securities Act, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made, all of which shall be Compliant, and (B) all other pertinent and customary information (other than financial information, which is covered by clause (A) above) regarding the

Company and the Company Subsidiaries necessary to satisfy the conditions set forth in the Debt Commitment Letter (the information described in clauses (A) and (B) above, the “Required Information”); and, in the case of the annual financial statements, the auditors’ reports thereon and with respect to any interim financial statements, shall have been reviewed by the Company’s independent accountants as provided in Statements on Auditing Standards (AU 722).

(iv) assisting Parent and Purchaser in obtaining corporate and facilities ratings in connection with the Debt Financing;

(v) reasonably cooperating to permit the prospective lenders involved in the Financing to evaluate the Company and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections;

(vi) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at Merger Closing to allow for the payoff, discharge and termination in full on the Merger Closing Date of all Indebtedness listed in Section 5.14(a)(vi) of the Company Disclosure Letter and Liens thereunder (the “Debt Payoff”);

(vii) furnishing Parent and its Financing Sources promptly, and in any event at least ten (10) days prior to the Merger Closing Date, with all documentation and other information required by Governmental Authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(viii) obtaining a customary solvency certificate of the chief financial officer of the Company to the extent required by the Financing Sources and in the form set forth in the Debt Commitment Letter;

(ix) assisting in the preparation of, and executing and delivering on the Closing Date, one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation and related deliverables (including any schedules or exhibits thereto) relating to the Debt Financing on substantially the terms contemplated by the Debt Commitment Letter and delivering customary in-house legal opinions (regarding litigation matters) back-up for legal opinions of counsel to Parent or the Purchaser to be delivered to the lenders providing Debt Financing at the Closing;

(x) using reasonable best efforts to permit unrestricted cash and cash equivalents, if any, of the Company and any Company Subsidiary that can, without violating Laws or incurring Taxes, reasonably be made available to pay a portion of the Offer Price, the Merger Consideration, any other payments contemplated by this Agreement or the transactions contemplated hereby (and, for the avoidance of doubt, neither the Company nor any Company Subsidiary has, nor shall be deemed to have, any obligation to have any unrestricted cash or cash equivalents available on or prior to the Offer Closing or the Merger Closing or at any other time; provided that the Company shall continue to be obligated to comply with the provisions of Section 5.2); and

(xi) taking all corporate actions, subject to and only effective upon the occurrence of the earlier of the Offering Closing and the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the earlier of the Offer Closing and the Effective Time.

Notwithstanding anything to the contrary contained in this Agreement (including this Section 5.14): (1) nothing in this Agreement (including this Section 5.14) shall require any such cooperation to the extent that it would (a) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to pay any commitment or other fees or reimburse any expenses that are not contingent upon the earlier of the

Acceptance Time and the Effective Time or incur any liability or give any indemnities that are not contingent upon the earlier of the Acceptance Time and the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and the Company’s Subsidiaries, (c) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate (x) the Company’s Charter Documents or the Existing Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party, in each case that are not contingent upon the earlier of the Acceptance Time and the Effective Time or (y) any applicable Laws, (d) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the earlier of the Acceptance Time and the Effective Time, or (e) result in the Company, any Company Subsidiary or any officer or director of the Company or any Company Subsidiary incurring any liability with respect to any matters relating to the Financing prior to the earlier of the Acceptance Time and the Effective Time (other than with respect to authorization letters referred to above); (2) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of the Company Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until (or that is not contingent upon) the earlier of the Acceptance Time and the Effective Time; and (3) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect of the Debt Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Offer Closing or Merger Closing does not occur, except in the case of clause (3), to the extent such liability, losses, damages or penalties arise or result from the Fraud of, or a willful and material breach of this Agreement by, the Company, the Company Subsidiaries or their respective Representatives.

(b) In the event that this Agreement is terminated pursuant to Section 7.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 5.14 (except to the extent such costs or expenses arise or result from the Fraud of, or a willful and material breach of this Agreement by, the Company, the Company Subsidiaries or their respective Representatives).

(c) Purchaser and Parent shall, in the event the Offer Closing or Merger Closing does not occur, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the Debt Payoff and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise or result from the Fraud of, or a willful and material breach of this Agreement by, the Company, the Company Subsidiaries and their respective Representatives.

(d) The Company hereby consents to the use of its and the Company Subsidiaries’ trademarks, service marks or logos in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(e) The Company shall and shall cause the Company Subsidiaries to supplement the Required Information on a current basis to the extent that any such information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state a material fact necessary to make the statements made in such Required Information, in light of the circumstances in which they were made, not materially misleading.

5.15 Restructuring. At the written request of Parent, the Company shall consider in good faith a restructuring of the Company Subsidiaries to be effective on or prior to (but subject to the consummation of) the earlier of the Offer Closing Date or the Merger Closing Date (provided that such restructuring does not adversely affect the Company in any material respect). All expenses and liabilities incurred by the Company or any Company Subsidiary in connection with any restructuring contemplated by this Section 5.15 shall be borne and paid by Parent and Purchaser. For further clarity, each of the parties hereto hereby agrees that for all purposes in this Agreement any restructuring contemplated by this Section 5.15 shall not be considered “Transactions” or “transactions” contemplated by this Agreement.

ARTICLE VI.

CONDITIONS TO MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.3(b) of this Agreement, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

(b) Regulatory Approval. The waiting period applicable to the consummation of the Merger and the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(c) No Restraints. No Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making consummation of the Merger illegal.

(d) Offer. Unless the Offer shall have terminated in accordance with this Agreement, Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Purchaser nor Parent shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not properly withdrawn pursuant to the Offer.

6.2 Conditions to Obligations of Purchaser and Parent to Effect the Merger. Solely if the Offer shall have terminated in accordance with the terms of this Agreement or the Offer Closing shall not have occurred, the obligations of Purchaser and Parent to effect the Merger shall be subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.2 (other than for immaterial deviations thereof), Section 3.3(a), Section 3.3(b), Section 3.9, Section 3.11 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 3.6 shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate dated as of the Merger Closing Date signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect, and Parent shall have received a certificate dated as of the Merger Closing Date signed on behalf of the Company the chief executive officer or chief financial officer thereof to such effect.

6.3 Conditions to Obligation of the Company to Effect the Merger. Solely if the Offer shall have terminated in accordance with the terms of this Agreement or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and Parent set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Purchaser’s or Parent’s ability to consummate the Transactions. The Company shall have received a certificate dated as of the Merger Closing Date signed on behalf of Purchaser and Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Purchaser and Parent. Each of Purchaser and Parent shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate dated as of the Merger Closing Date signed on behalf of Parent by an executive officer thereof to such effect.

6.4 Frustration of Closing Conditions. Neither Purchaser nor Parent may rely on the failure of any condition set forth in Sections 6.1 or 6.2 to be satisfied if such failure was caused by the failure of Purchaser or Parent to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 6.1 or 6.3 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if the Merger shall have not been consummated on or prior to the close of banking business, New York City time, on October 31, 2012 (the

“Outside Date”) unless the Acceptance Time shall have occurred prior to the Outside Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure of the Acceptance Time to occur prior to the Outside Date is attributable to a failure of such party to perform any of its covenants or obligations under this Agreement;

(c) by either Parent or the Company, upon written notice to the other party, if any final, non-appealable Restraint shall be in effect having the effect of making illegal, permanently restraining, enjoining or prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger;

(d) by either Parent or the Company, upon written notice to the other party, if a Company Stockholder Meeting is duly convened and the Required Company Stockholder Vote (if required by applicable Law) shall not have been obtained at such Company Stockholders Meeting or at any adjournment or postponement thereof;

(e) by Parent, upon written notice to the Company, if a Triggering Event shall have occurred; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if (x) the Acceptance Time shall have occurred or (y) the Required Company Stockholder Vote shall have been obtained;

(f) by Parent, upon written notice to the Company, if there shall have been a breach of (i) any covenant or agreement on the part of the Company set forth in this Agreement; or (ii) any representation or warranty of the Company set forth in Article III of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in the case of both clauses (i) or (ii), (A) if the Offer has not been terminated in accordance with this Agreement, result in the Offer Conditions set forth in Section 1(d)(ii) or Section 1(d)(iii) of Annex A not being satisfied or (B) if the Offer has been terminated in accordance with this Agreement, result in the failure of the Merger Closing conditions set forth in Section 6.2(a) or Section 6.2(b), and in the case of both clauses (i) and (ii), such breach is not curable by the Outside Date, or, if curable, is not cured within twenty (20) Business Days after the Company’s receipt of written notice thereof from Parent or one (1) Business Day prior to the Outside Date, if earlier; provided, however, that the Company shall use reasonable efforts to cure such breach as promptly as practicable and provided, further that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if (x) Purchaser or Parent is then in willful and material breach of any of covenants or agreements hereunder or any of its representations and warranties in Section 4.9, (y) the Acceptance Time shall have occurred or (z) the Required Company Stockholder Vote shall have been obtained;

(g) by the Company, upon written notice to Parent, if (i) Purchaser shall have failed to commence the Offer in violation of Section 1.1 hereof, (ii) Purchaser terminates or makes any material change to the Offer in violation of the terms of this Agreement, or (iii) (A) all the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, (B) the Marketing Period has ended and (C) Parent shall have failed to consummate the Offer promptly thereafter and in any event within three (3) Business Days of the later of clause (A) and (B); provided, however that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if (x) the Company is then in willful and material breach of any of its covenants or agreements hereunder, (y) the Acceptance Time shall have occurred or (z) the Required Company Stockholder Vote shall have been obtained;

(h) by the Company, upon written notice to Parent, if there shall have been a breach of (i) any covenant or agreement on the part of Purchaser or Parent set forth in this Agreement; or (ii) any representation or warranty of Purchaser and Parent set forth in Article IV of this Agreement shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in either case, (A) if the Offer has not been terminated in accordance with this Agreement, have a material adverse effect on Purchaser or Parent or on the ability of Purchaser or Parent to consummate the Offer or (B) if the Offer has been terminated in accordance with this Agreement, result in the failure of the Merger Closing conditions set forth in Section 6.3(a) or Section 6.3(b), and in the case of both clauses (i) and (ii), such breach is not curable by the Outside Date, or, if curable, is not cured within twenty (20) Business Days after its receipt of written notice thereof from the Company or one (1) Business Day prior to the Outside Date, if earlier; provided, however, that Purchaser and Parent shall use reasonable efforts to cure such breach as promptly as practicable and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder or (y) the Acceptance Time shall have occurred;

(i) by the Company, upon written notice to Parent, if, at any time prior to the Acceptance Time, the Company Board authorizes the Company in compliance with the terms of this Agreement (including Section 5.4) to enter into a definitive Company Acquisition Agreement providing for (and in order to accept) a Superior Proposal and to, concurrently with such termination, enter into such Company Acquisition Agreement; provided, that, as a condition to such termination of the Agreement pursuant to this Section 7.1(i), the Company shall have paid the Company Termination Fee and entered into such Company Acquisition Agreement; or

(j) by the Company, upon written notice to Parent, if (i) all the conditions set forth in Section 6.1 (other than Section 6.1(d), to the extent the Offer has been terminated in accordance with this Agreement) and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.3, (iii) the Company has irrevocably confirmed to Parent in writing after the end of the Marketing Period that all conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing) or that it is willing to waive any unsatisfied conditions in Section 6.3 and that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least three (3) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(j) and the basis for such termination.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that this Section 7.2, Section 7.3 and Article VIII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect.

7.3 Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(i), then the Company shall pay to Parent the Company Termination Fee. The Company Termination Fee payable pursuant to this Section 7.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(e) and concurrently with any termination pursuant to Section 7.1(i).

(b) If (i) after the date of this Agreement but prior to the termination of this Agreement in accordance with its terms, an Acquisition Proposal shall have become publicly known and not withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b)), (B) by Parent or the Company pursuant to Section 7.1(d), or (C) by Parent pursuant to Section 7.1(f) due to (x) a willful breach by the Company of any of its representations and warranties set forth in this Agreement or (y) a breach by the Company of any of its covenants or agreements set forth in this Agreement (unless the Company Termination Fee provided in Section 7.3(a) has already been paid pursuant to the terms thereof), and (iii) within 12 months after such termination, the Company enters into a definitive agreement with respect to or consummates an Acquisition Transaction, then concurrently with consummating such transaction the Company shall pay to Parent the Company Termination Fee (less the amount of expenses paid pursuant to Section 7.3(d), if any) by wire transfer of same-day funds on the date such transaction is consummated; provided that solely for purposes of this Section 7.3(b), all references to 20% in the definition of “Acquisition Transaction” shall be deemed to be references to 50%.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(j), then Parent shall pay to the Company the Parent Termination Fee. The Parent Termination Fee payable pursuant to this Section 7.3(c) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(j) (it being understood that (x) in no event shall the Parent Termination Fee be payable on more than one occasion and (y) that the Parent Termination Fee shall be payable if this Agreement is terminated pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(j) even if the Financing Proceeds Condition has not been satisfied).

(d) In the event that this Agreement has been terminated by either Parent or the Company pursuant to Section 7.1(d), then the Company shall, following receipt of an invoice detailing Parent’s reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Purchaser and their Affiliates on or prior to the termination of this Agreement in connection with the Transactions as shown on invoices therefor, promptly (and in any event within five (5) Business Days) following such receipt pay such fees and expenses; provided, however, in no event shall the Company or any Company Subsidiary have any obligation to pay more than $6,000,000 in the aggregate of such fees and expenses. Payment of such fees and expenses by the Company, if any, shall be made by wire transfer of same day funds to an account designated by Parent.

(e) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by the party to whom payment is owed.

(f) The parties hereto agree that:

(i) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, each of Parent and Purchaser acknowledges and agrees on behalf of itself and its Affiliates that its receipt of the Company Termination Fee pursuant to Section 7.3(a) and Section 7.3(b), and reimbursement of expenses pursuant to Section 7.3(d), if any, shall, except in the case of Fraud, constitute the sole and exclusive remedy under this Agreement of Parent and Purchaser and each of their Affiliates and Representatives, and the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, each of their Affiliates and Representatives and any other Person in connection with this Agreement (and the termination hereof), the Offer, the Top-Up Option, the Merger and the other transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, their respective Affiliates or Representatives or any other Person shall be entitled to bring or maintain any Legal Proceeding against the Company or its Affiliates arising out of or in connection with this Agreement, the Offer, the Top-Up Option, the Merger or any of the other transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Parent shall not be entitled to specific performance under Section 8.7 if the Company has paid in full, and Parent or Purchaser have accepted, the Company Termination Fee.

(ii) Subject to Section 8.7 and notwithstanding any other provision of this Agreement to the contrary, the Company acknowledges and agrees on behalf of itself, its Affiliates and the Company’s stockholders, that the Company’s receipt of the Parent Termination Fee in accordance with Section 7.3(c), shall, except in the case of Fraud, constitute the sole and exclusive remedy of the Company and its Affiliates and each of their Representatives and the Company’s stockholders against Parent, Purchaser, Guarantor, Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the transactions contemplated by this Agreement, the Equity Commitment Letter, the Guaranty, the Offer, the Top-Up Option, the Merger or the transactions contemplated hereby to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement, the Equity Commitment Letter, the Guaranty, the Offer, the Top-Up Option, the Merger or the Transactions, and the payment of the Parent Termination Fee shall be deemed liquidated damages for and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the

Transactions. The Company shall not be entitled to specific performance under Section 8.7 if Parent has paid in full, and the Company has accepted, the Parent Termination Fee and in no event shall the Company or its Affiliates be permitted or entitled to receive both a grant of specific performance and the Parent Termination Fee; provided, however, and, for further clarity, in any circumstance where performance by the Parent or Purchaser of its obligations under this Agreement would relieve Parent of its obligation to pay the Parent Termination Fee the Company may, in its sole discretion: (i) seek specific performance pursuant to Section 8.7(b), (ii) withdraw any claim for specific performance and require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee under Section 7.3(c), or (iii) if the Company is unable for any reason to obtain specific performance, require payment of the Parent Termination Fee if entitled to payment of the Parent Termination Fee under Section 7.3(c).

(iii) Notwithstanding anything to the contrary in this Agreement, in no event shall (A) any Related Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, Sponsor (as defined in the Equity Commitment Letter), Parent and Purchaser) have any liability for monetary damages to the Company or the Company Subsidiaries (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Purchaser as provided herein, or (B) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or any Company Subsidiaries have any liability to Sponsor, Parent or Purchaser or any Related Party for monetary damages (whether at law, in contract, in tort or otherwise) relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall the Company seek or obtain, nor shall it permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Related Party with respect to, this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Purchaser), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Purchaser to the extent expressly provided for in this Agreement or Sponsor to the extent expressly provided for in the Guarantee or the Equity Commitment Letter.

(iv) Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents shall have any rights or claims against any Financing Sources or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in contract, in tort or otherwise; and (ii) no Financing Source or any of its respective former, current or future general or limited partners, shareholders, managers, members, directors, officers or Affiliates have any liability or obligation to the Company or any of its stockholders, Affiliates, directors, officers, employees, controlling persons or agents relating to or arising out of this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. For the avoidance of doubt, nothing contained herein shall restrict the ability of the Company to seek specific performance of Parent’s or Purchaser’s obligations hereunder in connection with the Debt Financing pursuant to and in accordance with Section 8.7.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to Section 7.3, and, in order to obtain such payment, Parent or the Company commences litigation that results in an award against the other party for such fee, the Company or Parent, as the case may be, shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such litigation, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Company Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company’s stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company’s stockholders without receipt of such approval.

8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Purchaser or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.3 No Additional Representations; No Survival. To the fullest extent permitted by applicable Law, none of the Company, Purchaser, Parent, their respective Affiliates or their respective Subsidiaries, stockholders, controlling Persons or Representatives shall have any liability or responsibility whatsoever to any other party hereto, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to such party, its Affiliates or any of their respective Subsidiaries, stockholders, controlling Persons or Representatives, including in respect of the specific representations and warranties of the Company set forth in Article III of this Agreement and in respect of the specific representations and warranties of Purchaser and Parent set forth in Article IV of this Agreement, except as and only to the extent expressly set forth in this Agreement with respect to such representations and warranties, subject to the limitations and restrictions contained in this Agreement. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Expiration Date. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Expiration Date.

8.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Letter, the documents and instruments relating to the Offer and the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (i) the rights of the holders of 2012 Company Options, 2012 Company RSUs and 2012 Company RCUs described in Section 2.6(e), in each case, on the terms and subject to the conditions hereof; (ii) the directors and officers of the Company covered by Section 5.7; and (iii) Section 7.3(f)(ii) and (iv) and Section 8.5, which are intended for the benefit of, and shall be enforceable by, Financing Sources.

8.5 Applicable Law; Jurisdiction.

(a) This Agreement and all actions (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings (whether at law, in contract, in tort or otherwise) arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Offer or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(b) Notwithstanding Section 8.5(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or nature (whether at law, in contract, in tort or otherwise) against any Financing Source (and/or any of its Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) relating to this Agreement or the Debt Financing other than in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

8.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.7 Specific Enforcement.

(a) The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed by Purchaser or Parent or the Company, as applicable, in accordance with the terms hereof or are otherwise breached, and that each party, shall be entitled to specific performance and the issuance of injunctive and other equitable relief in any such event and prior to the valid exercise of any termination right by the parties in accordance with Section 7.1; provided; however, that the right of the Company to seek specific performance to cause Purchaser and Parent to consummate the Offer Closing or the Merger Closing shall be solely limited to the provisions of Section 8.7(b) with respect to causing the Equity Financing to be funded. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief, this being in addition to any other remedy to which the parties are entitled at law or in equity.

(b) The right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Purchaser to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger Closing, all the conditions set forth in Section 6.1 (other than Section 6.1(d), to the extent the Offer shall have terminated in accordance with the terms of this Agreement) and Section 6.2 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing);

(ii) the Debt Financing (or, in the case alternative debt financing has been obtained in accordance with Section 5.13(d) for all the Debt Financing, such alternative debt financing) has been funded or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable; and

(iii) the Marketing Period has ended and the Company has irrevocably confirmed to Parent in writing that (A) all conditions in Section 6.1 and Section 6.3 have been satisfied or that it is willing to waive any such open conditions, (B) if specific performance is granted and (C) if the Equity Financing and the Debt Financing were funded, the Merger Closing would occur.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any of its Affiliates or, following the earlier of the Acceptance Time or the Merger Closing, to any parties providing Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Financing without the consent of the Company, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Purchaser or Parent:

c/o Centerbridge Partners, L.P.

375 Park Avenue, 12th Floor

New York, NY 10152

Attention: Jason Mozingo

Facsimile No: (212) 672-5001

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:    Douglas Warner

   Michael Lubowitz

Facsimile No: (212) 310-8007

if to the Company:

P.F. Chang’s China Bistro, Inc.

7676 E. Pinnacle Peak Road

Scottsdale, AZ 85255

Attention: Richard L. Federico

Facsimile No: (480) 888-3001

with a copy to (which copy shall not constitute notice):

DLA Piper LLP

4365 Executive Drive, 11th Floor

San Diego, CA 92121

Attention: Jay Rains

Facsimile No: (858) 638-5076

8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.12 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

WOK PARENT LLC

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	President

WOK ACQUISITION CORP.

By:	/s/ Jason Mozingo
Name:	Jason Mozingo
Title:	President

P.F. CHANG’S CHINA BISTRO, INC.

By:	/s/ Richard L. Federico
Richard L. Federico, Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to, and Parent shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), to pay for any Shares validly tendered and not validly withdrawn prior to any then-scheduled Expiration Date in connection with the Offer if, immediately prior to the then-scheduled Expiration Date:

(a) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated;

(b) there shall have not been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares which, together with (without duplication of Shares) any Shares then owned, directly or indirectly, by Purchaser, Parent and any other Subsidiaries of Parent, collectively represents as of the Expiration Date the sum of at least 83% of the Shares then outstanding (the “Minimum Condition”);

(c) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any alternative debt financing) and/or the lenders party to the Debt Commitment Letter (or a new commitment letter for any alternative debt financing) shall have confirmed to Parent or Purchaser that the Debt Financing (or any alternative debt financing) will be available at the Offer Closing in an amount sufficient to consummate the Offer Closing and the Merger Closing on the terms and conditions set forth in the Debt Commitment Letter (or a new commitment letter for any alternative debt financing) (“Financing Proceeds Condition”); and

(d) any of the following conditions shall have occurred and be continuing as of the then scheduled Expiration Date:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) The representations and warranties of the Company (a) set forth in Section 3.2 (other than for immaterial deviations thereof), Section 3.3(a), Section 3.3(b), Section 3.9, Section 3.11 and Section 3.21 shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, (b) set forth in Section 3.6 shall not be true and correct as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer without disregarding the “Company Material Adverse Effect” qualification set forth therein and (c) set forth in this Agreement, other than those described in clauses (a) and (b) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except, in the case of this clause (c), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect;

(iii) the Company shall have failed to perform or comply in all material respects with its obligations or covenants under the Agreement and such failure to perform or comply with such obligations or covenants shall not have been cured prior to the Expiration Date;

(iv) since the Agreement Date, a Company Material Adverse Effect shall have occurred;

(v) there is a pending Legal Proceeding by a Governmental Body challenging or seeking to restrain or prohibit the consummation of the Transactions;

(vi) in the event that the issuance of the Top-Up Option Shares is necessary to ensure that Parent or Purchaser reaches the Short-Form Threshold immediately after the Acceptance Time, the Top-Up Option Shares available to be issued to Purchaser, together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn, are insufficient for Purchaser to reach the Short-Form Threshold; or

(v) the Agreement shall have been terminated in accordance with its terms.

For purposes of determining whether the Minimum Condition and the condition set forth in Section 1(b) above have been satisfied, Purchaser and Parent shall have the right to include or exclude for purposes of its determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Purchaser and Parent to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Purchaser and Parent and, subject to the terms and conditions of the Agreement and applicable Law, may be waived by Purchaser or Parent, in whole or in part at any time and from time to time prior to the Expiration Date in the sole discretion of Purchaser or Parent (other than the Minimum Condition, which may be waived by Purchaser and Parent only with the prior written consent of the Company). The failure by Purchaser or Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time, subject to the applicable rules and regulations of the SEC.

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
2012 Company Cash Incentive Program	Section 2.6(e)
Acceptance Time	Section 1.1(b)
Agreement	Preamble
Agreement Date	Preamble
Authorizations	Section 3.14(b)
Available Company SEC Documents	Article III Preamble
Canceled RCU	Section 2.6(c)
Canceled RSU	Section 2.6(b)
Capitalization Date	Section 3.2(a)
CERCLA	Section 3.13(b)
Certificate of Merger	Section 2.3
Change in Company Board Recommendation	Section 5.4(e)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III Preamble
Company Financial Advisor	Section 3.9
Company Financial Statements	Section 3.5(b)
Company Material Contract	Section 3.18(a)
Company Plans	Section 3.10(a)
Company Preferred Stock	Section 3.2(a)
Company SEC Reports	Section 3.5(a)
Company Stock Certificate	Section 2.7
Company Stockholders Meeting	Section 5.3(a)
Company Subsidiaries	Section 3.1
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Continuing Directors	Section 1.3(c)
Covered Employees	Section 5.11(a)
Current Offering Period	Section 2.6(d)
Debt Commitment Letter	Section 4.9(a)
Debt Financing	Section 4.9(a)
Debt Payoff	Section 5.14(a)(vi)
DGCL	Recitals
Dissenting Shares	Section 2.10(a)
Effective Time	Section 2.3
Environmental Laws	Section 3.13(b)
Equity Commitment Letter	Section 4.9(a)
Equity Financing	Section 4.9(a)
Expiration Date	Section 1.1(d)
Financing	Section 4.9(a)
Financing Agreements	Section 5.13(d)
Financing Commitments	Section 4.9(a)

Financing Proceeds Condition	Section Annex A
Go-Shop Period End Date	Section 5.4(a)
Guarantee	Recitals
Guarantor	Recitals
Hazardous Substance	Section 3.13(b)
Information Statement	Section 3.3(d)
Initial Expiration Date	Section 1.1(d)
Interim Period	Section 5.1
Judgment	Section 3.3(c)
Leased Real Property	Section 3.19(b)
Liquor Licenses	Section 3.14(c)
Material Real Property Lease	Section 3.19(b)
Merger	Recitals
Merger Closing	Section 2.3
Merger Closing Date	Section 2.3
Merger Consideration	Section 2.5(a)(iii)
Minimum Condition	Annex A
Offer	Recitals
Offer Closing	Section 1.1(b)
Offer Closing Date	Section 1.1(b)
Offer Conditions	Section 1.1(b)
Offer Documents	Section 1.1(g)
Offer Price	Recitals
Outside Date	Section 7.1(b)
Owned Real Property	Section 3.19(a)
Parent	Preamble
Parent Disclosure Letter	Article IV Preamble
Parent Employee Benefit Plan	Section 5.11(c)
Parent Related Parties	Section 7.3(f)(ii)
Payment Agent	Section 2.8(a)
Payment Fund	Section 2.8(a)
Promissory Note	Section 1.4(b)
Proxy Date	Section 5.3(b)
Proxy Statement	Section 5.3(a)
Purchaser	Preamble
Qualified Company Employee Benefit Plan	Section 3.10(c)
RCRA	Section 3.13(b)
Recommendation Change Notice	Section 5.4(f)
Required Company Stockholder Vote	Section 3.3(a)
Required Information	Section 5.14(a)(iii)
Restraints	Section 6.1(c)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(g)
SEC	Article III Preamble
Shares	Recitals
Short-Form Threshold	Section 1.4(a)
Sponsor	Section 4.9(a)
Subsequent Offering Period	Section 1.1(f)
Superior Proposal Notice	Section 5.4(f)
Surviving Corporation	Section 2.1
Top-Up Closing	Section 1.4(b)
Top-Up Option	Section 1.4(a)

Top-Up Option Shares	Section 1.4(a)
Unvested 2012 Company Option Cash Amount	Section 2.6(f)(i)
Unvested 2012 Company PBRSU Cash Amount	Section 2.6(f)(iv)
Unvested 2012 Company RCU Cash Amount	Section 2.6(f)(iii)
Unvested 2012 Company RSU Cash Amount	Section 2.6(f)(ii)
Unvested Cash Amount	Section 2.6(f)(iv)
WARN Act	Section 3.16

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2012 Company Options” shall mean any option granted during calendar year 2012, and, as of the Effective Time not exercised, expired or terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans, other than the Company ESPP.

“2012 Company PBRSU” shall mean each performance-based award of restricted stock units of the Company (other than any such restricted stock units granted pursuant to the Executive Restricted Stock Unit Agreement) granted during calendar year 2012, and outstanding as of the Effective Time, under any Stock Plan.

“2012 Company RCU” shall mean each award of cash units of the Company granted during calendar year 2012, and outstanding as of the Effective Time, under any Stock Plan.

“2012 Company RSU” shall mean each award of restricted stock units of the Company (including, any such restricted stock units granted pursuant to the Executive Restricted Stock Unit Agreement) granted during calendar year 2012, and outstanding as of the Effective Time, under any Stock Plan.

“2012 Company Equity Awards” shall mean the 2012 Company Options, the 2012 Company RCUs, the 2012 Company RSUs and the 2012 Company PBRSUs.

“2006 Plan” shall mean the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions (including as to the treatment of confidential information) that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” shall mean any bona fide written offer or proposal relating to an Acquisition Transaction (other than an offer or proposal by Parent or one of the Company Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 20% of the outstanding shares of any class of voting securities of the Company;

(b) any direct or indirect sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company and the Company Subsidiaries that constitute or account for (i) 20% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 20% or more of the fair market value of the assets of the Company; or

(c) any liquidation or dissolution of the Company.

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” shall mean any merger, acquisition or other agreement which gives effect to any Acquisition Proposal.

“Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Employee” shall mean any current employee, officer or director of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” shall mean any written employment, individual consulting, severance, retention, transaction bonus, change in control, or other similar agreement, in each case, (a) adopted by the Company or any Company Subsidiary or (b) between (i) the Company or any Company Subsidiary and (ii) any (A) current employee, officer, director or independent contractor of the Company or any Company Subsidiary (other than offer letters entered into in the ordinary course of business and terminable “at-will”) or (B) former employee, officer or director of the Company or any Company Subsidiary with respect to which the Company or any Company Subsidiary would reasonably be expected to have any material liability.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to (a) by the Company or any Company Subsidiary with respect to any current or former employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or (b) by any Entity that at the relevant time is or has been treated as a single employer with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code and under which the Company or any Company Subsidiary would reasonably be expected to have any current or contingent liability.

“Company ESPP” shall mean the P.F. Chang’s China Bistro, Inc. 1998 Employee Stock Purchase Plan, as amended and restated effective November 1, 2009.

“Company Material Adverse Effect” shall mean any event, condition, change, occurrence or development, circumstance or effect that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development, circumstance or effect attributable to (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and of the Company Subsidiaries operate, (B) acts of terrorism or war (whether or not declared), or natural disasters occurring after the date hereof, (C) the execution and delivery of this Agreement or the announcement or pendency of the transactions contemplated hereby, or (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof enacted after the date of this Agreement, (E) changes in the price or trading volume of the Company’s stock (provided, that, the underlying facts giving rise to such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (F) any failure by the Company to meet public or internal revenue, earnings or other projections (provided, that, the underlying facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), except in the cases of clauses (A) or (D), to the extent that the effects on the Company and the Company Subsidiaries, taken as a whole, are materially disproportionate as compared to the effects on other participants in the industries in which the Company and the Company Subsidiaries operate and conduct their business.

“Company Options” shall mean any option which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, to purchase shares of Company Common Stock pursuant to the Stock Plans, other than the Company ESPP or any 2012 Company Options.

“Company RCU” shall mean each award of cash units of the Company outstanding immediately before the Effective Time under any Stock Plan, other than any 2012 Company RCUs.

“Company RSU” shall mean each award of restricted stock units including those granted pursuant to an Executive Restricted Stock Unit Agreement of the Company outstanding immediately before the Effective Time under any Stock Plan, other than any 2012 Company RSUs.

“Company SAR” shall mean a bookkeeping entry, which immediately before the Effective Time, has not been exercised, has not expired or has not terminated, representing, for each share of Company Common Stock subject to such award, a right granted to the holder thereof to receive payment in cash of an amount equal to the excess, if any of the Fair Market Value (as defined in the 2006 Plan) of a share of Company Common Stock on the date of exercise of such award over the exercise price pursuant to the 2006 Plan.

“Company Termination Fee” shall mean an amount, in cash, equal to $36,528,000, except if this Agreement is terminated by the Company pursuant to Section 7.1(i) or Parent pursuant to Section 7.1(e), in either case, prior to the Go-Shop Period End Date, then the Company Termination Fee means $21,073,900.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S–K and Regulation S–X under the Securities Act for offerings of debt securities on a registration statement on Form S–1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, and (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S?1 using such financial statements and financial information to be declared effective by the SEC on the Business Day immediately after the last day of the Marketing Period and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial statements and financial information contained in offering documents required to consummate any offering of debt securities on the Business Day immediately after the last Business Day of the Marketing Period.

“Contract” shall mean any written agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, license, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, whether or not subject to ERISA, relating to pension, retirement, profit-sharing, bonus, incentive compensation, equity or equity-based compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, restricted stock, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, retention, fringe benefit or any other similar employee benefits.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement dated October 26, 2011 by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent and JP Morgan Securities LLC, as Sole Bookrunner and Sole Lead Arranger.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing (or any alternative or replacement Debt Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

“Fraud” shall mean the actual, knowing and intentional fraud of any Person.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Body” shall mean any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, instrumentality or self-regulatory organization, body or Entity and any court or other tribunal).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for (a) indebtedness of such Person for borrowed money, (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) capitalized leases classified as indebtedness of such Person under GAAP, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (f) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, currency hedge or other similar agreement designed to protect such Person and/or any of its Subsidiaries against fluctuations in interest rates or other currency fluctuations and all liabilities with respect to any commitments by which such Person and/or any of its Subsidiaries assures a creditor against loss, (g) all indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (h) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, and (i) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person.

“Intellectual Property” shall mean formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary and intangible rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Intervening Event” an event, fact, development or occurrence that affects the business, assets or operations of the Company that is unknown to the Company Board as of the date of this Agreement becomes known to the Company Board (provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event).

“Knowledge” shall mean, with respect to (x) the Company, the actual knowledge of those individuals set forth in Section 1.1 of the Company Disclosure Letter and (y) with Parent, the actual knowledge of those individuals set forth in Section 1.1 of the Parent Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Marketing Period” means the first period of twenty (20) consecutive Business Days (ending no later than the Business Day immediately preceding the Merger Closing Date), commencing on or after May 15, 2012, on the first day of which, throughout which and on the last day of which (i) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.14(a); provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is

Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant), and (ii) the conditions set forth in Section 6.1(c) and Sections 6.2(a), (b) and (c), and, if applicable, the Offer Conditions (other than the Financing Proceeds Condition) and (other than those conditions that by their terms are to be satisfied at the Offer Closing or the Merger Closing, as the case may be), have, in each case, been satisfied and to the Knowledge of the Company and the Knowledge of the Parent nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Offer Closing and the Merger Closing, as the case may be, were to be scheduled for any time during such twenty (20) Business Day period; provided, however, that if the Marketing Period has not ended prior to August 17, 2012, the Marketing Period shall commence after September 4, 2012; May 25, 2012, May 29, 2012 and the period from and including July 2, 2012 to and including July 6, 2012 shall not be considered Business Days. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (A) the Company shall have publicly announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period, (B) the Required Information would not be Compliant on the first day, throughout, and on the last day of such twenty (20) consecutive Business Day period or (C) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein or incorporated therein by reference, in which case the Marketing Period shall be deemed not to commence until the time at which all such reports have been filed, in which case a new twenty (20) consecutive Business Day period shall commence upon Parent and its Financing Sources receiving updated Required Information that would be Compliant, and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period (for the avoidance of doubt, it being understood that if at any time during a Marketing Period the Required Information provided at the initiation of such Marketing Period ceases to be Compliant, then such Marketing Period shall be deemed not to have occurred); provided, further, that the Marketing Period shall end on the date the Debt Financing is consummated if such date is prior to the end of an applicable twenty (20) Business Day period.

“Nasdaq” shall mean the NASDAQ Global Stock Market LLC.

“Parent Termination Fee” means $67,436,400.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permitted Lien” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens discharged at or prior to the

Offer Closing or, as applicable, the Merger Closing (viii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; and (x) Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole.

“Person” shall mean any individual, Entity or Governmental Body.

“Proxy Statement Clearance Date” shall mean the later to occur of (i) (a) if the SEC has not informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date of the day following such tenth calendar day or (b) if the SEC has informed the Company that it intends to review the Proxy Statement on or prior to the tenth calendar day following the filing of the preliminary Proxy Statement, the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement and (ii) the Go-Shop Period End Date.

“Qualified Acquisition Proposal” shall mean an Acquisition Proposal from a Qualified Go-Shop Bidder that the board of directors of the Company determines, as of the Go-Shop Period End Date (and provides written notice to Parent of such determination at such time), in good faith, after consultation with its financial and outside legal advisor constitutes or would be reasonably likely to result in (i) a Superior Proposal and (ii) (A) a binding, executable Company Acquisition Agreement and (B) binding, executable debt and equity financing commitments, in each case which can be executed between the Go-Shop Period End Date and the date that is 15 days following the Go-Shop Period End Date.

“Qualified Go-Shop Bidder” shall mean any Person, group of Persons, or group that includes any Person (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the Go-Shop Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Go-Shop Period End Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received a Qualified Acquisition Proposal after the execution of this Agreement and prior to the Go-Shop Period End Date that the board of directors of the Company determines, as of the Go-Shop Period End Date (and provides written notice to Parent of such determination at such time), in good faith, after consultation with its financial and outside legal advisor is bona fide and constitutes, or would reasonably be expected to lead to a Superior Proposal.

“Redacted Fee Letters” shall mean the fee letters executed by the Financing Sources that have been redacted with respect to certain fees and similar arrangements which do not affect the conditionality of the Debt Financing.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, investment bankers and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stock Plans” means the P.F. Chang’s China Bistro, Inc. 1996 Stock Option Plan, the P.F. Chang’s China Bistro, Inc. 1997 Restaurant Management Stock Option Plan, the P.F. Chang’s China Bistro, Inc. Second Amended and Restated 1998 Stock Option Plan, the Company ESPP, the P.F. Chang’s China Bistro, Inc. 1999

Nonstatutory Stock Option Plan, the Pei Wei Asian Diner, Inc. 2001 Stock Option Plan, the P.F. Chang’s China Bistro, Inc. Non-Employee Director Compensation Plan, as amended and restated effective April 22, 2010, the P.F. Chang’s China Bistro, Inc. Key Employee Stock Purchase Plan and the P.F. Chang’s China Bistro, Inc. Amended and Restated 2006 Equity Incentive Plan (and the Concept Presidents’ Performance Award Plan as a sub-plan thereof), or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal not arising out of or relating to any violation of Section 5.4 that if consummated would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) 75% or more of the outstanding Shares of the Company Common Stock or (b) 75% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith (after consultation with its financial advisor): (i) to be reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger, in each case, after giving effect to all adjustments to the terms hereof resulting from any binding proposal made by Parent pursuant to Section 5.4(f), taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, the identity of the Person making the Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” shall mean (i) any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), escheat or unclaimed property obligation, deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) above, and (iii) any liability in respect of items described in clauses (i) and (ii) above payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any similar provision of applicable Law) or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Transactions” shall mean the Offer, the Merger and the other transactions contemplated by this Agreement (other than the transactions contemplated by Section 5.15), including, in reference to the obligations of Purchaser and Parent hereunder.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to include in the Schedule

14D-9 the Company Board Recommendation; (iii) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have executed any Contract relating to any Acquisition Proposal other than a Acceptable Confidentiality Agreement expressly permitted in Section 5.4 of this Agreement; (v) a tender or exchange offer relating to securities of the Company (other than the Offer) shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) the Company shall have materially breached Section 5.4; provided, however, a “Triggering Event” shall not include or be deemed to include any action taken by the Company or its Representatives in accordance with the last sentence of Section 5.4(b).

Exhibit B

Form of Certificate of Incorporation of the Surviving Corporation

See attached

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

P.F. CHANG’S CHINA BISTRO, INC.

P. F. Chang’s China Bistro, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The name of the corporation is P. F. Chang’s China Bistro, Inc.

2.	The date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 31, 1996.

3.

This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of its stockholder in accordance with Section 228 of the DGCL. The Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows:

FIRST: The name of the corporation formed hereby is P.F. Chang’s China Bistro, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 100 shares of common stock, par value $0.001 per share (the “Common Stock”). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock voting separately as a class shall be required therefor.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be fixed from time to time in the manner provided in the bylaws or any amendment thereof adopted by the Board of Directors.

EIGHTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder thereof for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any director or officer of the Corporation who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(d) The Corporation hereby acknowledges that the directors (the “Directors”) that are employees of Centerbridge Capital Partners II, L.P. or one of its affiliates (together, “Centerbridge”) have certain rights to indemnification, advancement of expenses and/or insurance provided by Centerbridge and certain affiliates that, directly or indirectly, (i) are controlled by, (ii) control or (iii) are under common control with, Centerbridge (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Directors are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the bylaws of the Corporation from time to time (or any other agreement between the Corporation and the Directors), without regard to any rights the Directors may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Directors with respect to any claim for which the Directors have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Directors against the Corporation. The Corporation and the Directors agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph (d).

NINTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

TENTH: To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any business opportunities that are presented to one or more of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or its subsidiaries. No amendment or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amended and Restated Certificate of Incorporation on this      day of         , 2012.

By:
Name:
Title:

[SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF P.F. CHANG’S CHINA BISTRO, INC.]

Exhibit C

Form of Bylaws of the Surviving Corporation

See attached

SECOND AMENDED AND RESTATED BYLAWS

OF

P.F. CHANG’S CHINA BISTRO, INC.

(a Delaware corporation)

ARTICLE I

Stockholders

SECTION 1. Annual Meetings. The annual meeting of the stockholders of P.F. Chang’s China Bistro, Inc. (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

SECTION 2. Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

SECTION 3. Notice of Meetings. Written notice of all meetings of the stockholders, stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held.

SECTION 4. Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

SECTION 5. Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

SECTION 6. Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence, the Chief Executive Officer, if any or if none or in the Chief Executive Officer’s absence, the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

SECTION 7. Voting; Proxies; Required Vote.

(a) At each meeting of stockholders, every stockholder entitled to vote at such meeting shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may be, but need not be, by ballot and a plurality of the votes cast there shall elect such directors. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by a majority of the votes cast.

(b) Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having a majority of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 8. Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

ARTICLE II

Board of Directors

SECTION 1. General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

SECTION 2. Qualification; Number; Term; Compensation.

(a) Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware. The number of directors constituting the entire Board of Directors shall be one, or such larger number as may be fixed from time to time by the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board of Directors” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b) Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c) Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

SECTION 3. Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 4. Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting.

SECTION 5. Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

SECTION 6. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time determine by resolution. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors.

SECTION 7. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President or by any director then in office. Notice of the place, date and time and the purpose or purposes of each special meeting of the Board of Directors shall be given to each director by e-mail to an e-mail address previously provided to the Corporation not later than 48 hours before the date of the meeting.

SECTION 8. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 8 shall constitute presence at such meeting.

SECTION 9. Chairman of the Board. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors.

SECTION 10. Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

SECTION 11. Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

SECTION 12. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

SECTION 13. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending these Bylaws. Unless the resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

ARTICLE III

Officers

SECTION 1. Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, a Chief Executive Officer, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person.

SECTION 2. Term of Office and Remuneration. The term of office of all officers shall be one year and until their respective successors have been elected and qualified. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

SECTION 3. Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

SECTION 4. Chief Executive Officer. The Chief Executive Officer, if any, shall be the chief executive officer of the Corporation, and shall have such duties as customarily pertain to that office. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief Executive Officer shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.

SECTION 5. President. The President shall be the chief operating officer of the Corporation, and shall have such duties as customarily pertain to that office, subject to the control of the Chief Executive Officer and Board of Directors. The President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Chief Executive Officer or the Board of Directors. In the absence or disability of the Chief Executive Officer, or if there be none, the President shall also have the duties and authority designated to the Chief Executive Officer herein.

SECTION 6. Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors or the President.

SECTION 7. Treasurer. The Treasurer shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors or the President.

SECTION 8. Secretary. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders and the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the President, under whose supervision he or she shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. In the absence or disability of the Treasurer, or if there be none, the Secretary shall also have the duties and authority designated to the Treasurer herein.

SECTION 9. Assistant Officers. Any assistant officer shall have such powers and duties of the officer such assistant officer assists as such officer or the Board of Directors shall from time to time prescribe.

ARTICLE IV

Books and Records

SECTION 1. Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in these Bylaws.

SECTION 2. Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

SECTION 3. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, and no more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE V

Certificates Representing Stock

SECTION 1. Certificates; Signatures. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

SECTION 2. Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

SECTION 3. Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

SECTION 4. Rules and Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

SECTION 5. Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

ARTICLE VI

Dividends

Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any other purpose, and the Board of Directors may modify or abolish any such reserve.

ARTICLE VII

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

ARTICLE VIII

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

ARTICLE IX

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE X

Bank Accounts, Drafts, Contracts, Etc.

SECTION 1. Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so designated by the Treasurer.

SECTION 2. Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

SECTION 3. Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

SECTION 4. Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

ARTICLE XI

Indemnification

SECTION 1. Scope. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, indemnify any director or officer of the Corporation against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In addition, the Corporation may, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time, indemnify any employee or agent of the Corporation against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by such section, by reason of the fact that such person is or was am employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

SECTION 2. Advancing Expenses. Expenses (including attorneys’ fees) incurred by a present or former director or officer of the Corporation in defending a civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by relevant provisions of the Delaware General Corporation Law; provided, however, the Corporation shall not be required to advance such expenses to a director who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the Board of Directors.

SECTION 3. Liability Offset. The Corporation’s obligation to provide indemnification under this Article XI shall be offset to the extent the indemnified party is indemnified by any other source including, but not limited to, any applicable insurance coverage under a policy maintained by the Corporation, the indemnified party or any other person.

SECTION 4. Continuing Obligation. The provisions of this Article XI shall be deemed to be a contract between the Corporation and each director of the Corporation who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

SECTION 5. Nonexclusive. The indemnification and advancement of expenses provided for under this Article XI shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue unto a person who has ceased to be a director and (iii) inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 6. Other Persons. In addition to the indemnification rights of directors, officers, employees or agents of the Corporation, the Board of Directors in its discretion shall have the power, on behalf of the Corporation, to indemnify any other person made a party to any action, suit or proceeding who the Corporation may indemnify under Section 145 of the Delaware General Corporation Law.

SECTION 7. Definitions. The phrases and terms set forth in this Article XI shall be given the same meaning as the identical terms and phrases are given in Section 145 of the Delaware General Corporation Law, as such section may be amended and supplemented from time to time.

ARTICLE XII

Amendments

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

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ANNEX B

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

May 1, 2012

Special Committee of the Board of Directors

P.F. Chang’s China Bistro, Inc.

7676 East Pinnacle Peak Road

Scottsdale, Arizona 85255

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Wok Parent LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of P.F. Chang’s China Bistro, Inc. (the “Company”) of the $51.50 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 1, 2012 (the “Agreement”), by and among Parent, Wok Acquisition Corp., an indirect wholly owned subsidiary of Parent (“Purchaser”), and the Company. The Agreement provides for a tender offer for all of the Shares (the “Tender Offer”) pursuant to which Purchaser will pay $51.50 per Share in cash for each Share accepted. The Agreement further provides that, following completion of the Tender Offer, or if the Tender Offer does not close, under circumstances specified in the Agreement, Purchaser will be merged with and into the Company (the “Merger”) and each outstanding Share (other than (i) Shares already owned by Parent, Purchaser or any subsidiary of Parent, (ii) Shares that were held by the Company or any subsidiary of the Company and (iii) Dissenting Shares (as defined in the Agreement)) will be converted into the right to be paid $51.50 in cash.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent and any of their respective affiliates and third parties, including Centerbridge GP Investors, LLC (“Centerbridge”), an affiliate of Parent, and its affiliates and portfolio companies, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transactions”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which is contingent upon consummation of the Transactions, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We also have provided certain investment banking services to Centerbridge and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to the initial public offering of common stock of Bank United, Inc., of which an affiliate of Centerbridge was a significant stockholder, in January 2011 and as financial advisor to GSI Group, a portfolio company of an affiliate of Centerbridge, with respect to its sale in December 2011. We may also in the future provide investment banking services to the

Securities and Investment Services Provided by Goldman, Sachs & Co.

Special Committee of the Board of Directors

P.F. Chang’s China Bistro, Inc.

May 1, 2012

Company, Parent and their respective affiliates and Centerbridge and its affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with Centerbridge and its affiliates from time to time and may have invested in limited partnership units of affiliates of Centerbridge from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 1, 2012; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Special Committee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the restaurant industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $51.50 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the $51.50 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transactions on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date

Special Committee of the Board of Directors

P.F. Chang’s China Bistro, Inc.

May 1, 2012

hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee and the Board of Directors of the Company in connection with their respective consideration of the Transactions and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or how any holder of Shares should vote with respect to the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $51.50 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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